                   PROXY STATEMENT - BALANCED CARE CORPORATION


                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                              (Amendment No. ___)

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]     Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Under Rule 14a-12

                            BALANCED CARE CORPORATION

                (Name of Registrant as Specified In Its Charter)

                                 Not Applicable


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[ ]     No fee required.

[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1)   Title of each class of securities to which transaction applies:
              Balanced Care Corporation Common Stock, par value $0.001 per share (the "Common Shares")

         (2) Aggregate number of securities to which transaction applies: 15,960,747 outstanding Common Shares*
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): $0.25, the proposed per share cash payment to be made to holders of our common stock as a result of the transactions described in the Proxy Statement.

         (4)      Proposed maximum aggregate value of transaction: $4,009,618

         (5)      Total fee paid: $369.00

[x]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:  _____________________________________

         (2)      Form, Schedule or Registration Statement No.:  _______________

         (3)      Filing Party:  _______________________________________________

         (4)      Date Filed:  _________________________________________________


         (*) There are options and warrants outstanding to purchase shares of our common shares. There are no warrants with an exercise price of less than $0.25 per share, the proposed per share cash payment to be made to holders of our common shares. All of the outstanding options have an exercise price of at least $0.25 per share, except for an aggregate of 51,000 shares of our common stock which have exercise prices ranging from $0.11 to $0.19 per share (a weighted average exercise price of $0.1641 per share). The options and warrants with exercise prices of $0.25 or more per share have been allocated a value of $0.01 per share of common stock issuable upon the exercise of such option or warrant for purposes of calculating the filing fee. The options with exercise prices below $0.25 have been allocated an aggregate value of $4,061 for purposes of calculating the filing fee.

                           BALANCED CARE CORPORATION
                                1215 MANOR DRIVE
                       MECHANICSBURG, PENNSYLVANIA 17055

July 19, 2002

Dear Stockholder:


     You are cordially invited to attend a special meeting of the stockholders of Balanced Care Corporation (the "Company"). The special meeting will be held on August 19, 2002, at 10:00 a.m., local time, at the Homewood Suites Hotel, 5001 Ritter Road, Mechanicsburg, PA 17055. At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of May 15, 2002, by and among the Company, IPC Advisors S.a.r.l. ("IPC"), our largest shareholder, and IPBC Acquisition Corp., a wholly owned direct subsidiary of IPC ("Acquisition Corp."), and to approve the transactions contemplated by the merger agreement, including the merger. Under the merger agreement, Acquisition Corp. will be merged with and into the Company, and IPC will own substantially all of our capital stock. If the merger agreement is adopted and the transactions it contemplates, including the merger, are approved, then at the effective time of the merger, each outstanding share of our common stock, other than shares held by IPC or Acquisition Corp., or held by stockholders who perfect their appraisal rights under Delaware law, will be converted into the right to receive $0.25 in cash, without interest and less any applicable withholding taxes. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement, and you are encouraged to read it in its entirety.


     A special committee of our board of directors, consisting of our two independent directors, has considered the proposed merger and the merger agreement. In connection with its evaluation of the merger and the merger agreement, the special committee retained Legg Mason Wood Walker, Incorporated to render an opinion as to the fairness, from a financial point of view, to the Company's public stockholders, meaning its stockholders other than IPC and its affiliates, of the consideration to be received by them in connection with the merger. The special committee also retained Morgan, Lewis & Bockius LLP to act as its independent legal advisor. Legg Mason has delivered to the special committee its opinion dated May 15, 2002 to the effect that, as of that date and based upon the assumptions made, matters considered and limitations on the review described in the written opinion, the merger consideration to be received by the public stockholders of the Company in connection with the transaction was fair, from a financial point of view. You should carefully read the written opinion of Legg Mason that is attached as Annex B to the accompanying proxy statement. The special committee unanimously recommended that our board of directors approve the merger agreement and the transactions it contemplates, including the merger.

     The Company's board of directors, based in part on the recommendation of the special committee, has determined that the merger agreement and the merger are advisable and fair to and in the best interests of our stockholders other than IPC and its affiliates. Accordingly, our board of directors has unanimously approved the merger agreement and the transactions it contemplates, including the merger, and unanimously recommends that you vote "FOR" adoption of the merger agreement and approval of the transactions it contemplates, including the merger.

     Adoption of the merger agreement and approval of the transactions it contemplates, including the merger, requires the affirmative vote of the holders of a majority of all outstanding shares of our common stock. IPC, which owns approximately 53% of the outstanding common stock, has informed us that it intends to vote its shares in favor of adoption of the merger agreement and approval of the transactions it contemplates, including the merger, at the special meeting. As a result, we anticipate that the merger agreement will be adopted and the transactions it contemplates approved. You are encouraged to read the accompanying proxy statement carefully as it sets forth details of the proposed merger and other important information related to the merger.

     I urge you to read the enclosed materials. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, AFTER READING THIS PROXY STATEMENT AND THE ENCLOSED MATERIALS, PLEASE INDICATE ON THE PROXY CARD HOW YOU WANT YOUR SHARES TO BE VOTED. PLEASE DATE, SIGN AND MAIL THE PROXY CARD IN THE POSTAGE-PAID ENVELOPE THAT IS PROVIDED. If you sign and return your proxy card without indicating your choice, your shares will be voted in accordance with the recommendation of the Board of Directors.

                                        Sincerely,

                                        /s/ Gary Goodman

                                        Gary Goodman

                                        Chairman of the Board

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OF ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                           BALANCED CARE CORPORATION
                                1215 MANOR DRIVE
                       MECHANICSBURG, PENNSYLVANIA 17055

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON AUGUST 19, 2002


To the Stockholders of Balanced Care Corporation:


     A special meeting of the stockholders of Balanced Care Corporation ("we," "us," "our" or the "Company") will be held on August 19, 2002, at 10:00 a.m., local time, at the Homewood Suites Hotel, 5001 Ritter Road, Mechanicsburg, PA 17055, to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of May 15, 2002, by and among the Company, IPC Advisors S.a.r.l. ("IPC") and IPBC Acquisition Corp. ("Acquisition Corp."), under which Acquisition Corp. will be merged with and into the Company, with the Company surviving the merger as a subsidiary of IPC, and to approve the transactions it contemplates, including the merger. In the merger, each outstanding share of the Company's common stock, other than shares held by IPC or Acquisition Corp., or held by stockholders who perfect their appraisal rights under Delaware law, will be converted into the right to receive $0.25 in cash, without interest, less any applicable withholding taxes.


     Our board of directors has fixed the close of business on July 17, 2002, as the record date for determining which of our stockholders are entitled to notice of, and to vote at, the special meeting and at any adjournment or postponement thereof. A list of the stockholders entitled to vote at the special meeting will be available for examination by any stockholder for any purposes related to the special meeting during ordinary business hours on the ten days prior to the special meeting at our offices, 1215 Manor Drive, Mechanicsburg, Pennsylvania 17055.

     Please carefully read the proxy statement and the other materials concerning the Company and the merger, which are mailed with this notice, for a more complete explanation of the matters to be acted upon at the special meeting. This notice also constitutes notice of appraisal rights under Delaware law in connection with the merger, as described in the accompanying proxy statement and Annex C to the proxy statement.

     The Company's board of directors, based in part on the recommendation of a special committee of the board of directors consisting of two independent directors, has determined that the merger agreement and the transactions it contemplates, including the merger, are advisable and fair to and in the best interests of the Company and our stockholders other than IPC and its affiliates. Accordingly, the board of directors unanimously adopted and approved the merger agreement and the transactions it contemplates, including the merger, and unanimously recommends that you vote "FOR" adoption of the merger agreement and approval of the transactions it contemplates, including the merger.

     Whether or not you expect to attend the special meeting, you are encouraged to vote your shares of our common stock by dating and signing the enclosed proxy and returning it as promptly as possible in the accompanying envelope, which requires no postage if mailed in the United States. If you attend the special meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

                                        By Order of the Board of Directors,

                                        /s/ Robert J. Sutton
                                        Robert J. Sutton
                                        Secretary
July 19, 2002

                           BALANCED CARE CORPORATION
                                1215 MANOR DRIVE
                       MECHANICSBURG, PENNSYLVANIA 17055

                            ------------------------

                              PROXY STATEMENT FOR
                        SPECIAL MEETING OF STOCKHOLDERS
                            ------------------------

This proxy statement is dated July 19, 2002 and is first being mailed to stockholders on or about that date.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................     1
SUMMARY TERM SHEET..........................................     4
  TIME, PLACE, DATE.........................................     4
  PURPOSE OF THE SPECIAL MEETING............................     4
  RECORD DATE; VOTING AT THE MEETING; QUORUM................     4
  REQUIRED VOTE.............................................     4
  THE PARTIES...............................................     4
  CERTAIN EFFECTS OF THE MERGER.............................     5
  BOARD OF DIRECTORS' RECOMMENDATION TO STOCKHOLDERS........     5
  RECOMMENDATION OF THE SPECIAL COMMITTEE...................     5
  OUR POSITION AS TO THE FAIRNESS OF AND REASONS FOR
     RECOMMENDING APPROVAL OF THE MERGER....................     6
  IPC'S AND ACQUISITION CORP.'S PURPOSE, REASONS AND OTHER
     CONSIDERATIONS FOR THE MERGER..........................     6
  IPC'S AND ACQUISITION CORP.'S POSITION AS TO FAIRNESS OF
     THE MERGER.............................................     6
  OPINION OF FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE.....     7
  CONSIDERATION TO BE RECEIVED BY OUR STOCKHOLDERS..........     7
  HOW WILL OPTIONS AND WARRANTS BE TREATED..................     7
  STOCK OWNERSHIP OF MANAGEMENT, DIRECTORS AND OTHER
     AFFILIATES.............................................     7
  FINANCING OF THE MERGER...................................     8
  MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER....     8
  CONDITIONS TO THE MERGER..................................     8
  DISSENTERS' RIGHTS OF APPRAISAL...........................     8
FORWARD LOOKING STATEMENTS..................................     9
INFORMATION CONCERNING THE SPECIAL MEETING..................    10
  TIME, PLACE, DATE.........................................    10
  PURPOSE OF THE SPECIAL MEETING............................    10
  RECORD DATE; VOTING AT THE MEETING; QUORUM................    10
  REQUIRED VOTE.............................................    11
  VOTING YOUR SHARES BY PROXY...............................    11
  REVOKING YOUR PROXY.......................................    11
  VOTING SHARES HELD IN "STREET NAME".......................    12
  VOTING IN PERSON..........................................    12
  APPRAISAL RIGHTS..........................................    12
  COSTS OF SOLICITING PROXIES...............................    12
  EXCHANGING STOCK CERTIFICATES.............................    12
  EFFECTIVE TIME............................................    12
SPECIAL FACTORS.............................................    13
  OVERVIEW..................................................    13
  HISTORY OF THE COMPANY; PAST CONTACTS AND NEGOTIATIONS
     WITH IPC AND ACQUISITION CORP. ........................    13
  CERTAIN EFFECTS OF THE MERGER.............................    18
  OUR POSITION AS TO THE FAIRNESS OF AND REASONS FOR
     RECOMMENDING APPROVAL OF THE MERGER....................    19
  OPINION OF FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE.....    21
  IPC'S FORECASTS...........................................    27
  IPC'S AND ACQUISITION CORP.'S PURPOSE, REASONS AND OTHER
     CONSIDERATIONS FOR THE MERGER..........................    28

                                                              PAGE
                                                              ----
  IPC'S AND ACQUISITION CORP.'S POSITION AS TO THE FAIRNESS
     OF THE MERGER..........................................    29
  FINANCING OF THE MERGER...................................    31
  MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER....    31
  INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS IN THE
     MERGER.................................................    32
  PLANS OR PROPOSALS AFTER THE MERGER.......................    32
  COMPARATIVE MARKET PRICE DATA.............................    33
  DIVIDENDS.................................................    33
  COMPANY SELECTED CONSOLIDATED FINANCIAL INFORMATION.......    33
  PRO FORMA INFORMATION.....................................    34
SECURITY OWNERSHIP..........................................    35
THE MERGER..................................................    37
  PURPOSE AND STRUCTURE OF THE MERGER.......................    37
  EFFECTIVE TIME OF THE MERGER..............................    37
  CONSIDERATION TO BE RECEIVED BY OUR STOCKHOLDERS..........    38
  PAYMENT OF MERGER CONSIDERATION AND SURRENDER OF STOCK
     CERTIFICATES...........................................    38
  ACCOUNTING TREATMENT......................................    39
  FEES AND EXPENSES OF THE MERGER...........................    39
  CERTIFICATE OF INCORPORATION; BYLAWS; DIRECTORS AND
     OFFICERS OF THE SURVIVING CORPORATION..................    39
  STOCK OPTIONS AND WARRANTS................................    39
  PRINCIPAL COVENANTS CONTAINED IN THE MERGER AGREEMENT.....    40
  OUR COMPANY'S REPRESENTATIONS AND WARRANTIES..............    44
  IPC'S AND ACQUISITION CORP.'S REPRESENTATIONS AND
     WARRANTIES.............................................    45
  SOLICITATION OF PROXIES; EXPENSES OF SOLICITATION.........    45
  CONDITIONS TO THE MERGER..................................    46
  TERMINATION...............................................    47
DISSENTERS' RIGHTS OF APPRAISAL.............................    48
REGULATORY APPROVALS........................................    51
INDEPENDENT AUDITORS........................................    51
WHERE YOU CAN FIND MORE INFORMATION.........................    51
INCORPORATION BY REFERENCE..................................    51
INFORMATION ABOUT STOCKHOLDERS PROPOSALS....................    52
ANNEX A  Merger Agreement...................................   A-1
ANNEX B  Opinion of Legg Mason Wood Walker, Incorporated....   B-1
ANNEX C  Section 262 of the Delaware General Corporation
  Law.......................................................   C-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER


Q: WHEN AND WHERE WILL THE
SPECIAL MEETING BE HELD?         A: The special meeting will take place on
                                 August 19, 2002, at 10:00 a.m., local time, at the Homewood Suites Hotel, 5001 Ritter Road,
                                 Mechanicsburg, PA 17055.


Q: WHO IS ELIGIBLE TO VOTE?      A: All stockholders of record as of the close
                                 of business on July 17, 2002.

Q: WHAT AM I BEING ASKED TO
VOTE UPON?                       A: You are being asked to vote to adopt the
                                 merger agreement and approve the transactions it contemplates, including the merger of IPBC
                                 Acquisition Corp. ("Acquisition Corp."), a wholly owned subsidiary of IPC Advisors
                                 S.a.r.l. ("IPC"), with and into Balanced Care
                                 Corporation ("we," "us," "our" or the
                                 "Company"). As a result of the merger, IPC will own substantially all of our capital stock.

Q: WHAT WILL I RECEIVE IN THE
MERGER? A: Upon consummation of the merger, each share of our common stock that you own will be converted into the right to receive $0.25 in cash, without interest and less any applicable withholding taxes.

Q: HOW MANY VOTES DO I HAVE?     A: You have one vote for each share of our
                                 common stock that you owned of record at the close of business on July 17, 2002.

Q: WHAT VOTE IS REQUIRED TO
APPROVE THE MERGER?              A: For the merger to occur, the merger
                                 agreement must be adopted and the transactions it contemplates, including the merger, approved by the holders of a majority of the outstanding shares entitled to vote on the merger. IPC owns approximately 53% of our outstanding common stock. IPC has informed us that it intends to vote in favor of adoption of the merger agreement and approval of the transactions its contemplates, including the merger, and you should therefore expect that each of these will be approved at the special meeting regardless of the votes of any other stockholders.

Q: WHY IS THE BOARD OF
DIRECTORS RECOMMENDING THE
MERGER? A: A special committee consisting of two independent members of our board of directors considered the merger agreement and the transactions it contemplates, including the merger. Following its consideration of a number of factors, including the opinion of Legg Mason Wood Walker, Incorporated, the special committee unanimously recommended that our board of directors approve the merger agreement and the transactions it contemplates, including the merger. The board of directors also considered the various factors considered by our special committee and has determined that the merger agreement and the merger are advisable and fair to and in the best interests of our stockholders. A more complete description of the reasons for the merger can be found beginning on page 19.

Q: WHY WAS THE SPECIAL
COMMITTEE FORMED?                A: Because four of the six members of our board
                                 of directors are also affiliated with IPC, our board of directors formed the special committee of two independent directors to represent your interests in evaluating and negotiating the merger agreement. The members of the special committee are R. Fredric Zullinger and John N. Beall.
                                 These directors are not employees of ours or affiliated with IPC. The special committee independently selected and retained independent legal and financial advisors to assist it in its consideration of the proposed merger and the merger agreement. You can find further details about the special committee beginning on page 19.

Q: WHAT WAS THE OPINION OF THE
FINANCIAL ADVISOR?               A: The special committee considered the opinion
                                 of the special committee's financial advisor, Legg Mason. Legg Mason presented a written opinion to the effect that, as of May 15, 2002, the date of its opinion, and based upon the assumptions made, matters considered and limitations of review described in the written opinion, the merger consideration is fair, from a financial point of view, to the public holders of our common stock.

Q: DOES IPC HAVE THE FINANCIAL
RESOURCES TO PAY FOR THE
COMMON STOCK?                    A: The aggregate consideration payable in the
                                 merger is approximately $4,009,618, and the aggregate amount of transaction expenses payable by IPC if the merger is completed is approximately $300,000. IPC has advised us that it has the resources to fund the consideration to be paid to the holders of common stock in the merger and to pay expenses related to the transaction. There is no financing condition to the consummation of the merger.

Q: HOW DO I VOTE?                A: You may cast your vote in either of the
                                 following ways:

                                      - by completing the accompanying proxy
                                        card and returning it in the enclosed
                                        envelope; or

                                      - by appearing and voting in person at the
                                        special meeting.

                                 If your shares are held in "street name," which means that your shares are held in the name of a bank, broker or other financial institution instead of in your own name, you must either direct the financial institution as to how to vote your shares or obtain a proxy from the financial institution to vote at the special meeting.

Q: MAY I CHANGE MY VOTE?         A: Yes. You may change your vote by following
                                 any of these procedures. If you are a
                                 stockholder "of record," meaning that your shares are registered in your name, then in order for you to revoke your proxy, you must:

                                      - send another signed proxy card with a
                                        later date to the address indicated on
                                        the proxy card;

                                      - send a letter revoking your proxy to our
                                        general counsel at the address indicated on page 3; or

                                      - attend the special meeting, notify us in
                                        writing that you are revoking your
                                        proxy, and then vote in person.

                                 If you are not a holder of record but you are a "beneficial holder," meaning that your shares are registered in another name (for example in "street name"), you must follow the procedures required by the holder of record, which is usually a brokerage firm or bank, to revoke a proxy. You should contact the holder of record directly for more information on these procedures.

Q: HOW DO I VOTE IN PERSON?      A: If you plan to attend the special meeting
                                 and wish to vote in person, we will give you a ballot when you arrive. If your shares are held in "street name," you must bring an account statement or letter from the brokerage firm or bank showing that you were the beneficial owner of the shares on July 17, 2002, the record date for determining which of our stockholders are entitled to notice of, and to vote at, the meeting, in order to be admitted to the meeting. However, if you want to vote your shares that are held in street name, you must obtain a "legal proxy" from the holder of record and present it at the special meeting.

Q: SHOULD I SEND IN MY STOCK
CERTIFICATES NOW?                A: No. If the merger is completed, you will
                                 receive written instructions for exchanging your stock certificates for cash.

Q: WHOM SHOULD I CALL IF I
HAVE ANY QUESTIONS?              A: If you have any questions about the special
                                 meeting or your ownership of our common stock or the merger and the related transactions, please contact our general counsel, Robin L.
                                 Barber, at the following address:

                                     Robin L. Barber, Esquire
                                     Balanced Care Corporation
                                     1215 Manor Drive
                                     Mechanicsburg, Pennsylvania 17055
                                     Telephone: (717) 796-6100

                               SUMMARY TERM SHEET

     The following summary briefly describes the material aspects of the proposed merger of our company with Acquisition Corp. While this summary describes the material aspects that you should consider when evaluating the merger, the proxy statement contains a more detailed description of these topics. We encourage you to read this proxy statement and its annexes, as well as the other documents to which we refer you, before voting. In this summary, we have included section and page references to direct you to a more complete description of the topics described in this summary.

TIME, PLACE, DATE (PAGE 10)


     The special meeting of our stockholders will be held on August 19, 2002, at 10:00 a.m., local time, at the Homewood Suites Hotel, 5001 Ritter Road, Mechanicsburg, PA 17055, or at any adjournment or postponement thereof.


PURPOSE OF THE SPECIAL MEETING (PAGE 10)

     At the special meeting you will be asked to (i) consider and vote on a proposal to adopt the merger agreement, dated May 15, 2002, which is attached to this proxy statement as Annex A, and approve the transactions it contemplates, including the merger, and (ii) vote on such other business as may be properly presented for action at the special meeting or any adjournment or postponement of the special meeting. If the merger agreement is adopted and the transactions it contemplates, including the merger, are approved, and the merger is consummated, your shares will be converted into the right to receive $0.25 per share in cash, without interest and less any applicable withholding taxes.

RECORD DATE; VOTING AT THE MEETING; QUORUM (PAGE 10)

     The board has fixed the close of business on July 17, 2002, as the record date for the special meeting. You will be entitled to vote at the special meeting only if you are a stockholder of record as of the close of business on July 17, 2002.

     You will be entitled to one vote per share. The presence, in person or by proxy, of the holders of shares representing at least a majority of the outstanding common stock is required for a quorum for the transaction of business at the special meeting. IPC, which owns approximately 53% of our outstanding common stock, has informed us that it intends to vote in favor of adoption of the merger agreement and approval of the transactions it contemplates, including the merger. IPC's presence at the special meeting, whether in person or by proxy, will constitute a quorum.

REQUIRED VOTE (PAGE 11)

     Under Delaware law, the proposal to adopt the merger agreement and approve the transactions it contemplates, including the merger, must be approved by the affirmative vote of the holders of a majority of the outstanding common stock, which is the only outstanding class of capital stock entitled to vote on the proposal. IPC, which owns approximately 53% of our outstanding common stock, has informed us that it intends to vote all of its shares in favor of adoption of the merger agreement and approval of the transactions it contemplates, including the merger.

THE PARTIES

     BALANCED CARE CORPORATION:

     Principal Executive Offices:

     1215 Manor Drive
     Mechanicsburg, Pennsylvania 17055
     Telephone: (717) 796-6100

     We are a Delaware corporation. We develop and operate assisted-living facilities that meet the needs of upper-middle, middle- and moderate-income populations in non-urban, secondary markets. We offer a continuum of services to seniors that includes assisted living; intermittent healthcare services; rehabilitation services arranged with third party providers, social and activity programs; memory care; Alzheimer's services; and skilled nursing services.

     ACQUISITION CORP.:

     Principal Executive Offices:

     c/o IPC Advisors S.a.r.l.
     28 rue Jean-Baptiste
     Freser Luxembourg L-1542
     Attention: Nancy Whipp
     Telecopy: 352 26 201714

     Acquisition Corp. is a Delaware corporation newly formed by IPC for the sole purpose of effecting the merger.

     IPC:

     Principal Executive Offices:

     IPC Advisors S.a.r.l.
     28 rue Jean-Baptiste Fresez
     Luxembourg L-1542
     Attention: Nancy Whipp
     Telecopy: 352 26 201714

     IPC is a Luxembourg corporation that currently owns 18,212,100 shares (or approximately 53%) of the outstanding shares of our common stock. IPC is an entity that invests in companies in the health care business.

CERTAIN EFFECTS OF THE MERGER (PAGE 18)

     The merger constitutes a "going private" transaction under the U.S. federal securities laws. Following the merger, (i) we will be the surviving corporation of the merger, and substantially all of our capital stock will be owned by IPC,
(ii) our common stock will no longer be publicly traded or quoted on the American Stock Exchange, and (iii) we will no longer be required to file periodic and other reports with the United States Securities and Exchange Commission, or SEC, and will formally terminate our reporting obligations under the Securities Exchange Act of 1934 (the "Exchange Act"). As a result of the merger, the public holders of our common stock will be entitled to receive the cash merger price of $0.25 per share and will no longer have any interest in us, including our future earnings or growth.

BOARD OF DIRECTORS' RECOMMENDATION TO STOCKHOLDERS (PAGE 19)

     Our board of directors, after consideration of the recommendation of the special committee, believes that the terms of the merger agreement and the transactions contemplated by the agreement, including the merger, are advisable and fair to and in the best interests of the public holders of our common stock. The board of directors unanimously recommends that you vote "FOR" the approval of the merger agreement and the transactions it contemplates, including the merger.

     A number of members of the board of directors have interests in the merger that are different from the interests of our stockholders generally. Gary Goodman, our Chairman, Dov Meyer and Barry Reichmann, each a member of our board of directors, and Richard Richardson, our interim chief executive officer and a member of our board of directors, are all affiliated with IPC. IPC owns 18,212,100 shares of our outstanding common stock and thereby holds approximately 53% of our outstanding common stock.

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RECOMMENDATION OF THE SPECIAL COMMITTEE (PAGE 19)

     The special committee considered the proposed merger transaction and negotiated the definitive agreements related to the merger. The special committee unanimously recommended to the board of directors that it adopt and approve the merger agreement.

OUR POSITION AS TO THE FAIRNESS OF AND THE REASONS FOR RECOMMENDING APPROVAL OF THE MERGER (PAGE 19)

     In reaching its conclusion to approve and recommend the merger agreement and the transactions it contemplates, including the merger, our board of directors considered, among other factors, the following:

     - the special committee, which consists of two independent directors appointed by our board of directors to represent solely the interests of our public stockholders, unanimously recommended that our board of directors approve the merger agreement and the transactions it contemplates, including the merger;

     - the factors considered by our special committee, which led the full board of directors to conclude that the merger is the best alternative to bring value to the holders of our common stock; and


     - the more detailed factors that are described on pages 19 through 21.


IPC'S AND ACQUISITION CORP.'S PURPOSE, REASONS AND OTHER CONSIDERATIONS FOR THE MERGER (SEE PAGE 28)

     From the standpoint of IPC and Acquisition Corp., the purpose of the merger is for IPC to acquire all of the shares of our common stock that it does not already own, except for a minority interest that is expected to continue to be held after the merger by one or a small number of our current stockholders, who are not affiliated with IPC, who are expected to acquire up to an aggregate of approximately 7% of the capital stock in Acquisition Corp. prior to the consummation of the merger. None of these potential investors is an existing director or officer of our company. We expect that the purchase price payable for the capital stock in Acquisition Corp. will be equal to the merger consideration to be received by the potential investor(s) in the merger. As we have described more fully in "Certain Effects of the Merger," the reason for this structure is that it will help to mitigate any adverse impact that the merger could have on the future use of our net operating loss carry-forwards following consummation of the merger. In deciding to enter into the merger, IPC and Acquisition Corp. considered, among other factors, the following:

     - IPC has informed us that it is not prepared to continue to advance additional funds to us unless its owns substantially all of our outstanding shares of common stock;

     - the merger would substantially reduce the possibility that we will declare bankruptcy or enter into a liquidation in the near future, and thus will avoid the potential negative effects on our operations of such a course of action, and eliminate the distraction that the threat of bankruptcy or liquidation currently causes;

     - the reduction in the amount of public information available to competitors about our business that would result from the termination of our SEC reporting requirements, and the reduction in expenses associated with operating as a public, exchange-traded company, which we believe are approximately $360,000; and

     - the more detailed factors that are described on pages 28 and 29.

IPC'S AND ACQUISITION CORP.'S POSITION AS TO THE FAIRNESS OF THE MERGER (PAGE
29)

     IPC and Acquisition Corp. believe that the merger and the consideration to be paid to the public holders of our common stock in the merger are fair to those stockholders. Each of IPC and Acquisition Corp. bases its belief on, among other factors, the following:

     - after a thorough review with independent financial and legal advisors, the special committee, which consisted entirely of independent directors who are not our employees or affiliated with IPC, unanimously recommended that our board of directors adopt and approve the merger agreement and the transactions it contemplates, including the merger;

     - the special committee received a written fairness opinion dated May 15, 2002 from Legg Mason stating that, subject to the various assumptions and limitations set forth in that opinion, as of the date thereof, the $0.25 per share in cash to be received by the holders of our common stock other than IPC and its affiliates in the merger was fair to those stockholders from a financial point of view, as described under "Special
       Factors -- Opinion of Financial Advisor to the Special Committee";

     - the continuing deterioration of our financial position since 1998 (as of March 31, 2002 we had approximately $4.6 million in cash and cash equivalents and a working capital deficit of approximately $103 million, as compared to cash and cash equivalents of approximately $15.5 million and working capital of approximately $26.4 million at June 30, 1998) and our future liquidity needs, which could result in our possible bankruptcy or liquidation if the merger is not completed; and


     - the more detailed factors that are described on pages 29 and 30.


OPINION OF FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE (PAGE 21)

     Legg Mason, which served as financial advisor to the special committee, has delivered a written opinion to the special committee that, as of May 15, 2002, the $0.25 per share merger consideration was fair, from a financial point of view, to our public stockholders (our stockholders other than IPC and its affiliates). A copy of Legg Mason's opinion, which includes a discussion of the information reviewed, assumptions made and matters considered by Legg Mason, is attached to this proxy statement as Annex B. You should read this opinion in its entirety, as well as the other information described under "Special
Factors -- Opinion of Financial Advisor to the Special Committee."

CONSIDERATION TO BE RECEIVED BY OUR STOCKHOLDERS (PAGE 38)

     Upon the merger, all holders of common stock other than IPC will be entitled to receive $0.25 in cash for each share of common stock, without interest and less applicable withholding taxes.

HOW WILL OPTIONS AND WARRANTS BE TREATED (PAGE 39)

     We have issued options and warrants exercisable to purchase our common stock. Each option and warrant to purchase shares of our common stock, whether or not then exercisable or vested, will become fully exercisable and vested immediately prior to the effective time of the merger. At the closing of the merger, each option and warrant to purchase shares of our common stock will be canceled and in consideration of such cancellation, holders of options and warrants will be entitled to receive an amount in respect of its option or warrant equal to the greater of (A) the product of (i) the excess of $0.25 over the exercise price of its option or warrant, if any, and (ii) the number of shares of common stock subject to the option or warrant (net of taxes required by law to be withheld with respect thereto), and (B) $0.01 per share of common stock subject thereto.

     It is a condition to the closing of the merger that the holders of at least 80% of the outstanding warrants exercisable to acquire shares of our common stock have agreed to the termination of their warrants effective immediately prior to the effective time of the merger and to the treatment of warrants as described above.

     The treatment of options with exercise prices of $0.25 or more was determined in light of certain ambiguities in our 1996 Stock Incentive Plan relating to a change of control. In light of these ambiguities, our board of directors amended that plan to provide that holders of options issued under the plan will receive in the merger the consideration described above. In addition, based on a desire to treat all holders of options and warrants equally, the special committee and IPC agreed to provide in the merger agreement for the payment of $0.01 per share in consideration of the termination of all options and warrants with exercise prices of $0.25 or more.

STOCK OWNERSHIP OF MANAGEMENT, DIRECTORS AND OTHER AFFILIATES (PAGE 35)

     On July 17, 2002, the record date for determining which of our stockholders are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof, IPC owned and was entitled to vote 18,212,100 shares of our common stock, representing approximately 53% of the outstanding common stock on that date. On the record date, our directors and executive officers and their associates and affiliates (other than IPC) owned and were entitled to vote 81,554 shares of our common stock (not including shares issuable upon the exercise of options that are exercisable as of or within 60 days after the record date), representing less than one percent of the outstanding common stock on that date. See "Information Concerning the Special Meeting -- Required Vote" above.

     IPC, as well as all of our directors and executive officers who own common stock, including Messrs. Goodman, Meyer and Reichmann, have informed us that they intend to vote in favor of the merger agreement and the transactions it contemplates, including the merger. These stockholders represent in the aggregate approximately 53% of our outstanding common stock.

FINANCING OF THE MERGER (PAGE 31)

     The total amount of funds required to consummate the merger, including the expenses of IPC, is approximately $4,300,000. There is no financing condition to the consummation of the merger.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (PAGE 31)

     The merger will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, each of our stockholders generally will realize taxable gain or loss as result of the merger measured by the difference, if any, between the $0.25 per share merger consideration and the adjusted tax basis of each share of our common stock owned by the stockholder. For additional information regarding material U.S. federal income tax consequences of the merger to our stockholders, see "Special Factors -- Material Federal Income Tax Consequences of the Merger."

CONDITIONS TO THE MERGER (PAGE 46)

     We will complete the merger only if specific conditions are satisfied or waived, including the following:

     - the merger agreement shall have been duly adopted, and the transactions it contemplates, including the merger, shall have been approved, by our stockholders;

     - the representations and warranties made in the merger agreement shall be true and correct on the effective date of the merger, subject to certain materiality qualifications;

     - neither we, IPC nor Acquisition Corp. shall have breached in any material respect our respective obligations under the merger agreement;

     - we shall have obtained all necessary consents to the consummation of the merger;

     - holders of no more than 10% of our outstanding common stock shall have exercised appraisal rights under Delaware law; and

     - holders of at least 80% of the outstanding warrants exercisable to acquire shares of our common stock shall have agreed in writing to the termination of their warrants effective immediately prior to the effectiveness of the merger and the treatment of their warrants in the manner described in this proxy statement.

DISSENTERS' RIGHTS OF APPRAISAL (PAGE 48)

     If you do not vote in favor of adoption of the merger agreement and approval of the transactions it contemplates, including the merger, and you fulfill other procedural requirements, Delaware law entitles you to a judicial appraisal of the fair value of your shares. You must carefully and precisely follow the applicable procedures under Delaware law in order to be entitled to appraisal rights. The text of Section 262 of the Delaware General Corporation Law is provided in Annex C.

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

                           FORWARD LOOKING STATEMENTS

     This proxy statement contains or incorporates by reference certain information and forward-looking statements relating to us that are based on the beliefs of our management as well as assumptions we have made and information currently available to us. When used in this document or in those documents incorporated herein by reference, the words "anticipate," "believe," "estimate," "expect," "plan" and "intend" and similar expressions, as they relate to us or our management, are intended to identify forward-looking statements. Such statements reflect our current view with respect to future events and are subject to certain risks, uncertainties and assumptions. Many factors could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, among others, those relating to changes in general economic and business conditions, changes in business strategy, dependence on existing management, leverage and debt service (including sensitivity to fluctuations in the interest rates), activities of competitors, the presence of new or additional competition, fluctuations and changes in customer preferences and attitudes, changes in federal or state tax laws of the administration of such laws and various other factors, both referenced and not referenced in this proxy statement and in our periodic filings with the SEC. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this proxy statement as anticipated, believed, estimated, expected, planned or intended. We do not intend, or assume any obligations, to update these forward-looking statements. For more information regarding us and the risks applicable to our business, please review our filings with the SEC, including our periodic reports on Forms 10-K and 10-Q and our Current Reports on Form 8-K. These documents are available without charge from the SEC's web site at www.sec.gov. In addition, our Annual Report on Form 10-K for the year ended June 30, 2001, as well as our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, as amended by our Form 10-Q/A, are being distributed together with this proxy statement.

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

                   INFORMATION CONCERNING THE SPECIAL MEETING

TIME, PLACE, DATE


     This proxy statement is furnished in connection with the solicitation by our board of directors of proxies from the holders of shares of our common stock for use at the special meeting to be held at 10:00 a.m., local time, on August 19, 2002, at the Homewood Suites Hotel, 5001 Ritter Road, Mechanicsburg, PA 17055, or at any adjournment(s) or postponement(s) thereof, pursuant to the enclosed Notice of Special Meeting of Stockholders.


PURPOSE OF THE SPECIAL MEETING

     At the special meeting, you will be asked to consider and vote upon
(i) adoption of the merger agreement and approval of the transactions it contemplates, including the merger, and (ii) such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting. A copy of the merger agreement is attached to this proxy statement as Annex A. The merger agreement provides for the merger of our company with Acquisition Corp., with Balanced Care Corporation continuing as the surviving corporation and a subsidiary of IPC. Pursuant to the merger agreement, each outstanding share of our common stock, other than common stock held (i) in our treasury, (ii) by IPC or Acquisition Corp., or (iii) by stockholders who perfect their rights under Delaware law to dissent from the merger and seek an appraisal of the fair value of their shares, will be converted into the right to receive $0.25 per share in cash, without interest and less any applicable withholding taxes.

     A special committee of our board of directors considered the proposed merger and merger agreement, and negotiated the definitive merger agreement. The special committee members are not our employees, are not affiliated with IPC or Acquisition Corp. and will not have any equity interest in the surviving corporation. Based on the merger consideration of $0.25 per share in cash and the treatment pursuant to the merger agreement of options to purchase our common stock, if the merger is consummated, Mr. Zullinger and Mr. Beall, the two members of our special committee, will each be entitled to receive a modest cash payment based on their ownership of options to acquire our common stock. They each own options exercisable to acquire 15,000 shares of our common stock for $0.19 per share. As a result, if the merger is consummated, pursuant to the terms of the merger agreement, they will each receive a cash payment of $900 in consideration of the termination of their options, less any applicable withholding taxes. Each of the members of the special committee also received a cash payment of $20,000 for his service on the special committee.

     The special committee unanimously recommended to our board of directors that it adopt and approve the merger agreement and the merger. At a special meeting held on May 15, 2002, based in part on the recommendation of the special committee, all of the members of the board concluded that the terms and provisions of the merger agreement and the transactions it contemplates, including the merger, are advisable and fair to and in the best interests of the public stockholders, approved the merger agreement, and unanimously recommended that the stockholders adopt the merger agreement and approve the transactions it contemplates, including the merger. The special committee and our board of directors, in reaching their respective decisions, considered a number of factors including the opinion of Legg Mason, financial advisor to the special committee. See "Special Factors -- Our Position as to the Fairness of and Reasons for Recommending Approval of the Merger -- Recommendation of the Special Committee." A copy of Legg Mason's opinion, which explains the information reviewed, assumptions made, procedures followed and matters considered by Legg Mason in rendering its opinion, is attached as Annex B to this proxy statement. See also "Special Factors -- Opinion of Financial Advisor to the Special Committee."

     AFTER CONSIDERATION OF THE RECOMMENDATION OF THE SPECIAL COMMITTEE, AMONG OTHER FACTORS, OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE TRANSACTIONS IT CONTEMPLATES, INCLUDING THE MERGER.

RECORD DATE; VOTING AT THE MEETING; QUORUM

     The board of directors has fixed the close of business on July 17, 2002, as the record date for determining which of our stockholders are entitled to notice of, and to vote at, the special meeting or any adjournment or
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

postponement thereof. Only stockholders of record as of the close of business on July 17, 2002, will be entitled to notice of and to vote at the special meeting.


     As of the close of business on the record date, we had outstanding 34,172,847 shares of common stock, held of record by approximately 2,000 registered holders. Holders of the common stock are entitled to one vote per share. The presence in person or by proxy of the holders of at least a majority of the common stock at the special meeting constitutes a quorum. Broker non-votes and shares as to which a stockholder abstains will be included in determining whether there is a quorum at the special meeting. A broker non-vote occurs when brokers are prohibited from exercising discretionary authority in voting shares for beneficial holders who have not provided voting instructions. IPC, which owns approximately 53% of our common stock, has informed us that it intends to vote in favor of adoption of the merger agreement and approval of the transactions it contemplates, including the merger. IPC's presence, whether in person or by proxy, will constitute a quorum.


REQUIRED VOTE

     Under Delaware law, the merger agreement must be adopted, and the transactions it contemplates, including the merger, must be approved, by the affirmative vote of the holders of a majority of the outstanding shares of common stock, which is the only outstanding class of capital stock entitled to vote on the proposal. IPC, which owns approximately 53% of our common stock, has informed us that it intends to vote all of its shares in favor of adoption of the merger agreement and approval of the transactions it contemplates, including the merger, which assures that the merger agreement will be adopted and the merger approved even if none of the public stockholders vote in favor of the proposal.

     Failure to return an executed proxy card or to vote in person at the special meeting or voting to abstain will constitute, in effect, a vote against adoption of the merger agreement and approval of the transactions it contemplates, including the merger, for purposes of Delaware law. Similarly, broker non-votes will have the same effect as a vote against adoption of the merger agreement and approval of the transactions it contemplates, including the merger.

VOTING YOUR SHARES BY PROXY

     When you return your proxy card, you are giving your "proxy" to the individuals we have designated in the proxy to vote your shares as you direct at the special meeting. If you sign the proxy card but do not make specific choices, these individuals will vote your shares for each proposal as recommended by the board of directors. If any matter not specifically listed in the notice of special meeting is presented at the special meeting, these individuals will vote your shares in accordance with their best judgment. At the time we printed this proxy statement, we knew of no matters that needed to be acted on at the meeting other than those discussed in this proxy statement.

REVOKING YOUR PROXY

     A proxy that is properly submitted to us may be revoked at any time before it is exercised. For a stockholder who is a "record holder" (meaning one whose shares are registered in his or her own name) to revoke a proxy, the stockholder may either:

     - send another signed proxy card with a later date to the address indicated on the proxy card;

     - send a letter revoking the stockholder's proxy to our general counsel at the address indicated on page 3; or

     - attend the special meeting, notify us in writing that the stockholder is revoking his or her proxy and vote in person.

     A "beneficial holder" (meaning one whose shares are held of record in another name (for example in "street name")) must follow the procedures required by the record holder, which is usually a brokerage firm or bank, to revoke a proxy. You should contact the record holder directly for more information on these procedures.

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

VOTING SHARES HELD IN "STREET NAME"

     If you do not provide your broker with instructions on how to vote your "street name" shares, your broker will not be able to vote them on the merger. This will have the same effect as if your shares were voted against the merger. You should therefore instruct your broker how to vote your shares, following the directions provided by your broker. Please check the voting form used by your broker to see if you can give your proxy to your broker by telephone or Internet.

VOTING IN PERSON

     Stockholders who attend the special meeting and wish to vote in person will be given a ballot at the meeting. If your shares are held in street name and you want to attend the meeting, you must bring an account statement or letter from the brokerage firm or bank showing that you were the beneficial owner of the shares on July 17, 2002. However, if you want to vote your shares held in street name, you must to obtain a "legal proxy" from the holder of record and present it at the special meeting.

APPRAISAL RIGHTS

     Delaware law entitles stockholders who do not vote in favor of a merger and who fulfill other applicable procedural requirements to demand a judicial appraisal of the fair value of their shares. If you do not vote in favor of the merger and if you follow the procedures set forth beginning on page 48, you may have dissenters' rights. Failure to follow such procedures precisely will result in a loss of your dissenters' rights.

COSTS OF SOLICITING PROXIES

     We will pay all of the costs of soliciting these proxies, consisting mostly of printing and mailing costs. Although we are mailing these proxy materials, our directors and employees may also solicit proxies in person or by telephone, telecopier or other electronic means of communication.

EXCHANGING STOCK CERTIFICATES

     Holders of our common stock should not send in their stock certificates with the proxy cards. If the merger is completed, you will receive written instructions for exchanging your stock certificates for cash.

EFFECTIVE TIME

     The merger will be effective as soon as practicable following stockholder approval and adoption of the merger agreement at the special meeting and satisfaction or waiver of the terms and conditions set forth in the merger agreement, upon the filing of a certificate of merger with the Secretary of State of the State of Delaware. Each of the parties has the right to terminate the merger agreement if the merger is not completed on or before September 30, 2002.

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                                SPECIAL FACTORS

OVERVIEW

     For an overview of our operations and a discussion of our financial condition, see our Annual Report on Form 10-K for the year ended June 30, 2001 and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002, as amended by our Form 10-Q/A, all of which are being distributed together with this proxy statement.

HISTORY OF THE COMPANY; PAST CONTACTS AND NEGOTIATIONS WITH IPC AND ACQUISITION CORP.

  HISTORY OF THE COMPANY; PAST CONTACTS AND NEGOTIATIONS

     We grew at a rapid pace from our inception in 1995, through our initial public offering in February 1998, and up to June 30, 1999, the close of our 1999 fiscal year, principally as a result of the development of Outlook Pointe(R) signature series assisted living facilities and the acquisition of existing facilities. However, we began to experience significant financial difficulties beginning in our 1999 fiscal year, primarily, in our opinion, as a result of the volatility in the capital markets and our inability to obtain financing on acceptable terms to continue our development plan.

     In order to finance additional advances for projects under development, corporate overhead and continuing facility operating shortfalls, we began to actively seek potential investors willing to provide us with significant debt or equity financing. On August 30, 1999, we retained Raymond James & Associates, Inc. to assist in our financing efforts.

     In 1999, Brad E. Hollinger, who was at that time our Chairman, President and Chief Executive Officer, and representatives of IPC discussed the possibility of IPC making a substantial debt or equity investment in our company. IPC conducted further discussions with Mr. Hollinger through October 1999. On October 8, 1999, we entered into a subscription agreement with IPC, under which IPC purchased 16,700,000 shares of our common stock, representing 49.8% of the then outstanding common stock, for an aggregate purchase price of $20,875,000. As a result of subsequent open market purchases, IPC currently owns 53.3% of the outstanding shares of our common stock.

     The subscription agreement also entitled IPC to designate for nomination or appointment two Class I directors, one Class II director and one Class III director for election at meetings of our stockholders, and to designate at least 50% of the members of any committee of our board of directors. We also agreed not to increase the size of our board of directors to more than nine members without IPC's prior written consent.

     On December 30, 1999, we acquired 12 Outlook Pointe(R) assisted living facilities for $52,231,911. In order to finance this purchase, we incurred over $47,000,000 in debt, including $7,811,054 under a promissory note issued jointly by us and IPC in favor of Meditrust Mortgage Investments, Inc. ("Meditrust") and $32,000,000 through a loan (the "Heller Loan") from Heller Healthcare Finance, Inc. ("Heller"). Also on December 30, 1999, we, Meditrust and IPC entered into an option agreement under which we and IPC were given the right to acquire, for $45,500,000, 12 Outlook Pointe(R) assisted living facilities at specified dates between January 2, 2001, and March 3, 2001. To induce IPC to enter into the Meditrust Note, we entered into an agreement with IPC under which we agreed to indemnify IPC generally from any losses arising in connection with the Meditrust Note, including any payments IPC makes under the Meditrust Note.

     As a result of the slower than expected census growth of our newly developed facilities, our operations continued to suffer during our 2000 fiscal year. In order to fund working capital required for operations, we increased borrowings under the Heller Loan from $32,000,000 to $37,000,000.

     During our 2001 fiscal year, we continued to experience operating and financial difficulties and required additional cash to support our operations. IPC agreed to finance working capital needs through loans from several of its affiliates. As a result of a series of transactions during our 2001 fiscal year, we borrowed an aggregate of $29,104,000 from HR Investments Limited, RH Investments Limited and VXM Investments Limited, investment companies affiliated with IPC (the "IPC Affiliates").

     During the fall of 2000, representatives of IPC were first approached by our executives, who sought from IPC a proposal to purchase all of our outstanding equity securities not then owned by IPC. Our board of directors subsequently formed a special committee of two independent directors to evaluate the terms of the proposal. This committee was composed of independent directors who are no longer on our board of directors.

     On November 6, 2000, that special committee met to discuss a letter of agreement delivered to us by IPC containing the terms of the proposal. Under the letter of agreement, IPC would consider making an offer of $1.00 per outstanding share of our common stock not then owned by IPC, subject to IPC's due diligence review and negotiation of definitive merger documentation. In addition, in connection with the execution of the letter of agreement, we would receive additional loans from the IPC Affiliates in an aggregate amount of $8,000,000. In consideration of the time and expense incurred by IPC and the IPC Affiliates in considering these transactions, that special committee agreed to exclude IPC's offer from certain standstill provisions of the October 1999 subscription agreement.

     At its November 6, 2000, meeting, that special committee received an oral presentation and written fairness opinion, dated November 6, 2000, from Raymond James, its financial advisor, stating that, subject to certain assumptions, limitations and qualifications, cash consideration of $1.00 per share was fair to our stockholders from a financial point of view. That special committee determined that, subject to the negotiation of definitive agreements that were acceptable to the special committee, it would recommend that our board of directors recommend to our stockholders that they tender their shares, or vote to adopt a definitive merger agreement, depending on the structure of the transaction. Following the determination of that special committee, the board of directors authorized the execution of the letter of agreement by our officers.

     However, on December 5, 2000, IPC advised us that, based upon its due diligence findings, in particular the fact that our financial condition was considerably worse than IPC had anticipated at the time it notified us that it would consider making the offer of $1.00 per share, IPC had determined not to proceed with the offer.

     We continued to have financial difficulties, and began to default on our obligations under various debt and lease agreements, some of which we were able to restructure, in most cases with the assistance of IPC. For our 2001 fiscal year, we recorded a loss from operations of $35,548,000 and net loss of $46,085,000. Primarily because we were in default of most of our debt and lease agreements, our current liabilities increased to $101,868,000 (including $91,757,000 representing the current amount of long-term debt) and we had a working capital deficit of $94,911,000. Our total stockholders' deficit was $9,662,000.

     Following the end of our 2001 fiscal year, we continued to seek to restructure our debt and lease obligations. We were able to effect several additional restructurings, again in most cases with the assistance of IPC.

     On September 28, 2001, we agreed with Heller to refinance the Heller Loan (which had a maturity date of December 31, 2001) and a separate line of credit facility (which had been established in April 1999 with a maturity date of July 1, 2002, and had an outstanding balance of $12,099,000 at September 28, 2001) into a single loan in the amount of $50,737,000 (the "Amended Heller Loan"). The Amended Heller Loan has a maturity date of December 31, 2002, bears interest at the greater of 7% or LIBOR plus 4.25%, and is secured by the real estate of 17 of our assisted living facilities. The IPC Affiliates Loan, which was subordinated to the Heller Loan prior to the refinancing, is subordinated to the Amended Heller Loan.

     We also increased borrowings from the IPC Affiliates. By May 2002, the principal amount due to the IPC Affiliates increased to $42,826,000.

     On November 2, 2001, we were notified in writing by the American Stock Exchange that AMEX was reviewing our eligibility for continued listing. AMEX notified us that we are not in compliance with certain qualitative and quantitative listing guidelines, including those relating to (i) stockholders' equity, (ii) sustained losses and (iii) minimum share price.

     On November 19, 2001, Mr. Hollinger resigned from his positions as our Chairman, President and Chief Executive Officer. He was replaced as Chairman by Gary Goodman, who is the Executive Vice President of International Property Corporation, which may be considered an affiliate of IPC. In addition, Richard D.

Richardson was appointed our interim Chief Executive Officer. Mr. Richardson is the President of CPL Management LLC, which may also be considered an affiliate of IPC.

     On December 12, 2001, we responded to AMEX in writing and provided some general information regarding us and our restructuring plan, recent changes in our senior management, trends in our operations and our financial condition.

     On December 21, 2001, we entered into a "Master Lease Offer" with Health Care REIT, Inc. ("HCN") and IPC under which pending litigation resulting from our failure to perform our obligations under existing lease and loan documents was resolved. In accordance with the Master Lease Offer, the parties entered into a settlement agreement and release agreement terminating the litigation. In addition, we entered into a 14 year master lease with HCN relating to five facilities and transferred the operations of four facilities to third party operators designated by HCN. We were also provided options to purchase the five facilities which, under certain circumstances, are transferable to IPC. We also agreed to pay HCN $2,000,000 (of which $250,000 was paid in cash, $250,000 was to be paid in cash over the following 12 months and $1,500,000 was evidenced by a note that provides for a discounted payoff if the note is paid in full prior to April 1, 2006). In addition, IPC purchased from HCN, for $5,000,000, our promissory notes initially issued to HCN having an aggregate outstanding principal balance (including accrued interest) of $6,400,000. Prior to IPC's purchase, certain of this indebtedness bore interest at an annual rate of 14% and default rates up to 18.5%. IPC agreed to allow us to accrue interest on the indebtedness at an annual rate of 12%, which amount will be added to principal. The indebtedness matures in 2008.

     In late December 2001, we were continuing to negotiate lease and loan restructurings, including a proposed bridge loan from IPC. However, our management informed our board of directors that even following the contemplated lease and loan restructurings, it would require a substantial additional capital investment to continue as a going concern, and that management had not identified a third party funding source interested in providing such financing.

     On December 31, 2001, AMEX notified us that it had determined to continue our listing pending a review of our Quarterly Report on Form 10-Q for the quarter ended December 31, 2001. AMEX requested additional information from us, including (i) a specific plan for achieving compliance with all AMEX continued listing guidelines, including assumptions and the time frame for completion of the plan, (ii) a detailed quarterly income statement and cash flow projections for the fiscal years to end at June 30, 2002 and 2003, in addition to a specific explanation of the period of time necessary to achieve profitability, and (iii) quarterly projections for our fiscal year ending June 30, 2002 and a projected balance sheet for 2003. We informed AMEX that we would not be able to provide projections because our business plan requires a substantial capital investment for us to continue as a going concern, and we had not identified a funding source.

 DEVELOPMENTS IN 2002, INCLUDING CONTACTS AND NEGOTIATIONS RELATED TO THE MERGER DISCUSSED IN THIS PROXY STATEMENT

     In late January 2002, Mr. Goodman, who is chairman of our board of directors and is also affiliated with IPC, informed Mr. Richardson of IPC's reluctance to continue to finance our company and incur the costs associated with being a public company, and IPC's willingness to discuss plans for effecting a going-private transaction involving IPC. On February 6, 2002, Kaye Scholer LLP, counsel for IPC, delivered to our board of directors a proposed form of non-binding letter of interest (the "Letter of Interest"), including an attached term sheet, which outlined the material terms of the proposed transaction, including a proposed cash offer of $0.25 per outstanding share of our common stock not currently owned by IPC. The Letter of Interest also included IPC's requirement that, subject to certain fiduciary obligations of our board of directors, we refrain from soliciting or otherwise entertaining offers from third parties until the earlier of April 30, 2002 or such time as a definitive merger agreement is executed.

     On February 6, 2002, we entered into an Option, Settlement and Release Agreement with Meditrust Acquisition Company II LLC, La Quinta TRS II ("La Quinta") and IPC. Under the agreement, Meditrust granted an option to IPC to acquire, for an aggregate purchase price of $43,000,000, the real estate and improvements of 12 assisted living facilities separately leased by 11 third party lessees and one of our subsidiaries. In addition, La

Quinta agreed to dismiss its pending litigation against us and IPC relating to the Meditrust Note, and the parties agreed to mutual releases and covenants not to sue. In consideration of the foregoing, IPC paid $13,000,000 to Meditrust. If IPC exercises the option and consummates the purchase of the properties subject to the option, the $13,000,000 will be applied toward the purchase price of the properties. The option is exercisable until July 26, 2002, and closing must occur by August 5, 2002. The closing and IPC's obligations under the option agreement are subject to several conditions precedent.

     In connection with the agreement with Meditrust, we recorded a non-cash contribution to additional paid-in capital of approximately $11,000,000.

     On February 11, 2002, our board of directors appointed a special committee to, among other things, evaluate and determine the fairness of IPC's proposed acquisition of our company, to negotiate the terms and conditions of the transaction, including the purchase price, to consider, evaluate and negotiate possible alternative transactions and to retain independent legal and financial advisors. This special committee's members are R. Fredric Zullinger and John N. Beall, the only two members of our board of directors who are neither our employees nor affiliated with IPC.

     On March 6, 2002, after interviewing three potential legal advisors, the special committee determined to retain Morgan, Lewis & Bockius LLP as independent counsel to the special committee.

     On March 14, 2002, the special committee held a meeting, at which representatives of Morgan Lewis were present, to consider the terms of the Letter of Interest. The special committee determined that it would request that additional terms be added to the Letter of Interest, including (i) a standstill provision whereby IPC would be prohibited from soliciting proxies or buying our securities on the open market until the earlier of the execution of a definitive merger agreement or April 30, 2002; (ii) a provision requiring the payment of our legal and financial advisory fees in respect of the proposed acquisition, up to a specified maximum of $250,000, if the proposed offer did not lead to the execution of a definitive merger agreement; and (iii) a provision requiring that the merger be approved by a majority of stockholders other than IPC. The special committee requested that Morgan Lewis communicate to Kaye Scholer the special committee's desire to include these additional terms in the Letter of Interest.

     Also on March 14, 2002, the special committee met with representatives of three investment banking firms in order to select one of them as financial advisor to the special committee. Following the meetings, the special committee determined to retain Legg Mason as its financial advisor.

     On March 15, 2002, representatives of Morgan Lewis and Kaye Scholer discussed the Letter of Interest and the additional terms requested by the special committee. Thereafter, Morgan Lewis provided to Kaye Scholer a revised version of the Letter of Interest which reflected the additional terms and conditions requested by the special committee.

     On March 18, 2002, Kaye Scholer provided to Morgan Lewis a revised draft of the Letter of Interest that incorporated most of the terms and conditions proposed by the special committee, including the standstill provision and the provision requiring the payment by IPC of our legal and financial advisory expenses in the event no merger agreement was executed. However, the Letter of Interest did not contain a provision requiring that the merger be approved by a majority of the stockholders other than IPC, and Morgan Lewis was advised that IPC would not agree to such a provision.

     Later on March 18, 2002, the special committee held a meeting by telephone to discuss the revised Letter of Interest. Following discussion, the special committee recommended to our board of directors that it approve the execution of the Letter of Interest by our officers. This authorization subsequently was unanimously made by our full board of directors.

     On March 19, 2002, we informed AMEX about the existence of discussions regarding the proposed transaction with IPC and Acquisition Corp. and requested that AMEX continue our listing for at least the next 60 days to enable us to consider the merger.

     On March 29, 2002, Morgan Lewis received a first draft of the merger agreement from Kaye Scholer, and subsequently forwarded it to us, our corporate counsel, and the special committee. Over the next several weeks, negotiations ensued with respect to the merger agreement.

     On April 11, 2002, the special committee held a meeting with Legg Mason to discuss Legg Mason's preliminary findings regarding the fairness of the proposed cash offer of $0.25 per share for the outstanding common stock. Legg Mason preliminarily advised the special committee that the proposed cash offer would be within the range of fairness. The special committee requested that prior to finalizing its opinion, Legg Mason conduct further analysis in response to questions raised by the special committee. The special committee also determined to seek an increased price per share from IPC.

     On April 12, 2002, Morgan Lewis conveyed to Kaye Scholer the special committee's request for an increase in the merger consideration of $0.10 per share and communicated other comments to the merger agreement with respect to
(i) the required vote of our stockholders to approve the merger, (ii) the scope of the representations and warranties contained in the merger agreement, (iii) our covenants, and those of IPC, regarding actions that can and cannot be taken during the period between the execution of the merger agreement and the closing of the merger, (iv) the closing conditions to the consummation of the merger, including with respect to dissenters' rights, (v) the definition of "material adverse change" for purposes of the closing conditions and (vi) the treatment of options and warrants.

     On April 22, 2002, Kaye Scholer advised Morgan Lewis that due to our poor performance during our third fiscal quarter ended March 31, 2002, IPC was not prepared to increase the price per share above $0.25, although it was not seeking to lower the price.

     On April 26, 2002, AMEX notified us that in order for us to continue listing on the AMEX, we must submit a plan by May 28, 2002 that reasonably demonstrates our ability to regain compliance with AMEX's continued listing standards by September 30, 2003, including a timely schedule for achieving interim milestones. AMEX also informed us that if we do not submit a plan that reasonably demonstrates our ability to return to full compliance with AMEX's continued listing standards, or fail to make progress as described in the plan, AMEX may institute delisting proceedings immediately.

     Also on April 26, 2002, at the request of Mr. Goodman on behalf of IPC, Kaye Scholer sent to Morgan Lewis a copy of a memorandum prepared by IPC based upon certain operational and financial information obtained from us showing why IPC was not willing to pay more than $0.25 per share of our common stock. IPC advised us that it based its offer valuation on (i) the price of our common stock at the time the offer was made and (ii) the operational and financial information it had received from us prior to making its proposal. IPC indicated that since the proposal was made, the trading price of our common stock has declined and our operating results have not met the expectations on which the offer price was based.

     On May 14, 2002, Mr. Zullinger telephoned Mr. Goodman directly to determine if there was any flexibility in raising the price and if there were any open issues preventing the execution by IPC of the merger agreement. After consulting with Mr. Reichmann, Mr. Goodman telephoned Mr. Zullinger, indicating that IPC was ready to sign the merger agreement. With respect to price, Mr. Goodman indicated that if IPC were starting the process on May 14, 2002, given our poor recent operating results, the offering price would be substantially below $0.25 per share, but that IPC was willing to proceed with a $0.25 per share offer.

     On May 15, 2002, the special committee met in person with Legg Mason and Morgan Lewis. Legg Mason informed the special committee that based upon and subject to certain limitations, assumptions and qualifications to be set forth in its written opinion, it was of the opinion that the $0.25 cash price per share proposed to be paid to the holders of the shares of common stock other than those held by IPC or its affiliates is fair from a financial point of view to the holders of the common stock other than IPC or its affiliates. The written opinion of Legg Mason, dated May 15, 2002, was delivered later that day. Based upon the considerations set forth below in "Special Factors -- Our Position as to the Fairness of and Reasons for Recommending Approval of the Merger -- Recommendation of the Special Committee," the special committee recommended to the board of directors that it adopt and approve the merger agreement.

     Later in the day on May 15, 2002, a special meeting of the board of directors was held. All of the directors were present. Mr. Zullinger gave a report on behalf of the special committee detailing various factors considered by the special committee and advising that the special committee recommended to the board of directors that they adopt and approve the merger agreement. The board of directors then unanimously approved the merger agreement, determined the merger agreement and the merger are advisable and fair to and in the best interests of our company and our stockholders, including the holders of shares not held by IPC and its affiliates, and voted to submit the merger agreement, together with the recommendation of the board of directors, to the stockholders for the purpose of adopting the merger agreement and approving the transactions it contemplates, including the merger.

     Subsequent to the meeting of our board of directors on May 15, 2002, the respective parties entered into the merger agreement described in this proxy statement. Promptly after the meeting we issued a press release announcing the execution of the merger agreement.

     On May 20, 2002, we informed AMEX that we had executed a definitive merger agreement with IPC and Acquisition Corp., and we requested that AMEX continue our listing for a sufficient time to enable us to consummate the transactions contemplated by the merger agreement, including the merger.

     Since May 20, 2002, we have continued to keep AMEX apprised of the status of the transaction, and our status with AMEX has remained unchanged.

CERTAIN EFFECTS OF THE MERGER

     As a result of the merger, the separate corporate existence of Acquisition Corp. will cease and Balanced Care Corporation will continue as the surviving corporation and as a subsidiary of IPC. At the effective time of the merger, all of our outstanding common stock owned by IPC or Acquisition Corp. immediately prior to the effective time will be canceled, retired and cease to exist and no payment will be made with respect those shares. The merger will also have the following effects:

     - Effect on Holders of our Common Stock. If the merger is completed, holders of our common stock other than IPC and Acquisition Corp. will receive $0.25 in cash, without interest and less applicable withholding taxes, for each share of common stock they own and, to the extent they are not otherwise affiliated with IPC, they will not have the opportunity to participate in our future earnings, profits and growth. IPC and its affiliates will continue to participate indirectly in future earnings and/or losses of the surviving corporation.

     - Effect on Holders of Options or Warrants. We have issued options and warrants exercisable to purchase our common stock. Each option and warrant to purchase shares of our common stock, whether or not then exercisable or vested, will become fully exercisable and vested, immediately prior to the effective time of the merger. At the effective time of the merger, each option and warrant to purchase shares of our common stock will be canceled and each holder of an option or warrant will be entitled to receive an amount equal to the greater of (A) the product of (i) the excess, if any, of $0.25 over the exercise price per share of common stock, and (ii) the number of shares of common stock subject to the option or warrant (net of taxes required by law to be withheld with respect thereto), and (B) $0.01 per share of common stock subject thereto. It is a condition to the closing of the merger that holders of 80% of the outstanding warrants exercisable to acquire shares of our common stock agree to the termination of their warrants effective at the effective time for the merger and to the treatment of their warrants as described in this proxy statement. The treatment of options with exercise prices of $0.25 or more was determined in light of certain ambiguities in our 1996 Stock Incentive Plan relating to a change of control. In light of these ambiguities, our board of directors amended that plan to provide that holders of options issued under the plan will receive in the merger the consideration described above. In addition, based on a desire to treat all holders of options and warrants equally, the special committee and IPC agreed to provide in the merger agreement for the payment of $0.01 per share in consideration of the termination of all options and warrants with exercise prices of $0.25 or more.

     - Reporting Requirements. We are currently subject to reporting requirements under the Exchange Act. If the merger is completed, the registration of our shares under the Exchange Act will be terminated, no further reports will be filed and the shares will not be eligible for listing or trading on any exchange or automated quotation system.

     - De-listing of our Shares on AMEX. Our common stock is currently listed on AMEX. If the merger is completed, the shares will be voluntarily de-listed. We estimate that our annual cost savings realized from no longer being a reporting company under the Exchange Act, and from our common stock no longer being listed on AMEX, will be approximately $360,000.

     - Net Operating Losses. The transaction has been structured so that upon consummation of the merger, IPC will own approximately 93% of the outstanding shares of our common stock, and one or a small number of our current stockholders, who are not affiliated with IPC, will continue to own up to the remaining approximately 7% of the outstanding shares of our common stock. It is contemplated that prior to the consummation of the merger, one or a small number of our current stockholders, who are not affiliated with IPC, will make an investment in Acquisition Corp. and acquire up to an aggregate of approximately 7% of the capital stock of Acquisition Corp. Upon consummation of the merger, each outstanding share of common stock in Acquisition Corp. will be converted in to and exchanged for one share of common stock of Balanced Care Corporation as the surviving corporation. Due to the continued minority ownership, IPC believes that this structure will help to mitigate any adverse impact that the merger could have on use of our net operating loss carry-forwards following consummation of the merger. IPC believes that the total amount of net operating losses available for carry-forward at June 30, 2002 is approximately $80 million, subject to applicable limitations.

     For federal income tax purposes, the receipt of the merger consideration by holders of our common stock pursuant to the merger will be treated as a receipt of sales price in a taxable sale of such holders' common stock. See "Special Factors -- Material Federal Income Tax Consequences of the Merger."

OUR POSITION AS TO THE FAIRNESS OF AND REASONS FOR RECOMMENDING APPROVAL OF THE MERGER

     Board of Directors' Recommendation to Stockholders. Our board of directors consists of six directors, two of whom served on the special committee. At the meeting of the board of directors on May 15, 2002, the special committee, with its legal and financial advisors participating, reported to the full board of directors on the special committee's consideration of the merger agreement, including the financial terms of the proposed merger and the factors taken into account by the special committee in reaching its determination to recommend that the board of directors approve the merger agreement. The material information and factors considered by the board of directors in its consideration of the merger were the same factors considered by the special committee, including those factors that support the merger as well as those that may weigh against it. In addition, the board of directors considered the recommendation of the special committee and believes that these factors supported the board of directors' determination to approve and recommend that the stockholders approve the merger agreement.

     Recommendation of the Special Committee. The special committee unanimously recommended that our board of directors approve the merger agreement and the transactions it contemplates, including the merger. The special committee also unanimously recommended that our board of directors recommend the adoption of the merger agreement and the approval of the transactions it contemplates, including the merger, by the stockholders.

     In the course of reaching its decision to recommend that the board of directors adopt and approve the merger agreement and the transactions it contemplates, including the merger, the special committee consulted with management, as well as the special committee's outside legal counsel and financial advisor, and considered a number of positive and negative factors. The positive factors included the following:

     - the continued deterioration of our financial performance. The special committee considered that we were in default on most of our indebtedness, and, without substantial additional funding from IPC or its affiliates, we might be unable to continue as going concern. Moreover, the special committee noted our disappointing operating results for the quarter ended March 31, 2002, and the likelihood that our financial performance would not improve significantly in the short term.

     - the opinion of Legg Mason, financial advisor to the special committee, that, as of May 15, 2002, the date of its opinion, and based upon the assumptions made, matters considered and limitations of review described in the written opinion, the $0.25 per share cash consideration to be received by our stockholders, other than IPC and its affiliates, upon consummation of the merger was fair, from a financial point of view, to such stockholders.

     - the analysis performed by Legg Mason in rendering its fairness opinion, specifically its analysis of comparable companies in the assisted living industry; analysis of comparable transactions in the assisted living industry; analysis of comparable "going private" transactions involving companies with a market capitalization of less than $50 million; analysis of the price of our common stock over the preceding 12 months; discounted cash flow analysis; implied premium analysis; and liquidation analysis. See "Special Factors -- Opinion of Financial Advisor to the Special Committee."

     - the arms-length negotiations between the special committee and IPC that resulted in an offer of $0.25 per share in cash for our public stockholders.

     - the relationship of the $0.25 cash consideration per share to the historical market price and recent trading activity of our common stock. Specifically, the special committee considered that the cash consideration of $0.25 per share represented a 150% premium over the closing price of the common stock of $0.10 per share on May 14, 2002, the last full day of trading before the day the merger agreement was approved, and a premium of approximately 108% over the closing price of the common stock of $0.12 per share on February 5, 2002, the day prior to the date on which IPC's Letter of Interest was delivered to our board of directors.

     - the provisions of the merger agreement, including the cash consideration of $0.25 per share, the limited number of conditions to IPC's obligations under the merger agreement and the absence of a financing condition. In addition, the special committee considered provisions under the merger agreement that would apply if we receive an unsolicited proposal by a third party relating to the possible acquisition of us or any material portion of our voting securities or assets. Under those circumstances, if the special committee determines in good faith that the proposal is more favorable to our stockholders than the terms of the merger and provided that the board of directors, acting upon the recommendation of the special committee, determines in good faith, after taking into account the advice of our outside legal counsel and other relevant considerations, that its fiduciary duties require it to do so, the board of directors may withdraw or modify its recommendation that our stockholders vote for the agreement or cause us to terminate the merger agreement, in which case we would reimburse IPC for its expenses up to $250,000 incurred in connection with the merger agreement and the transactions it contemplates, including the merger.

     - difficulties affecting the assisted living industry generally, including excess capacity.

     - the fact that we received notice from AMEX that our common stock may be de-listed from AMEX, further limiting an already sporadic trading market.

     - the reasonable likelihood of the consummation of the transactions contemplated by the merger agreement.

     The special committee also considered the potential adverse factors of the proposed merger, including:

     - following the consummation of the merger, our stockholders other than IPC and one or a small number of our current stockholders who may own up to an aggregate of approximately 7% of the surviving corporation's capital stock, will cease to participate in our future earnings or growth, if any, or benefit from increases, if any, in our value. However, the special committee also considered the risks and uncertainties associated with our future prospects, including our ability to continue as a going concern, as described above.

     - the fact that IPC was unwilling to adopt as the standard of stockholder approval in connection with the merger the approval by a majority of the stockholders other than IPC. However, the special committee determined that, in order to preserve the prospects for consummating the merger transaction, it would have to withdraw its request for inclusion of such a provision. Moreover, the special committee considered that our stockholders would have appraisal rights under Delaware law.

     - the fact that the merger is a taxable transaction for stockholders.

     The discussion of factors considered by the special committee is not necessarily complete, but it is believed to include all material factors considered. In addition to the foregoing factors, the special committee discussed the November 2000 preliminary offer by IPC to purchase our outstanding common stock for $1.00 per share, but concluded that because the preliminary offer was revoked before any formal agreement was reached, and because our financial condition further deteriorated subsequent to the time the preliminary offer was suggested by IPC, the fact that the preliminary offer had been made in November 2000 was not relevant to consideration of the merger agreement and the transactions it contemplates. While the special committee considered the foregoing factors, it did not quantify or otherwise attach any particular weights to such factors in reaching its determination. In making its recommendation to our board of directors and our stockholders, the special committee determined that the positive factors set forth above outweighed the negative factors set forth above.

     Fairness of the Merger. Our board of directors, including the members of the special committee, also believes that the merger is procedurally fair because, among other things:

     - the special committee consisted of two independent directors who were appointed by the board of directors to represent solely the interests of holders of our common stock other than IPC and its affiliates;

     - the special committee retained and received advice from independent legal and financial advisors; and

     - the special committee conducted all negotiations at arm's length on our behalf, and the negotiations were extensive. The special committee devoted substantial time and effort in evaluating the terms and conditions of merger agreement and the merger consideration.

OPINION OF FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE

     Under a letter agreement dated March 20, 2002, the special committee appointed by our board of directors retained Legg Mason to act as its financial advisor in connection with the proposed transaction with IPC. Prior to retaining Legg Mason, the special committee interviewed three potential financial advisors, each of which was deemed by the special committee to be technically capable of serving as its financial advisor. Based upon a variety of factors, including investment banking experience, knowledge of the assisted living area, cost and lack of conflicts of interest relating to IPC, which factors were not specifically weighted by the special committee, the special committee unanimously chose Legg Mason as its financial advisor.

     As part of its engagement of Legg Mason, the special committee requested that Legg Mason evaluate the fairness, from a financial point of view, of the price to be paid in the merger to our public shareholders, which was determined on the basis of arm's-length negotiations between the special committee, IPC and Acquisition. On May 15, 2002, Legg Mason delivered to the special committee its opinion that, as of that date, and based upon the assumptions made, matters considered and limitations of review described in the written opinion, the $0.25 per share merger consideration was fair, from a financial point of view, to our stockholders other than IPC and Acquisition.

     THE FULL TEXT OF THE OPINION, WHICH EXPLAINS THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY LEGG MASON IN RENDERING ITS OPINION, IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT. LEGG MASON'S WRITTEN OPINION IS DIRECTED TO THE SPECIAL COMMITTEE AND ONLY ADDRESSES THE FAIRNESS OF THE $0.25 PER SHARE MERGER CONSIDERATION FROM A FINANCIAL POINT OF VIEW AS OF THE DATE OF THE OPINION. LEGG MASON'S WRITTEN OPINION DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY OF OUR STOCKHOLDERS AS TO HOW TO VOTE AT THE SPECIAL MEETING. THE FOLLOWING IS ONLY A SUMMARY OF THE LEGG MASON OPINION. STOCKHOLDERS ARE URGED TO READ THE ENTIRE OPINION ATTACHED AS ANNEX B.

     In arriving at its opinion, Legg Mason, among other things:

     - reviewed the financial terms and conditions of the draft merger agreement dated May 14, 2002;

     - reviewed certain of our publicly available audited and unaudited financial statements and certain of our other publicly available information;

     - reviewed and discussed with representatives of our senior management certain information about us of a business and financial nature, which was furnished to Legg Mason by senior management, including our financial forecasts and related assumptions;

     - reviewed public information with respect to certain other companies in lines of business that Legg Mason believed to be generally comparable to our business;

     - reviewed the financial terms, to the extent publicly available, of certain business combinations that Legg Mason believed to be generally comparable to the merger;

     - reviewed certain publicly available information concerning the historical stock prices of our common stock; and

     - conducted such other financial studies, analyses and investigations, including a discounted cash flow analysis and a liquidation analysis, and considered such other information as Legg Mason deemed necessary or appropriate.

     Legg Mason assumed and relied upon, without any responsibility for independent verification or liability therefor, the accuracy and completeness of all financial and other information we supplied to Legg Mason, and all publicly available information. Legg Mason further relied upon the assurances of our management that they were unaware of any facts that would make the information provided to Legg Mason incomplete or misleading. Legg Mason assumed that there had been no material change in our assets, financial condition, business or prospects since the date of the most recent financial statements made available to Legg Mason. Legg Mason did not assume any responsibility for any independent valuation or appraisal of any of our assets or liabilities or concerning our solvency or issues relating to our solvency.

     With respect to financial forecasts, Legg Mason assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of our management as to our future financial performance. Legg Mason assumed no responsibility for and expressed no view as to such forecasts or the assumptions on which they were based. The forecasts and projections were based on numerous variables and assumptions that were inherently uncertain, including, without limitation, facts related to general economic and market conditions. Accordingly, Legg Mason noted that actual results could vary significantly from those set forth in such forecasts and projections. Legg Mason's opinion was necessarily based on share prices, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to Legg Mason up to and including, the date of the opinion. In rendering its opinion, Legg Mason did not address the relative merits of the merger, any alternative potential transaction or our underlying decision to effect the merger.

     Legg Mason also assumed, with our consent, that the merger would be completed according to the terms of the draft merger agreement dated May 14, 2002, without any waiver of any material term or condition contained in that agreement. In addition, Legg Mason assumed that there would be no material changes to the merger agreement as executed from the draft reviewed by Legg Mason.

     The following is a brief summary of the material financial analyses performed by Legg Mason in preparing its opinion:

  COMPARABLE COMPANY ANALYSIS

     Legg Mason reviewed and compared the actual financial, operating and stock market information of certain companies in lines of business believed to be generally comparable to ours in the assisted living industry. These companies included Alterra Healthcare Corporation, American Retirement Corporation, ARV Assisted Living, Inc., Assisted Living Concepts, Inc., Capital Senior Living Corporation, Emeritus Corporation and Sunrise Assisted Living, Inc.

     Specifically, Legg Mason analyzed the respective multiples of the equity value of these companies to their last twelve months' net income and most recent book value and the enterprise value of these companies to their last twelve months' ("LTM") revenues, earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT"). Legg Mason's analysis indicated the following:

                                   EQUITY VALUE AS A MULTIPLE OF:      ENTERPRISE VALUE AS A MULTIPLE OF:
                                   -------------------------------    ------------------------------------
                                     LTM NET         MOST RECENT          LTM           LTM         LTM
                                     INCOME          BOOK VALUE        REVENUES       EBITDA        EBIT
                                   -----------     ---------------    -----------    ---------    --------
Low..............................      6.8x             0.30x            0.80x          4.4x        7.2x
High.............................     18.7x             1.71x            2.74x         19.9x       82.7x
Mean.............................     12.7x             0.82x            1.80x         12.5x       37.0x
Median...........................     12.5x             0.81x            1.85x         12.8x       26.8x

     Legg Mason then derived a range of implied per share equity values for our company by applying the multiples of the comparable companies listed above to our corresponding data. This analysis indicated the following:

                                   EQUITY VALUE AS A MULTIPLE OF:     ENTERPRISE VALUE AS A MULTIPLE OF:
                                   -------------------------------    -----------------------------------
                                     LTM NET         MOST RECENT          LTM           LTM         LTM
                                     INCOME          BOOK VALUE        REVENUES       EBITDA       EBIT
                                   -----------     ---------------    -----------    ---------    -------
Low..............................       NMF*             NMF              NMF           NMF         NMF
High.............................       NMF              NMF             1$.29          NMF         NMF
Mean.............................       NMF              NMF              NMF           NMF         NMF
Median...........................       NMF              NMF              NMF           NMF         NMF

---------------
* NMF means "Not Meaningful."

     Legg Mason noted that, due to our lack of profitability and highly leveraged balance sheet, the Comparable Company Analysis generally yielded negative per share equity values for our company, which are indicated in the table as being not meaningful. As a result, Legg Mason concluded that this analysis supported its opinion of fairness.

  COMPARABLE INDUSTRY TRANSACTIONS ANALYSIS

     Legg Mason reviewed and compared 18 comparable transactions involving companies in lines of business believed to be generally comparable to those of ours in the assisted living industry. These transactions include the March 2002 acquisition of nine assisted living communities of Sunrise Assisted Living, Inc. by a private investor group; the January 2002 acquisition of 49 nursing facilities and four assisted living centers of Beverly Enterprises, Inc. by NMC of Florida, LLC; the December 2001 acquisition of 12 assisted living properties of Sunrise Assisted Living, Inc. by a private investor group; the November 2001 acquisition of 60 assisted living units and 14 memory impaired units of American Retirement Corp. by CNL Retirement Properties; the July 2001 acquisition of Pacific Northern Construction Company, Inc. by Vital Retirement Living; the June 2001 acquisition of two communities of American Retirement Corp. by Senior Housing Partners II, L.P.; the April 2001 acquisition of seven home care agencies of Seton Home Health Services, Inc. by Amedisys, Inc.; the April 2001 acquisition of 78 nursing homes and a medical office property of Meditrust Corp. by a private investor group; the February 2001 acquisition of nine assisted living communities of Sunrise Assisted Living, Inc. by a private investor group; the December 2000 acquisition of two assisted living facilities of Sunrise Assisted Living, Inc. by Aureus Group, LLC; the September 2000 acquisition of 11 assisted living communities of Sunrise Assisted Living, Inc. by Metropolitan Senior Housing, LLC; the August 2000 acquisition of Brookdale Living Communities by Fortress Investment Group; the June 2000 acquisition of a 373-unit continuing care retirement community of Freedom Village by American Retirement Corp.; the October 1999 acquisition of 20 nursing homes of Manor Care, Inc. by Alterra Healthcare Corp.; the September 1999 acquisition of Grand Court Affiliates by Grand Court Lifestyles, Inc.; the July 1999 acquisition of 20 residences of HCR Manor Care by Alternative Living Services; the June 1999 acquisition of 10 assisted living properties of Alterra Healthcare Corp.

by Omega Healthcare Investors, Inc.; and the June 1999 acquisition of 21 assisted living communities of Healthcare Property Investors by Emeritus Corp.

     Specifically, Legg Mason analyzed the respective multiples of the equity value of the acquired companies to their last twelve months' net income and most recent book value and the enterprise value of these companies to their last twelve months' revenues, EBITDA and EBIT. Legg Mason's analysis indicated the following:

                                   EQUITY VALUE AS A MULTIPLE OF:      ENTERPRISE VALUE AS A MULTIPLE OF:
                                   -------------------------------    ------------------------------------
                                     LTM NET         MOST RECENT          LTM           LTM         LTM
                                     INCOME          BOOK VALUE        REVENUES       EBITDA        EBIT
                                   -----------     ---------------    -----------    ---------    --------
Low..............................     14.3x             1.59x            3.27x         17.0x       24.8x
High.............................     14.3x             1.59x            3.27x         17.0x       24.8x
Mean.............................     14.3x             1.59x            3.27x         17.0x       24.8x
Median...........................     14.3x             1.59x            3.27x         17.0x       24.8x

     Legg Mason then derived a range of implied per share equity values for our company by applying the multiples of the comparable transactions listed above to corresponding data for our company. This analysis indicated the following:

                                   EQUITY VALUE AS A MULTIPLE OF:     ENTERPRISE VALUE AS A MULTIPLE OF:
                                   -------------------------------    -----------------------------------
                                     LTM NET         MOST RECENT          LTM           LTM         LTM
                                     INCOME          BOOK VALUE        REVENUES       EBITDA       EBIT
                                   -----------     ---------------    -----------    ---------    -------
Low..............................      NMF               NMF             $2.17          NMF         NMF
High.............................      NMF               NMF             $2.17          NMF         NMF
Mean.............................      NMF               NMF             $2.17          NMF         NMF
Median...........................      NMF               NMF             $2.17          NMF         NMF

     Legg Mason noted, that due to our lack of profitability and highly leveraged balance sheet, the Comparable Industry Transactions Analysis generally yielded negative per share equity values for our company, which are indicated in the table as being not meaningful. As a result, Legg Mason concluded that this analysis supported its opinion of fairness.

  COMPARABLE "GOING PRIVATE" TRANSACTIONS ANALYSIS

     Legg Mason reviewed selected publicly available financial and stock market information of 40 "going private" transactions with transaction values of less than $50 million in market capitalization occurring between May 1999 and May 2002. These transactions include Nexthealth, Inc. in March 2002; American Coin Merchandising, Inc. in February 2002; Blimpie International Inc. in January 2002; Harrington Financial Group, Inc. in January 2002; Iwerks Entertainment Inc. in January 2002; Children's Comprehensive Services, Inc. in January 2002; Casco International, Inc. in December 2001; Electronic Retailing Systems International, Inc. in December 2001; Eagle Point Software Corp. in December 2001; Industrial Holdings, Inc. in December 2001; PS Financial, Inc. in December 2001; Success Bancshares Inc. in November 2001; Cobalt Group Inc. in November 2001; First Team Sports Inc. in October 2001; SunSource, Inc. in September 2001; EA Engineering, Science & Technology, Inc. in September 2001; MagnaVision Corp. in September 2001; PJ America, Inc. in September 2001; First Coastal Corp. in September 2001; Essex Bancorp Inc. in August 2001; Data Research Associates, Inc. in August 2001; Exolon-ESK Company in August 2001; NetSpeak Corp. in August 2001; Pancho's Mexican Buffet, Inc. in August 2001; Envirosource, Inc. in July 2001; Perry County Financial Corp. in June 2001; Peritus Software Services, Inc. in June 2001; OroAmerica, Inc. in June 2001; Vlasic Foods International Inc. in May 2001; Converse, Inc. in May 2001; Strouds, Inc. in April 2001; GSB Financial Corp. in April 2001; Tri-County Bancorp, Inc. in April 2001; Hardin Bancorp, Inc. in February 2001; Cameron Financial Corp. in January 2001; Team America Corp. in December 2000; BI, Inc. in October 2000; Canisco Resources, Inc. in August 2000; Guthrie Savings Inc. in October 1999; Frederick Brewing Co. in August 1999; and Compdent Corp. in June 1999. Specifically, Legg Mason analyzed the respective multiples of the enterprise values to the last twelve months' revenues, EBITDA and EBIT for the "going private" seller in these transactions. Legg Mason's analysis indicated the following:

                                                            ENTERPRISE VALUE AS A MULTIPLE OF:
                                                           ------------------------------------
                                                               LTM           LTM         LTM
                                                            REVENUES       EBITDA        EBIT
                                                           -----------    ---------    --------
Low......................................................     0.07x          3.2x        4.4x
High.....................................................     6.89x         38.8x       39.7x
Mean.....................................................     1.25x         11.8x       19.5x
Median...................................................     0.93x         10.1x       19.7x

     Legg Mason then derived a range of implied per share equity values for our company by applying the multiples of the comparable transactions listed above to corresponding data for our company. This analysis indicated the following:

                                                           ENTERPRISE VALUE AS A MULTIPLE OF:
                                                           -----------------------------------
                                                               LTM           LTM         LTM
                                                            REVENUES       EBITDA       EBIT
                                                           -----------    ---------    -------
Low......................................................       NMF          NMF         NMF
High.....................................................     $8.14          NMF         NMF
Mean.....................................................       NMF          NMF         NMF
Median...................................................       NMF          NMF         NMF

     Legg Mason noted that, due to our lack of profitability and highly leveraged balance sheet, the Comparable "Going Private" Transactions Analysis generally yielded negative per share equity values for our company, which are indicated in the table as being not meaningful. As a result, Legg Mason concluded that this analysis supported its opinion of fairness.

  PREMIUMS PAID ANALYSIS

     Legg Mason reviewed the publicly available information concerning premiums paid in the 41 selected "going private" transactions used in the Comparable "Going Private" Transactions Analysis described above. Legg Mason analyzed the information on these transactions using three criteria: the share price on the day the announcement of the transaction was made as a percentage premium to the one-day-prior trading price, the one-week-prior trading price and the one-month-prior trading price. This analysis indicated the following:

                                                         PERCENTAGE PREMIUM OVER:
                                             ------------------------------------------------
                                             ONE-DAY-PRIOR   ONE-WEEK-PRIOR   ONE-MONTH-PRIOR
                                             TRADING PRICE   TRADING PRICE     TRADING PRICE
                                             -------------   --------------   ---------------
Low........................................        5.8%          -19.8%              0.9%
High.......................................      187.9%          300.0%            300.0%
Mean.......................................       59.7%           63.6%             61.4%
Median.....................................       49.5%           50.8%             48.2%

     Legg Mason then derived a range of implied per share equity values for our company by applying the percentage premiums from the comparable transactions to corresponding data for our company as of May 14, 2002 (the day prior to the public announcement of the proposed transaction with IPC). This analysis indicated the following:

                                                         PERCENTAGE PREMIUM OVER:
                                             ------------------------------------------------
                                             ONE-DAY-PRIOR   ONE-WEEK-PRIOR   ONE-MONTH-PRIOR
                                              SHARE PRICE     SHARE PRICE       SHARE PRICE
                                             -------------   --------------   ---------------
Low........................................      $0.11           $0.07             $0.09
High.......................................      $0.29           $0.36             $0.36
Mean.......................................      $0.16           $0.15             $0.15
Median.....................................      $0.15           $0.14             $0.13

     Legg Mason noted that the $0.25 per share merger consideration fell within the low and the high range of implied valuations for each of the three data points analyzed. Furthermore, Legg Mason noted that the $0.25 per share merger consideration was greater than the implied valuations based on mean and median percentage premiums paid for each of the three data points analyzed. As a result, Legg Mason concluded that this analysis supported its opinion of fairness.

  IMPLIED PREMIUM ANALYSIS -- HISTORICAL COMMON STOCK PRICE PERFORMANCE

     Legg Mason reviewed the price of our common stock over the one day, one week, two weeks, 30 days, 60 days, 90 days, 180 days, one year, two years and three years prior to the May 15, 2002 public announcement of the proposed transaction with IPC. This analysis indicated the following:

                                                                                    IMPLIED
                                                                                    PREMIUM
                                                  BALANCED CARE SHARE PRICE      TO MEAN SHARE
                                                 ---------------------------   PRICE BASED ON A
TIME PERIOD                                       HIGH       LOW      MEAN     $0.25 SHARE PRICE
-----------                                      -------   -------   -------   -----------------
One Day........................................   $0.10     $0.10     $0.10          150.0%
One Week.......................................   $0.10     $0.09     $0.10          163.2%
Two Weeks......................................   $0.11     $0.08     $0.09          169.8%
30 Days........................................   $0.11     $0.08     $0.09          167.2%
60 Days........................................   $0.12     $0.08     $0.10          155.3%
90 Days........................................   $0.14     $0.08     $0.10          142.6%
180 Days.......................................   $0.27     $0.08     $0.13           94.8%
One Year.......................................   $0.35     $0.08     $0.16           61.0%
Two Years......................................   $1.94     $0.08     $0.49          -49.3%
Three Years....................................   $2.69     $0.08     $0.90          -72.3%

     Legg Mason noted that the $0.25 per share merger consideration represented a premium to our mean share price over the one day, one week, two weeks, 30 days, 60 days, 90 days, 180 days and one year prior to the May 14, 2002 closing price of 150.0%, 163.2%, 169.8%, 167.2%, 155.3%, 142.6%, 94.8%, 61.0%,
respectively. As a result, Legg Mason concluded that this analysis supported its opinion of fairness.

  DISCOUNTED CASH FLOW ANALYSIS

     Legg Mason conducted a discounted cash flow analysis based on projections and other financial information provided by management. Legg Mason did not independently verify the accuracy or the completeness of the information supplied to it by management. Legg Mason made a variety of assumptions in the Discounted Cash Flow Analysis, including deriving a range of perpetuity growth rates in order to derive terminal values for our company and a range of discount rates in order to estimate the present value of our company's unlevered cash flow. Legg Mason's analysis indicated the following range of per share equity values for our company:

                                                               PERPETUITY GROWTH RATE
                          DISCOUNT                            ------------------------
                            RATE                               1.0%     2.0%     3.0%
                          --------                            ------   ------   ------
15.4%.......................................................  $(3.25)  $(3.12)  $(2.96)
14.4%.......................................................  $(3.02)  $(2.86)  $(2.68)
13.4%.......................................................  $(2.76)  $(2.57)  $(2.34)

     Legg Mason noted that, due to our projected lack of profitability and highly leveraged balance sheet, the Discounted Cash Flow Analysis yielded negative per share equity values for our company. As a result, Legg Mason concluded that this analysis supported its opinion of fairness.

  LIQUIDATION ANALYSIS

     Legg Mason conducted a liquidation analysis based on our March 31, 2002 balance sheet, adjusted to include a range of estimated liquidation values for certain assets. This analysis indicated the following:

                                                               AS OF MARCH 31, 2002
                                                                    (ADJUSTED)
                                                             -------------------------
Current Assets.............................................  $  7,364    to   $  8,240
Non-current Assets.........................................  $ 74,593    to   $ 92,473
                                                             --------         --------
Total Assets...............................................  $ 81,957    to   $100,173
                                                             ========         ========
Total Liabilities..........................................  $130,841    to   $130,841
                                                             --------         --------
Shareholders' Equity.......................................  $(48,884)   to   $(30,128)
                                                             ========         ========

     Legg Mason noted that this analysis yielded negative values for our stockholders' equity. As a result, Legg Mason concluded that this analysis supported its opinion of fairness.

     Legg Mason performed a variety of financial and comparative analyses solely for the purpose of providing its opinion to the special committee that the $0.25 per share merger consideration is fair from a financial point of view. The summary of these analyses is not a complete description of the analyses performed by Legg Mason. Preparing a fairness opinion is a complex analytical process and is not readily susceptible to partial analysis or summary description. Legg Mason believes that its analyses must be considered as a whole. Selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses and its opinion.

     Legg Mason's opinion and financial analyses were not the only factors considered by the special committee and our board of directors in its evaluation of the merger and should not be viewed, by itself, as determinative of the views of the special committee or our board or our management. Legg Mason has consented to the inclusion of and references to its opinion in this proxy statement.

     Under the terms of Legg Mason's engagement, we have paid Legg Mason an advisory fee of $300,000, which the special committee believes is reasonable for the services provided in connection with the merger. We have agreed to reimburse Legg Mason for travel and other out-of-pocket expenses incurred in performing its services, including the fees and expenses of its legal counsel, and to indemnify Legg Mason and related persons against liabilities, including liabilities under the federal securities laws, arising out of Legg Mason's engagement.

     Legg Mason is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts and valuations for real estate, corporate and other purposes.

IPC'S FORECASTS

     In connection with IPC's review of our company and in the course of the negotiations among us, the special committee and IPC, we provided IPC with non-public business and financial information. IPC used this business and financial information to create a comparison of our actual performance to our expected performance, which comparison is set forth below. During the course of the negotiations that dealt with the price per share to be paid by IPC to our stockholders, IPC provided its comparison to the special committee and to Legg Mason. See "Special Factors -- Opinion of Financial Advisor to the Special Committee" above. The non-public information we provided included summary income statement data for each of our 53 facilities as of March 26, 2002.

     We do not, as a matter of course, publicly disclose non-public business and financial data concerning future revenues or earnings. KPMG LLP, our independent accountants, has not examined, compiled or applied any procedures to this financial data in accordance with standards established by the American Institute of Certified Public Accountants and expresses no opinion or any assurance on their reasonableness, accuracy or achievability. The review of our financial data by IPC and the inclusion of IPC's comparisons in this proxy statement should not be regarded as an indication that the special committee, our board of directors, IPC or any of their respective financial advisors considered or consider the information to be a reliable prediction of future events, and IPC's comparisons should not be relied upon as such. The comparisons should not be relied on in any way.

     The forecasts that were prepared by IPC and then shared with the special committee and Legg Mason are set forth below:

                                 BALANCED CARE

                COMPARISON -- ACTUAL PERFORMANCE VS. PROJECTIONS

                 SAME STORE BASIS -- 52 FACILITIES, 3,625 BEDS*


  (NOTE: Except for each Average Daily Census, all numbers are annualized, in thousands)


                         JUL-2001   AUG-2001   SEPT-2001   OCT-2001   NOV-2001   DEC-2001   JAN-2002   FEB-2002   MAR-2002**
                         --------   --------   ---------   --------   --------   --------   --------   --------   ----------
AVERAGE DAILY CENSUS
  PROJECTED............    2,952      2,979      3,005       3,031      3,054      3,076      3,094      3,110       3,126
  ACTUAL...............    2,953      2,973      2,945       2,933      2,951      2,943      2,954      2,965       2,939
  DIFFERENCE...........        1         (6)       (60)        (98)      (103)      (132)      (139)      (145)       (187)
  % DIFFERENCE.........      0.0%      -0.2%      -2.0%       -3.2%      -3.4%      -4.3%      -4.5%      -4.7%       -6.0%
REVENUE
  PROJECTED............   76,038     76,726     77,418      79,100     79,408     80,236     81,085     80,933          --
  ACTUAL...............   78,064     78,797     77,400      79,191     78,279     77,416     78,519     77,970          --
  DIFFERENCE...........    2,026      2,071        (18)         92     (1,129)    (2,820)    (2,566)    (2,963)         --
  % DIFFERENCE.........      2.7%       2.7%       0.0%        0.1%      -1.4%      -3.5%      -3.2%      -3.7%         --
NET OPERATING INCOME
  (AFTER MARKETING)
  PROJECTED............   20,046     21,852     23,094      18,837     23,255     24,806     24,661     25,525          --
  ACTUAL...............   22,147     23,628     23,996      22,387     23,457     20,186     19,771     22,123          --
  DIFFERENCE...........    2,101      1,775        903       3,551        202     (4,620)    (4,890)    (3,401)         --
  % DIFFERENCE.........     10.5%       8.1%       3.9%       18.8%       0.9%     -18.6%     -19.8%     -13.3%         --

---------------
 * Previously, IPC assumed that our facility in Hendersonville would be sold in January 2002. Although information regarding 53 facilities was supplied to IPC, information regarding the Hendersonville facility has been excluded from this analysis.

** IPC did not create comparisons relating to revenue and net operating income for the quarter ended March 31, 2002.

IPC'S AND ACQUISITION CORP.'S PURPOSE, REASONS AND OTHER CONSIDERATIONS FOR THE MERGER

     IPC and Acquisition Corp. have informed us that they are engaging in the merger in order to acquire all of the shares of our common stock that IPC does not already own, except for a minority interest that is expected to continue to be held after the merger by one or a small number of our current stockholders, and to utilize IPC's resources to enhance our operations.

     IPC has informed us that it determined to undertake the merger at this time because, as discussed in greater detail below under "Special Factors -- IPC's and Acquisition Corp.'s Position as to the Fairness of the Merger," our financial condition continues to deteriorate, our recent market performance suggests that we would be more successful as a private company and IPC feels that it can offer a price to our public stockholders that is both fair and attractive.

     IPC and Acquisition Corp. have also informed us that they considered the following factors:

     - IPC has determined that it is not prepared to continue to advance additional funds to us unless it owns substantially all of our outstanding shares of common stock;

     - our business, operations, financial condition, operating results and prospects, including the fact that (a) we incurred net losses of approximately $24 million, $22 million and $46 million, respectively, for each of the three fiscal years ended June 30, 1999, 2000 and 2001, respectively; (b) we continued to incur further net losses of approximately $24 million for the nine months ended March 31, 2002; and
       (c) we lack prospects for continuing to operate or becoming profitable in the foreseeable future as an independent company in light of our continuing losses and lack of liquidity;

     - the merger would substantially reduce the possibility that we will declare bankruptcy or enter into a liquidation in the near future, and thus will avoid the potential negative effects on our operations of such a course of action, and eliminate the distraction that the threat of bankruptcy or liquidation currently causes;

     - the merger would enable us to reduce the amount of publicly available information regarding our operations and to reduce expenses, including by eliminating costs associated with operating as a public, exchange-traded company, which we believe are approximately $360,000 (for example, as a private company, quarterly, annual or other periodic reports would no longer have to be filed with the SEC and annual reports and proxy statements would no longer need to be distributed to stockholders); and

     - the contemplated structure of the merger, including the fact that one or a small number of our current stockholders are expected to acquire up to an aggregate of approximately 7% of the capital stock of Acquisition Corp., may result in the ability to use our net operating loss carry-forwards against future income, without regard to limitations imposed on the preservation and use of net operating loss carry-forwards in connection with certain changes in ownership pursuant to the Internal Revenue Code of 1986, as amended.

IPC'S AND ACQUISITION CORP.'S POSITION AS TO THE FAIRNESS OF THE MERGER

     IPC and Acquisition Corp. have informed us that they believe that the merger and the consideration to be paid to the public holders of our common stock is fair to such holders. Each of IPC and Acquisition Corp. has informed us that it bases its belief on the following factors:

     - after a thorough review with independent financial and legal advisors, the special committee, which consisted entirely of independent directors who are not our employees or affiliated with IPC, unanimously recommended that the board of directors approve the merger agreement and the transactions it contemplates, including the merger;

     - based upon the recommendation of the special committee and other considerations, our board of directors determined that the merger is advisable and fair to and in the best interests of the holders of our common stock other than IPC and approved the merger agreement and the transactions it contemplates, including the merger;

     - the special committee received a written fairness opinion, dated May 15, 2002, from Legg Mason stating that, subject to the various assumptions and limitations set forth in that opinion, as of the date thereof, the $0.25 per share in cash to be received by the holders of our common stock other than IPC in the merger is fair to such stockholders from a financial point of view, as further described under "Special Factors -- Opinion of Financial Advisor to the Special Committee";

     - the merger agreement was negotiated at arm's length with the special committee, which acted independently, with the assistance of financial and legal advisors and on behalf of the holders of our common stock other than IPC;

     - our business, operations, financial condition, operating results and prospects, including the fact that (a) our net income decreased from approximately $3.5 million for the fiscal year ended June 30, 1998 to a net loss of approximately $46.1 million for the fiscal year ended June 30, 2001; (b) we continued to incur further net losses of approximately $24.2 million for the nine months ended March 31, 2002; and (c) we lack prospects for continuing to operate or becoming profitable in the foreseeable future as an independent company in light of our continuing losses and lack of liquidity;

     - the lack, in their opinion, of prospects for finding an alternative to the merger with Acquisition Corp. that would result in greater value to the holders of our common stock, based on the inability to find an appropriate purchaser or strategic partner for us (alone or together with IPC), our inability to raise additional funds through equity or debt financing and the lack of possible strategic alternatives to the merger;

     - that, based on the $0.10 per share closing price as of May 14, 2002, the last trading day prior to the day on which the merger agreement was approved by our board of directors, the consideration to be paid to the holders of common stock in the merger represented a $0.15 per share (or 150%) premium over the trading price of the shares;

     - the declining price of our common stock and that our stockholders would lose liquidity for the common stock if we are delisted from AMEX;

     - the continuing deterioration of our cash position (as of March 31, 2002, we had approximately $4.6 million in cash and cash equivalents as compared to approximately $15.5 million at June 30, 1998) and our future liquidity needs, which could result in our possible bankruptcy or liquidation if the merger is not completed; and

     - the continuing decline in our working capital (as of March 31, 2002, we had a working capital deficit of approximately $103 million as compared to working capital of approximately $26.4 million at June 30, 1998).

     Each of IPC and Acquisition Corp. believes that each of the above factors supports its conclusion that the merger is fair to the holders of our common stock who are unaffiliated with IPC.

     In connection with its determination of the fairness of the merger agreement and the transactions contemplated by the merger agreement, including the merger, each of IPC and Acquisition Corp. adopted the conclusions as to fairness set forth under "Special Factors -- Our Position as to the Fairness of and the Reasons for Recommending Approval of the Merger," and the analyses underlying such conclusions of our board of directors, based on their views as to the reasonableness of such analyses. Each of IPC and Acquisition Corp. also reviewed the procedures followed by the special committee and the board of directors in their respective consideration of the terms of the proposed merger, and determined them to be reasonable grounds on which to decide that the merger was fair to the holders of our common stock. In view of the variety of factors considered in reaching their respective determinations, neither of IPC nor Acquisition Corp. quantified or otherwise assigned relative weights to the specific factors considered in reaching its belief as to fairness. Neither IPC nor Acquisition Corp. is making any recommendation as to how the holders of our common stock should vote on the merger agreement and the merger.

     Certain affiliates of IPC are also officers and directors of us and have interests that are in addition to, or different from, the interest of the holders of our common stock. See "Special Factors -- Interests of Executive Officers and Directors in the Merger."

     The merger will terminate all equity interests of the current holders of our common stock other than IPC and one or more of our other stockholders, who are not affiliated with IPC, who may purchase an aggregate interest of up to approximately 7% in Acquisition Corp. prior to the consummation of the merger. The merger consideration to be received by holders of our common stock was the result of arm's-length negotiations between representatives of IPC and Acquisition Corp. and the special committee and their respective advisors following the receipt of the initial proposal from IPC.

     Our common stock is currently registered under the Exchange Act and is listed for trading on AMEX under the symbol "BAL." However, we have received correspondence from AMEX regarding the potential de-listing of our common stock even if the merger does not occur. See "Special Factors -- History of the Company; Past Contacts and Negotiations with IPC and Acquisition Corp." for a discussion of our correspondence with AMEX. Upon consummation of the merger, our common stock will be de-listed from AMEX and registration of the common stock under the Exchange Act will be terminated. The merger will allow Balanced Care Corporation, as the surviving corporation, to gain certain efficiencies by eliminating the time devoted by its management and certain other employees to complying with the reporting requirements of the Exchange Act, and our directors, officers and beneficial owners of more than 10% of the shares of our common stock will be relieved of the reporting requirements and restrictions on trading under Section 16 of the Exchange Act. In addition, we will be relieved of AMEX listing and reporting requirements.

     IPC and Acquisition Corp. structured the transaction as a "one-step" merger because it believed that the transaction structure would have the greatest certainty of allowing IPC to own substantially all of our equity at the earliest time and with the lowest transaction costs.

     Approval of the merger requires the vote of at least a majority of the outstanding shares of our common stock, but does not require the separate approval of a majority of the stock held by the stockholders other than IPC. IPC did not structure the transaction to require the approval of a majority of the other stockholders because such approval is not required under the Delaware merger statute and it wanted to assure approval of the merger agreement.

FINANCING OF THE MERGER

     The total amount of funds required by Acquisition Corp. to pay the aggregate merger consideration due to holders of our common stock at the closing of the merger, assuming that there are no dissenting stockholders, is expected to be approximately $4,009,618. The funds necessary to pay the merger consideration and IPC's related costs and expenses of the transaction will be provided by IPC from its available cash. There are no financing conditions to the consummation of the merger pursuant to merger agreement.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following discussion summarizes the material U.S. federal income tax consequences of the merger. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the regulations promulgated under the Code, Internal Revenue Service rulings, and judicial and administrative rulings in effect as of the date of this proxy statement, all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of our common stock in light of that holder's particular circumstances, or to those holders of our common stock subject to special rules, such as stockholders who are not citizens or residents of the United States, stockholders that are financial institutions, broker-dealers, tax-exempt organizations, insurance companies, dealers in securities, or foreign corporations, stockholders who acquired their common stock through the exercise of options, warrants or similar derivative securities or stockholders who hold their common stock as part of a straddle or conversion transaction. This discussion also does not address the U.S. federal income tax consequences to holders of options exercisable to acquire shares of our common stock. This discussion assumes that holders of our common stock hold their respective shares as capital assets within the meaning of Section 1221 of the Code. No ruling from the Internal Revenue Service will be applied for with respect to the U.S. federal income tax consequences discussed herein, and accordingly there can be no assurance that the Internal Revenue Service will agree with the positions described in this proxy statement.

     We intend this discussion to provide only a summary of the material U.S. federal income tax consequences of the merger. We do not intend it to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. We also do not address all of the non-income tax or foreign, state or local tax consequences of the merger. Accordingly, we strongly urge you to consult your tax advisor to determine your particular U.S. federal, state, local or foreign income or other tax consequences resulting from the merger, with respect to your individual circumstances.

     The receipt of cash for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and possibly for state and local income tax purposes as well. In general, a stockholder who receives cash in exchange for shares pursuant to the merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis for the shares surrendered for cash pursuant to the merger. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) that is surrendered for cash pursuant to the merger.

     Net capital gain recognized by non-corporate taxpayers from the sale of property held more than one year will generally be taxed at a rate not to exceed 20% for U.S. federal income tax purposes. Net capital gain from property held for one year or less will be subject to tax at ordinary income tax rates. Capital gains recognized by a corporate taxpayer will be subject to tax at the ordinary income tax rates applicable to corporations. In general, capital losses are deductible only against capital gains and are not available to offset ordinary income. However, individual taxpayers are allowed to offset a limited amount of net capital losses against ordinary income.

     The receipt of cash, if any, pursuant to the exercise by a holder of shares of our common stock of appraisal rights under the Delaware General Corporation Law, will be taxable. We encourage any holder of shares of our common stock considering the exercise of any appraisal rights to consult a tax advisor to determine the tax consequence of exercising such appraisal rights.

     Certain non-corporate holders of shares of our common stock may be subject to backup withholding (currently at a rate of 30% but subject to periodic adjustment) on cash payments received pursuant to the merger. Backup withholding will not apply, however, to a holder of shares of our common stock who furnishes a taxpayer identification number ("TIN") and certifies that he or she is not subject to backup withholding on the substitute Form W-9 included in the transmittal letter, who provides a certificate of foreign status on Form W-8BEN or W-8ECI, or who is otherwise exempt from backup withholding. A holder of shares of common stock who fails to provide the correct TIN on Form W-9 may be subject to a $50.00 penalty imposed by the Internal Revenue Service.

INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER

     In considering the recommendation of our board of directors with respect to the merger agreement and the transactions it contemplates, including the merger, holders of our common stock should be aware that certain of our directors and members of our management and IPC have interests in the merger that are different from, or in addition to, the interests of holders of our common stock generally. The names and titles of the individuals who are our directors and/or executive officers and who are known to have these interests are listed below. The special committee and our board of directors were aware of these interests and considered them, among other matters, in approving the merger.

     Messrs. Goodman, Meyer and Reichmann each own options to purchase 5,000 shares of our common stock at an exercise price of $0.11 per share, and each owns options to purchase 100,000 shares of our common stock at exercise prices in excess of $0.25 per share. In consideration of the cancellation of these options in connection with the merger, each of these individuals will receive an aggregate of $1,700. Messrs. Beall and Zullinger each own options to purchase 15,000 shares of our common stock at an exercise price of $0.19 per share. In consideration of the cancellation of these options in connection with the merger, each of these individuals will receive $900. Mr. Sutton, Ms. Borger and Ms. Barber own options to purchase 58,500, 51,000 and 84,375 shares of our common stock, respectively, all of which options have exercise prices in excess of $0.25. In consideration of the cancellation of these options in connection with the merger, these individuals will receive $585, $510 and $844, respectively. Mr. Richardson does not own any of our securities.

PLANS OR PROPOSALS AFTER THE MERGER

     IPC has advised us that it is not prepared to continue to advance additional funds to us unless it owns substantially all of our outstanding shares of common stock. Assuming consummation of the merger, IPC has informed us that, following the consummation of the merger, and assuming that conditions prevailing in the assisted-living care industry from time to time allow, it may take one or more actions, including without limitation the following:

     - continue efforts to refinance our properties and operations;

     - acquire additional properties, if appropriate opportunities present themselves and if appropriate financing is available;

     - combine our operations with those of other assisted living care entities; and/or

     - conduct a public or private financing depending on market conditions.

COMPARATIVE MARKET PRICE DATA

     Our common stock bas been listed on AMEX and traded under the symbol "BAL" since February 12, 1998. The following table sets forth the high and low closing price per share of our common stock, as reported by AMEX, for the quarters indicated:

  Fiscal Year Ending June 30, 2002:


                                                              HIGH     LOW
                                                              -----   -----
1st quarter.................................................  $ .25   $ .11
2nd quarter.................................................    .27     .07
3rd quarter.................................................    .23     .09
4th quarter.................................................    .25     .08


  Fiscal Year Ended June 30, 2001:

                                                              HIGH     LOW
                                                              -----   -----
1st quarter.................................................  $1.87   $ .94
2nd quarter.................................................   1.12     .09
3rd quarter.................................................    .52     .25
4th quarter.................................................    .43     .06

  Fiscal Year Ended June 30, 2000:

                                                              HIGH     LOW
                                                              -----   -----
1st quarter.................................................  $2.19   $1.13
2nd quarter.................................................   1.94     .88
3rd quarter.................................................   2.88    1.19
4th quarter.................................................   2.13    1.44


     On May 14, 2002, the last full trading day before the day on which the merger agreement was approved by our board of directors, the closing sales price per share was $0.10. On July 17, 2002, the most recent practicable trading day prior to the date of this proxy statement, the closing sales price per share was $0.24. You should obtain current market price quotations for the common stock in connection with voting your shares.


DIVIDENDS

     We have never declared a dividend. Under the merger agreement, we have agreed not to declare or pay any dividends on our common stock prior to the closing of the merger or the earlier termination of the merger agreement. In addition, our existing credit agreement limits the amount of cash dividends that we may pay to our stockholders.

COMPANY SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The following table summarizes certain selected consolidated financial data, which should be read in conjunction with our Annual Report on Form 10-K for the fiscal year ended June 30, 2001, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, as amended by our Form 10-Q/A, all of which are being distributed together with this proxy statement. The selected consolidated financial data set forth below for each of the years in the five-year period ended June 30, 2001, and as of the end of each of such periods, have been derived from our consolidated financial statements which have been audited by KPMG LLP, our independent accountants. The selected consolidated financial data set forth below as of and for the nine months ended

March 31, 2002 and 2001 have been derived from our unaudited consolidated financial statements, which appear in our Form 10-Q/A for the quarter ended March 31, 2002. The unaudited consolidated financial statements have been prepared on a basis consistent in all material respects with the audited consolidated financial statements appearing elsewhere herein and, in the opinion of management, include all adjustments necessary for a fair presentation of such data. The consolidated financial statements as of June 30, 2001 and 2000, and for each of the years in the three year period ended June 30, 2001, and our independent accountants' report thereon, are included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2001.

                                                                                      NINE MONTHS ENDED
                                            YEAR ENDED JUNE 30,                           MARCH 31,
                             --------------------------------------------------   -------------------------
                               2001       2000       1999      1998      1997        2002          2001
                             --------   --------   --------   -------   -------   -----------   -----------
                                                                                  (UNAUDITED)   (UNAUDITED)
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
  DATA:
Revenues...................  $ 56,775   $ 60,749   $ 78,446   $88,888   $49,480    $  42,580     $ 43,026
Operating income (loss)....  $(35,548)  $(16,924)  $(24,023)  $ 2,480   $(3,787)   $ (16,829)    $(22,772)
Income (loss) before
  extraordinary item.......  $(46,085)  $(20,850)  $(23,637)  $ 3,575   $(4,492)   $ (24,229)    $(28,362)
Net income (loss)..........  $(46,085)  $(21,589)  $(23,637)  $ 3,575   $(4,492)   $ (24,229)    $(28,362)
Income (loss) before
  extraordinary item per
  diluted share............  $  (1.35)  $  (0.79)  $  (1.41)  $  0.28   $ (0.66)   $   (0.71)    $  (0.83)
Net income (loss) per
  diluted share............  $  (1.35)  $  (0.81)  $  (1.41)  $  0.28   $ (0.66)   $   (0.71)    $  (0.83)
Weighted average shares --
  diluted..................    34,173     26,517     16,713    12,928     6,763       34,173       34,173
BALANCE SHEET DATA:
Cash and cash
  equivalents..............  $  2,471   $  5,722   $  8,160   $15,481   $ 7,908    $   4,595     $  1,973
Working capital
  (deficit)................  $(94,911)  $ (3,548)  $  7,442   $26,382   $13,300    $(103,260)    $(88,052)
Total assets...............  $ 97,158   $119,994   $ 71,055   $85,972   $33,017    $ 108,616     $109,688
Long-term obligations......  $  4,952   $ 66,668   $ 16,535   $ 8,847   $12,117    $  18,966     $  5,540
Redeemable preferred
  stock....................  $     --   $     --   $     --   $    --   $13,249    $      --     $     --
Stockholders' equity
  (deficit)................  $ (9,662)  $ 36,306   $ 38,358   $61,859   $(1,444)   $ (22,225)    $  7,944

PRO FORMA INFORMATION

     We have not provided any pro forma data giving effect to the proposed merger. We do not believe such information is material to you in evaluating the merger proposal since:

     - the proposed merger consideration is all cash; and

     - if the proposed merger consideration is completed, our common stock would cease to be publicly traded and the holders of our common stock would not retain or receive a continuing interest in our business.

                               SECURITY OWNERSHIP


     The following table sets forth the beneficial ownership of our common stock as of July 17, 2002, the record date for determining which of our stockholders are entitled to vote at the special meeting or any adjournment or postponement thereof, by each person or group known by us to beneficially own more than five percent of outstanding common stock, each director and executive officer, and by all directors and executive officers as a group. Beneficial ownership was calculated on the basis of the amount of outstanding securities, plus securities deemed outstanding pursuant to Rule 13d-3(d)(1) under the Exchange Act. Unless otherwise indicated, the holders of all shares shown in the table have sole voting and investment power with respect to such shares. As of the record date, there were 34,172,847 issued and outstanding shares of our common stock, and no shares of preferred stock were issued and outstanding.


                                                                                     PERCENTAGE OF
                                                                                      OUTSTANDING
                                                                                     COMMON STOCK
                                                              AMOUNT AND NATURE OF   BENEFICIALLY
NAME AND ADDRESS OF BENEFICIAL OWNER                          BENEFICIAL OWNERSHIP       OWNED
------------------------------------                          --------------------   -------------
IPC Advisors S.A.R.L. ......................................       18,212,100(1)         53.3%
  28 rue Jean Baptiste Fresez
  L-1542 Luxembourg
Crosslink Capital, Inc. ....................................        1,429,402(2)          4.2
  555 California Street, Suite 2350
  San Francisco, CA 94104
Barry Reichmann.............................................          105,000(3)            *
Richard D. Richardson.......................................                0               *
John N. Beall...............................................           15,000(4)            *
R. Fredric Zullinger........................................           15,000(4)            *
Gary Goodman................................................          115,000(5)            *
Y. Dov Meyer................................................          105,000(6)            *
Robin L. Barber.............................................          155,929(7)            *
Diane M. Borger.............................................           51,000(8)            *
Robert J. Sutton............................................           58,500(9)            *
All directors and executive officers as a group (9
  persons)(10)..............................................          610,429(11)         1.8

---------------

  *  Indicates ownership of less than 1% of the Common Stock.

 (1) LXB Investments Limited ("LXB") is the sole shareholder of IPC. The Lillian Trust (the "Lillian Trust") is the sole shareholder of LXB. The RBC Trustees (Guernsey) Limited ("RBC") is the trustee of the Lillian Trust. LXB, the Lillian Trust and RBC may each be deemed to be beneficial owners of the 18,212,100 shares pursuant to Rule 13d-3 under the Exchange Act. IPC, LXB, the Lillian Trust and RBC have shared voting and investment power with respect to the 18,212,100 shares of Common Stock. This information is based on the stockholder's Schedule 13D (Amendment No. 4) filed with the SEC on May 21, 2001.

 (2) Crosslink Capital, Inc. ("Crosslink") is a registered investment advisor. Michael Joseph Stark and Seymour Franklin Kaufman are the controlling stockholders of Crosslink. Messrs. Stark and Kaufman share voting and investment power with respect to the 2,469,140 shares of Common Stock and Mr. Kaufman has sole voting and investment power with respect to 223,134 shares of Common Stock. This information is based on the stockholder's
     Schedule 13G filed with the SEC on January 14, 2002.

 (3) Consists of 105,000 shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days.

 (4) Consists of 15,000 shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days.

 (5) Includes 105,000 shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days. Also includes 10,000 shares held by a corporation in which Mr. Goodman owns a controlling interest. Does not include 70,000 shares held by a registered retirement savings plan of which Mr. Goodman's spouse has voting and dispositive power. Mr. Goodman disclaims beneficial ownership as to the 70,000 shares held by the plan of which his spouse has voting and dispositive power.

 (6) Consists of 105,000 shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days. Does not include 13,600 shares held by Mr. Meyer's spouse. Mr. Meyer disclaims beneficial ownership as to the 13,600 shares held by his spouse.

 (7) Includes 84,375 shares held subject to stock options presently exercisable or exercisable within 60 days.

 (8) Consists of 51,000 shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days.

 (9) Consists of 58,500 shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days.

(10) Includes directors and officers as of July 17, 2002.

(11) Includes 538,875 shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days.

                                   THE MERGER

     The following is a summary of the material terms of the merger agreement. The following description may not contain all the information about it that is important to you. We encourage you to read the merger agreement itself, which is attached as Annex A and incorporated in this proxy statement by reference.

     The merger agreement provides that as promptly as practicable after all of the conditions to the merger agreement have been satisfied or waived, Acquisition Corp. will be merged with and into Balanced Care Corporation, which will be the surviving corporation in the merger and a subsidiary of IPC. The merger agreement will become effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware.

     Our board of directors has determined, based in part on the recommendation of the special committee, that the merger is advisable and in the best interests of us and our stockholders and that the merger is fair, from a financial point of view, to our stockholders other than IPC. Accordingly, our board of directors has unanimously approved the merger agreement and the transactions it contemplates, including the merger, and recommends that you vote "FOR" adoption of the merger agreement and approval of the transactions it contemplates, including the merger. See "Special Factors -- Our Position as to the Fairness of and the Reasons for Recommending Approval of the Merger." Our board of directors approved and recommended adoption of the merger agreement and approval of the transactions it contemplates, including the merger, by a unanimous vote.

PURPOSE AND STRUCTURE OF THE MERGER

     The purpose of the merger is to permit our stockholders to realize a significant premium over market prices for their shares and to enable IPC to obtain control of us in an orderly fashion so that IPC may pursue its business objectives for us. The objectives may include refinancing our properties and operations, acquiring additional properties, combining our operations with those of other assisted living entities, conducting a public or private financing depending on market conditions and/or entering into a transaction to sell its ownership interest in us, or substantially all of our assets. For further background on IPC's reasons for the merger, see "Special Factors -- History of the Company; Past Contacts and Negotiations with IPC and Acquisition Corp.," "Special Factors -- IPC's and Acquisition Corp.'s Position as to the Fairness of the Merger," "Special Factors -- IPC's and Acquisition Corp.'s Purpose, Reasons and Other Considerations for the Merger" and "Special Factors -- Plans or Proposals after the Merger." The reason the acquisition has been structured as a merger is to effect a prompt and orderly transfer of ownership of our company from our current stockholders to IPC and to provide our stockholders with cash for their shares and the right to receive "fair value" for their shares if they exercise and perfect their appraisal rights under Section 262 of the General Corporation Law of the State of Delaware. IPC and Acquisition Corp. believe that undertaking the proposed transaction in the form of a merger represents the most efficient way of accomplishing the transfer of ownership.

EFFECTIVE TIME OF THE MERGER

     If the merger agreement is adopted and transactions it contemplates, including the merger, are approved by the requisite vote of our stockholders and the other conditions to the merger are satisfied or, to the extent permitted, waived, the merger will be consummated and become effective at the time a certificate of merger is filed with the Secretary of State of the State of Delaware or such later time as otherwise agreed by us, IPC and Acquisition Corp. and provided in the certificate of merger. If the merger agreement is adopted and the merger is approved by our stockholders, we expect to complete the merger as soon as practicable after the special meeting. Since IPC owns approximately 53% of the voting power of our securities and has informed us that it intends to vote its shares in favor of adoption of the merger agreement and approval of the merger, we expect that the merger agreement will be adopted and the merger will be approved.

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CONSIDERATION TO BE RECEIVED BY OUR STOCKHOLDERS

     As of the effective time of the merger, by virtue of the merger and without any further action on the part of IPC, Acquisition Corp., us or any holder of any of our respective equity securities:

     - Each share of our common stock owned by IPC or Acquisition Corp. immediately prior to the effective time of the merger shall be canceled, and no payment shall be made with respect thereto.

     - Each share of our common stock issued and outstanding immediately prior to the effective time of the merger, except for those shares owned by IPC or Acquisition Corp., shall be converted into the right to receive $0.25 cash.

     - Each share of common stock, par value $0.001 per share, of Acquisition Corp. issued and outstanding immediately prior to the effective time of the merger shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of Balanced Care Corporation as the surviving corporation.

     All of our common stock issued and outstanding at the effective time of the merger, by virtue of the merger and without any action on the part of the holders of our common stock, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a stock certificate for our common stock shall thereafter cease to have any rights with respect to the shares of common stock represented thereby, except the right to receive the cash consideration of $0.25 for each share of our common stock upon the surrender of such stock certificate in accordance with the merger agreement.

PAYMENT OF MERGER CONSIDERATION AND SURRENDER OF STOCK CERTIFICATES

     American Stock Transfer and Trust Company has been selected to act as exchange agent with respect to the merger. Promptly after the effective time of the merger, IPC shall deposit with the exchange agent cash sufficient to make payments to our stockholders. The cash amount so deposited with the exchange agent is referred to herein as the exchange fund.

     As soon as reasonably practicable after the effective time of the merger, the exchange agent will mail to the record holders of our common stock: (i) a letter of transmittal in customary form and containing such provisions as IPC may reasonably specify (including a provision confirming that delivery of certificates for our common stock shall be effected, and risk of loss and title to the stock certificates shall pass, only upon delivery of such stock certificates to the exchange agent), and (ii) instructions for use in effecting the surrender of stock certificates in exchange for the consideration of $0.25 cash per share of our common stock as contemplated by the merger agreement. Upon surrender of a stock certificate to the exchange agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the exchange agent or IPC, (1) the holder of such stock certificate shall be entitled to receive in exchange therefor the consideration of $0.25 cash per share of our common stock, and (2) the stock certificate so surrendered shall be canceled. Until surrendered as contemplated by the merger agreement, each of our stock certificates shall be deemed, from and after the effective time of the merger, to represent only the right to receive $0.25 cash as contemplated by the merger agreement. If any stock certificate shall have been lost, stolen or destroyed, IPC may, in its discretion and as a condition precedent to the payment of the consideration of $0.25 cash per share of our common stock, require the owner of such lost, stolen or destroyed stock certificate to provide an appropriate affidavit and to deliver a bond (in such sum as the surviving corporation may reasonably direct) as indemnity against any claim that may be made against the exchange agent, IPC or Balanced Care Corporation as the surviving corporation with respect to such stock certificate.

     YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE EXCHANGE AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

     Any portion of the exchange fund that remains undistributed as of the date that is 180 days after the date the merger becomes effective shall be delivered to IPC upon demand, and any holders of our stock certificates who have not theretofore surrendered their stock certificates in accordance with the merger agreement shall thereafter

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

look only to IPC for satisfaction of their claims for the merger consideration of $0.25 per share of our common stock.

     Each of the exchange agent, IPC and Balanced Care Corporation as the surviving corporation shall be entitled to deduct and withhold from any consideration payable pursuant to the merger agreement to any holder or former holder of our common stock such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code or any provision of state, local or foreign tax law or under any other applicable law. To the extent such amounts are deducted or withheld, such amounts will be treated for all purposes as having been paid to the person to whom such amounts would otherwise have been paid.

     Neither IPC nor Balanced Care Corporation as the surviving corporation shall be liable to any holder or former holder of our common stock or to any other person with respect to any cash amounts delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar law.

ACCOUNTING TREATMENT

     The merger will be accounted for as a transfer of assets and liabilities between entities under common control. Accordingly, the assets and liabilities will continue to be accounted for at historical cost.

FEES AND EXPENSES OF THE MERGER

     Except as provided for below, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring such expenses, whether or not the merger is consummated. However, if

     - the merger agreement is terminated by us pursuant to paragraph (4) included under "The Merger -- Termination," then we have agreed to make a nonrefundable cash payment to IPC in an amount equal to the aggregate amount of all fees and reasonable, documented, out-of-pocket expenses (including all attorneys' fees, accountants' fees and filing fees) that have been paid or that may become payable by or on behalf of IPC in connection with the preparation and negotiation of the merger agreement and otherwise in connection with the merger, up to a maximum of $250,000;

     - the merger agreement is terminated by IPC for the reasons stated in paragraph (5) included under "The Merger -- Termination" as a result of an intentional act or omission by us, then we have agreed to make a nonrefundable cash payment to IPC in an amount equal to the aggregate amount of all fees and reasonable, documented, out-of-pocket expenses (including all attorneys' fees, accountants' fees and filing fees) that have been paid or that may become payable by or on behalf of IPC in connection with the preparation and negotiation of the merger agreement and otherwise in connection with the merger; and

     - the merger agreement is terminated by us for the reasons stated in paragraph (6) included under "The Merger -- Termination," then IPC has agreed to make a nonrefundable cash payment to us, in an amount equal to the aggregate amount of all fees and reasonable, documented, out-of-pocket expenses (including all attorneys' fees, accountants fees, financial advisory fees and filing fees) that have been paid or that may become payable by or on our behalf in connection with the preparation and negotiation of the merger agreement and otherwise in connection with the merger.

CERTIFICATE OF INCORPORATION; BYLAWS; DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

     In the merger, our certificate of incorporation and bylaws will be the certificate of incorporation and bylaws of the surviving entity. Also, as of the effective time of the merger, the directors of Acquisition Corp. will be the directors of the surviving entity and our officers will be the officers of the surviving entity.

STOCK OPTIONS AND WARRANTS

     We have issued options and warrants exercisable to purchase our common stock. Each option or warrant to purchase shares of our common stock, whether or not then exercisable or vested, will become fully exercisable and vested, immediately prior to the effective time of the merger. At the closing of the merger, each option and warrant to purchase shares of our common stock will be canceled and in consideration of such cancellation, holders of an option or warrant will be entitled to receive an amount in respect of its option or warrant equal to the greater of (A) the product of (i) the excess of $0.25 over the exercise price of its option or warrant, if any, and (ii) the number of shares of common stock subject to the option or warrant (net of taxes required by law to be withheld with respect thereto) and (B) $0.01 per share of common stock subject thereto.

     It is a condition to the closing of the merger that the holders of at least 80% of the outstanding warrants exercisable to acquire shares of our common stock have agreed to the termination of their warrants effective immediately prior to the effective time of the merger and to the treatment of warrants as described above.

     The treatment of options with exercise prices of $0.25 or more was determined in light of certain ambiguities in our 1996 Stock Incentive Plan relating to a change of control. In light of these ambiguities, our board of directors amended that plan to provide that holders of options issued under the plan will receive in the merger the consideration described above. In addition, based on a desire to treat all holders of options and warrants equally, the special committee and IPC agreed to provide in the merger agreement for the payment of $0.01 per share in consideration of the termination of all options and warrants with exercise prices of $0.25 or more.

PRINCIPAL COVENANTS CONTAINED IN THE MERGER AGREEMENT

     Access. Subject to confidentiality restrictions, we have agreed to provide IPC, Acquisition Corp. and each of their authorized representatives with access at reasonable times upon prior notice to the properties, books, records, tax returns, contracts, information, documents and personnel of us and our subsidiaries as they relate to our business as IPC or Acquisition Corp. may reasonably request for the purpose of making such investigation of our business, properties, financial condition and results of operations as IPC or Acquisition Corp. may deem appropriate or necessary.

     Confidentiality. IPC and Acquisition Corp. have agreed to keep secret and retain in strictest confidence, and to not, without our express written consent, disclose, disseminate, publish, reproduce, retain, use (for the benefit of IPC, Acquisition Corp. or others), or otherwise make available in any manner whatsoever, any confidential information regarding us or any of our subsidiaries, except to those representatives of IPC who have a need to know such information in connection with the consummation of the transactions contemplated by the merger agreement, and only if each such representative is informed by IPC of the confidential nature of such information and of the confidentiality undertakings of IPC contained herein. Should the merger agreement be terminated, these confidentiality restrictions will survive until the earlier of (i) the second anniversary of the date of termination, (ii) public disclosure of such information by a party other than IPC or Acquisition Corp. and (iii) the receipt by IPC or Acquisition Corp. of our express written consent to the disclosure of such information. IPC has also agreed to be responsible for any breach of these confidentiality provision by its representatives.

     The term "Confidential Information" is defined in the merger agreement as all information furnished by us (or our representatives) or any of our subsidiaries (or its representatives) to IPC or its representatives, whether disclosed or provided in oral, written, electronic or other form. However, Confidential Information does not include any such information that, prior to disclosure, is known to the public, or after disclosure, becomes generally known or available to the public through no act or omission of IPC in violation of the merger agreement.

     Conduct of our business pending the closing of the merger. Except for certain permitted actions, we have agreed not to, and to cause our subsidiaries not to, without the prior consent of IPC (which consent IPC agrees will not be unreasonably withheld or delayed), take any affirmative action, or fail to take any reasonable action within our control, as a result of which any of the following is reasonably likely to occur:

     - any amendments to our certificate of incorporation or bylaws;

     - any split, combination or reclassification of any of our capital stock or issuance or authorization of the issuance of any other securities in respect of, in lieu of or in substitution for shares of our capital stock, or any repurchase or other acquisition, directly or indirectly, of any shares of our capital stock except from former employees, directors and consultants in accordance with currently effective agreements providing for the repurchase of shares in connection with any termination of service to us or any of our subsidiaries, or any sale or other issuance of any shares of our capital stock or securities exercisable or exchangeable for or convertible into shares of our capital stock, other than in accordance with or pursuant to existing option plans or upon the exercise or conversion of options or warrants outstanding as of the date of the merger agreement or other convertible or exchangeable securities outstanding as of the date of the merger agreement;

     - any amendment to our 1996 Stock Incentive Plan;

     - any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect (as defined below) to us, other than any change, event or development resulting from general economic conditions or affecting, in general, persons engaged in the business of designing, developing, operating or managing assisted living facilities or skilled nursing facilities;

     - any acquisition, sale or transfer of any material asset of us or any of our subsidiaries other than in the ordinary course of business and consistent with past practice;

     - any material change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by us or any revaluation by us of any of our assets;

     - any declaration, setting aside, or payment of a dividend or other distribution with respect to our shares, or any direct or indirect redemption, purchase or other acquisition by us of any of our shares of capital stock;

     - us or any of our subsidiaries entering into any material contract, other than in the ordinary course of business, or any material amendment or termination of, or default under, any material contract to which we or any of our subsidiaries is a party or by which any of us is bound; or

     - us or any of our subsidiaries entering into any agreement to do any of the things described above.

     We have also agreed to, except to the extent expressly contemplated by the merger agreement or as consented to in writing by IPC, and to cause each of our subsidiaries to:

     - carry on our business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

     - pay debts and taxes when due;

     - pay or perform other obligations in accordance with past practices; and

     - use commercially reasonable efforts consistent with past practice and policies to preserve intact our present business organization, keep available the services of our present officers, key employees and agents and preserve our relationships and good will with customers, suppliers, distributors, licensors, licensees, landlords, creditors, employees, agents and others having business dealings with it.

     We have also agreed to confer with our board of directors concerning operational matters of a material nature for us and our subsidiaries and otherwise report periodically to IPC concerning the status of our business, operations and finances.

     Consents. We have agreed to use commercially reasonable efforts to obtain, prior to the effective date of the merger, all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities, parties to material contracts and any other persons as are necessary for consummation of the transactions contemplated by the merger agreement and for Balanced Care Corporation as the surviving corporation to enjoy all rights under our material contracts after the consummation of the merger.

     Employee Benefits.  IPC and Acquisition Corp. have agreed that:

     - Balanced Care Corporation as the surviving corporation will honor, in accordance with their respective terms as in effect on the date hereof, the employment, severance and bonus agreements and arrangements to which we are a party;

     - all of our and our subsidiaries' employees who continue employment with IPC, the surviving corporation or any of our subsidiaries after the effective time of the merger will be eligible to continue to participate in the surviving corporation's health, vacation and other non-equity based employee benefit plans; and

     - subject to any other binding agreement between an employee and Balanced Care Corporation as the surviving corporation or any other subsidiary of IPC, each employment shall be "at will" employment.

     Indemnification of Officers and Directors.  IPC has agreed that:

     - all rights to indemnification existing in favor of our directors and officers as of the date of the merger agreement for acts and omissions occurring prior to the effective time of the merger will survive the merger and shall be observed by Balanced Care Corporation as the surviving corporation to the fullest extent permitted by Delaware law for a period of six years from the effective time of the merger, and that, in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims will continue until final disposition of any and all such claims;

     - the surviving corporation will indemnify our officers and directors to the fullest extent permitted by applicable law with respect to all acts and omissions arising out of such individuals' service as officers, directors, employees or agents of us or any of our subsidiaries, or as trustees or fiduciaries of any plan for the benefit of employees, or otherwise, on behalf of us or any of our subsidiaries, occurring prior to the effective time of the merger, including the transactions contemplated by the merger agreement.

     - either (i) from and after the effective time of the merger, the surviving corporation will cause to be maintained in effect for not less than six years from the effective time of the merger the current policies of the directors' and officers' liability insurance maintained by us or policies of at least the same coverage containing terms and conditions which are no less advantageous and provided that there are no gaps or lapses in coverage with respect to matters occurring prior to the effective time of the merger or (ii) provide, prior to effective time of the merger, a guarantee of the surviving corporation's indemnification obligations in form and substance reasonably satisfactory to us.

     Compliance with Laws. We, in our current capacity and in our eventual capacity as the surviving corporation in the merger, have agreed to comply in a timely fashion with the material requirements of all Laws triggered by the consummation of the transactions contemplated by the merger agreement. The term "Laws" is defined in the merger agreement as "any constitutional provision or any statute or other law, rule or regulation of any Governmental Authority and any decree, injunction, judgment, order, ruling, assessment or writ."

     Notice of Breach; Disclosure. We and IPC have agreed to promptly notify the other of:

     - any event, condition or circumstance of which it becomes aware after the date of the merger agreement and prior to the effective time of the merger that, if the same were to continue to exist as of effective time of the merger, would constitute the non-satisfaction of any of the conditions to the closing of the merger; and

     - any event, occurrence, transaction, or other item of which it becomes aware which would have been required to have been disclosed pursuant to the merger agreement

     Closing Liabilities. IPC has agreed that the surviving corporation will be responsible and liable for all accounts payable and other expenses and for all other liabilities and obligations of each of us and our subsidiaries which arise in the ordinary course of business prior to the effective time of the merger.

     No Solicitation. Subject to our board of directors' duty to comply with its fiduciary obligations to our stockholders, we have agreed not to directly or indirectly, and to not authorize or permit any of our subsidiaries or any representative of any of us or any of our subsidiaries directly or indirectly to:

     - solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Company Acquisition Proposal (as defined below);

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

     - furnish any nonpublic information regarding us or any of our subsidiaries to any person in connection with or in response to a Company Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to a Superior Acquisition Proposal;

     - engage in discussions or negotiations with any person with respect to any Company Acquisition Proposal;

     - approve, endorse or recommend any Company Acquisition Proposal; or

     - enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any Company Acquisition Transaction (as defined below).

     If, without violating the restrictions contained in the merger agreement, we decide to engage in discussions and take other actions to become informed with respect to an unsolicited written Company Acquisition Proposal that is submitted to us (and not withdrawn), we have agreed to:

     - at least five business days prior to furnishing any nonpublic information, give IPC written notice of the identity of the recipient of the information and of our intention to furnish nonpublic information, and we must receive from the recipient of the information an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information and containing "standstill" provisions no less favorable to us than the "standstill" provision provided by us to IPC; and

     - at least five business days prior to furnishing any such nonpublic information, to furnish the nonpublic information to IPC (to the extent it has not been previously furnished by us to IPC).

     We have also acknowledged and agreed that any violation of any of the non-solicitation restrictions set forth in the merger agreement by any representative of our or any of our subsidiaries, whether or not the representative is purporting to act on behalf of any of us or one of our subsidiaries, will be deemed to be a breach of the non-solicitation restrictions contained in the merger agreement.

     We have agreed to promptly (and in no event later than 24 hours after receipt of any Company Acquisition Proposal, or any request for nonpublic information that could reasonably lead to a Company Acquisition Proposal) advise IPC orally and in writing of any Company Acquisition Proposal, or any request for nonpublic information relating to us or any of our subsidiaries that could reasonably lead to a Company Acquisition Proposal (including the identity of the person making or submitting such Company Acquisition Proposal or request, and the terms thereof) that is made or submitted by any person after the date of the merger agreement. We have also agreed to inform IPC with respect to the material terms and the status of any Company Acquisition Proposal.

     We also agreed not to release or permit the release of any person from, or to waive or permit the waiver of any provision of, any confidentiality, "standstill" or similar agreement to which we or any of our subsidiaries is a party, and to use commercially reasonable efforts to enforce or cause to be enforced each agreement at the request of IPC. We also agreed to promptly request each person that has executed, within 12 months prior to the date of the merger agreement, a confidentiality agreement in connection with its consideration of a possible Company Acquisition Transaction or equity investment, to return all Confidential Information that has been furnished to such person by us or any of our subsidiaries.

     The term "Company Acquisition Proposal" is defined in the merger agreement as "any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by IPC) contemplating or otherwise relating to any Company Acquisition Transaction."

     The term "Company Acquisition Transaction" is defined in the merger agreement as "any transaction or series of transactions involving; (a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which we or any of our subsidiaries is a constituent corporation, (ii) in which a person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of our voting securities or those of any of our subsidiaries, or (iii) in which we or any of our subsidiaries issues securities representing more than

20% of the outstanding securities of any class of voting securities of the issuer; (b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, net income or assets of us or any of our subsidiaries; or (c) any liquidation or dissolution of us or any of our subsidiaries."

     The term "Superior Acquisition Proposal" is defined in the merger agreement as "an unsolicited, bona fide written offer made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration payable to our stockholders consisting of cash and/or securities, all outstanding shares of our common stock or substantially all of our assets on terms that the special committee and the board of directors determine in good faith to be more favorable to our stockholders than the terms of the merger, in their reasonable judgment, after having taken into account, among other relevant considerations, the advice of an independent financial advisor of nationally recognized reputation and whether any financing is required to consummate the transaction contemplated by such offer."

     Additional Agreements. We, IPC and Acquisition Corp. have agreed to use all reasonable efforts to take, or cause to be taken, all actions necessary to consummate the merger and make effective the other transactions contemplated by the merger agreement, as promptly as practicable, including to:

     - make all filings (if any) and give all notices (if any) required to be made and given in connection with the merger and the other transactions contemplated by the merger agreement;

     - use all reasonable efforts to obtain each consent (if any) required to be obtained in connection with the merger or any of the other transactions contemplated by the merger agreement; and

     - use all reasonable efforts to lift any restraint, injunction or other legal bar to the merger.

     We have each agreed to promptly deliver to the other parties a copy of each notice given and each consent obtained following the date of the merger agreement.

     Disclosure. We and IPC have agreed to consult with each other before issuing any press release or otherwise making any public statement with respect to the merger or any of the other transactions contemplated by the merger agreement. We have also agreed not to, and to not permit any of our representatives to, make any public disclosure regarding the merger or any of the other transactions contemplated by the merger agreement unless IPC has approved such disclosure or we have been advised by counsel that such disclosure is required by applicable law or is required under a regulation of AMEX.

OUR COMPANY'S REPRESENTATIONS AND WARRANTIES

     We have made representations and warranties in the merger agreement to IPC and Acquisition Corp. relating to:

     - our and our subsidiaries' organization and status as a corporation in the jurisdictions in which we and they were organized or operate;

     - our capital structure and other similar corporate matters;

     - our power and authority to enter into the merger agreement and consummate the merger and the validity, binding effect and enforceability of the merger agreement against us;

     - the absence of conflict with our governing documents, agreements and obligations and applicable laws, judgments and orders;

     - required consents and approvals of governmental authorities and other persons;

     - the making and accuracy of our filings with the SEC and the fair presentation, in all material respects, of our financial statements;

     - our compliance with permits and applicable laws;

     - the absence of material litigation;
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

     - tax matters;

     - the existence of employee benefit plans and employee and labor matters;

     - the conduct of our business and absence of material adverse changes since March 31, 2002;

     - the absence of undisclosed material liabilities;

     - the receipt of a fairness opinion from Legg Mason;

     - our intellectual property rights and licenses;

     - environmental matters affecting our properties;

     - our relations with our employees;

     - the approval and recommendation of the merger and the merger agreement by our board of directors and the special committee;

     - the identification and enforceability of, and absence of material violations under, material contracts; and

     - our non-utilization of, and payment of fees and expenses to, brokers and finders.

     Many of the representations and warranties will not be breached unless the facts giving rise to such breach of the representation or warranty has a material adverse effect on us. For purposes of the merger agreement, a "Material Adverse Effect", with respect to us, means a material adverse effect on the business, financial condition or results of operation or results of operations of us and our subsidiaries.

IPC'S AND ACQUISITION CORP.'S REPRESENTATIONS AND WARRANTIES

     Acquisition Corp. and IPC have made representations and warranties in the merger agreement to us relating to:

     - Acquisition Corp.'s and IPC's organization and status as corporations in the jurisdictions in which they were organized and operate and other similar corporate matters;

     - Acquisition Corp.'s and IPC's power and authority to enter into the merger agreement and consummate the merger and the validity, binding effect and enforceability of the merger agreement against such parties;

     - the absence of conflict with their governing documents, agreements and obligations and applicable laws, judgments and orders;

     - require consents and approvals of governmental authorities and other persons;

     - the availability of funds with which to complete the transactions contemplated by the merger agreement;

     - adoption and approval of the merger agreement by the board of directors; and

     - consent of IPC as the sole stockholder of Acquisition Corp.

SOLICITATION OF PROXIES; EXPENSES OF SOLICITATION

     We will bear the expenses in connection with the solicitation of proxies. Upon request, we will reimburse brokers, dealers and banks, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material to the beneficial owners of shares which those persons hold of record. Solicitation of proxies will be made principally by mail. Proxies also may be solicited in person or by telephone, facsimile or other means by our directors, officers and regular employees. These individuals will receive no additional compensation for these services, but will be reimbursed for any transaction expenses incurred by them in connection with these services.

CONDITIONS TO THE MERGER

     Conditions applicable to all parties. The obligations of us, IPC and Acquisition Corp. to complete the merger are conditioned upon the satisfaction or waiver in writing, on or before the effectiveness of the merger, of the following conditions:

     - the merger agreement must have been adopted by the affirmative vote of the holders of a majority of our outstanding stock entitled to vote on the approval of the merger; and

     - no suit, action or other legal proceeding by any domestic governmental authority, or injunction or final judgment shall be pending on the closing date before any court or governmental authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the merger agreement or the consummation of the transactions contemplated by the merger agreement.

     Conditions to our obligation to complete the merger. Our obligation to complete the merger is conditioned upon the satisfaction or waiver in writing by us, at or before the effective time of the merger of the following conditions:

     - the representations and warranties of IPC and Acquisition Corp. contained in the merger agreement must be accurate in all respects as of the effective time of the merger as if made at and as of the effective date of the merger;

     - each of IPC and Acquisition Corp. must have performed and complied in all material respects with all of the agreements, covenants and conditions required by the merger agreement to be performed and complied with by them prior to or at the effective time of the merger; and

     - we must have received a certificate executed on behalf of IPC by an executive officer of IPC, confirming that certain conditions precedent to our obligations under the merger agreement have been duly satisfied.

     Conditions to IPC's and Acquisition Corp.'s obligations to complete the merger. IPC's and Acquisition Corp.'s obligations to complete the merger is conditioned upon the satisfaction or waiver in writing by IPC, on or before the effectiveness of the merger the following conditions:

     - our representations and warranties contained in the merger agreement must be accurate in all respects as of the effective time of the merger as if made at the effective time of the merger;

     - we must have performed and complied in all material respects with all of the agreements, covenants and conditions required by the merger agreement to be performed and complied with by us prior to or on the effective time of the merger;

     - we must have obtained all consents required to be obtained in connection with the merger and the other transactions contemplated by the merger agreement, and the consents shall be in full force and effect, except for such consents the failure of which to be obtained would not result, individually or in the aggregate, in a Material Adverse Effect;

     - we must have delivered to IPC and Acquisition Corp. a certificate executed on behalf of us by our Chief Executive Officer, confirming that certain conditions precedent to our obligations under the merger agreement have been duly satisfied;

     - holders of no more than 10% of our common stock outstanding immediately before the effective time of the merger shall have delivered a written demand for appraisal rights in the time and manner provided in Section 262 of the Delaware General Corporation Law; and

     - we shall have entered in to agreements with holders at least 80% of the outstanding warrants that are exercisable to acquire shares of our common stock pursuant to which such holders have agreed to the termination of their warrants effective immediately prior to the effectiveness of the merger and have agreed to treatment of the warrants as described in this proxy statement.

TERMINATION

     The merger agreement may be terminated prior to the effectiveness of the merger:

          (1) by mutual written consent of IPC, Acquisition Corp. and us;

          (2) by either IPC and Acquisition Corp. or us if the merger shall not have been consummated by the later of September 30, 2002 and the day following the last day of any cure period under the fifth or sixth paragraph of this section below (unless the failure to consummate the merger is attributable to a failure on the part of the party seeking to terminate the merger agreement to perform any material obligation required to be performed by such party at or prior to the effective time of the merger);

          (3) by either IPC and Acquisition Corp. or us if (i) a court of competent jurisdiction or other governmental authority shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the merger or (ii) if a suit, action or other legal proceeding by any domestic governmental authority shall be pending, in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with, the merger agreement or the consummation of the transactions contemplated by the merger agreement;

          (4) by either IPC and Acquisition Corp. or us (at any time prior to the adoption of the merger agreement by the affirmative vote of the holders of a majority of our outstanding stock entitled to vote on the approval of the merger) if a Company Triggering Event shall have occurred;

          (5) by IPC and Acquisition Corp. if (i) any of our representations and warranties contained in the merger agreement shall be inaccurate as of the date of the merger agreement, or shall have become inaccurate as of a date subsequent to the date of the merger agreement (as if made on such subsequent date, other than representations and warranties which address matters only as of a particular date) (and such breach, if capable of cure, has not been cured within fifteen days after notice thereof), such that our representations and warranties contained in the merger agreement are not accurate in all respects as of the effectiveness of the merger as if made on and as of the effective of the merger, or (ii) any of our covenants contained in the merger agreement have been breached (and any such breach shall not have been cured within fifteen days after notice thereof), such that we have failed to perform and comply in all material respects with all of the agreements, covenants and conditions required by the merger agreement to be performed and complied with by us prior to or on the effectiveness of the merger;

          (6) by us if (i) any of IPC's and Acquisition Corp.'s representations and warranties contained in the merger agreement shall be inaccurate as of the date of the merger agreement, or shall have become inaccurate as of a date subsequent to the date of the merger agreement (as if made on such subsequent date) (and such breach, if capable of cure, has not been cured within 15 days after notice thereof), such that the representations and warranties of IPC and Acquisition Corp. contained in the merger agreement are not accurate in all respects as of the effectiveness of the merger as if made on and as of the effectiveness of the merger, or (ii) if any of IPC's and Acquisition Corp.'s covenants contained in the merger agreement have been breached and any such breach shall not have been cured within 15 days after notice thereof such that IPC and Acquisition Corp. has failed to perform and comply in all material respects with all of the agreements, covenants and conditions required by the merger agreement to be performed and complied with by them prior to or on the effectiveness of the merger; and

          (7) by IPC and Acquisition Corp. if, there shall have been any Incurable Material Adverse Effect (as defined below) with respect to us from the date of the merger agreement to the effectiveness of the merger or there shall exist any condition which could reasonably be expected to result in such an Incurable Material Adverse Effect.

     As used in the merger agreement, "Company Triggering Event" means (i) our board of directors shall have failed to recommend that our stockholders vote to adopt the merger agreement, or shall have withdrawn or modified its recommendation in a manner opposing the transaction with IPC; (ii) we shall have failed to include in the proxy statement mailed to our stockholders the recommendation of our board of directors in favor of the merger agreement and the merger, or a statement to the effect that our board of directors has determined and believes that the merger is in the best interests of our stockholders; (iii) our board of directors shall have approved, endorsed or recommended any Company Acquisition Transaction other than the merger; (iv) we shall have entered into any letter of intent or similar document or any contract or other agreement relating to any Company Acquisition Transaction other then the merger; or (v) we or any of our subsidiaries or any representative thereof shall have violated in a material manner any of the restrictions set forth in Section 5.13 of the merger agreement.

     As used in the merger agreement, "Incurable Material Adverse Effect" means a Material Adverse Effect on us, which Material Adverse Effect is not reasonably capable of being cured prior to September 30, 2002.

                        DISSENTERS' RIGHTS OF APPRAISAL

     Under Delaware law, if (i) you properly make a demand for appraisal in writing prior to the vote taken at the special meeting and (ii) your shares are not voted in favor of the merger agreement or the merger, you will be entitled to exercise appraisal rights under Section 262 of the General Corporation Law of the State of Delaware.

     Section 262 is reprinted in its entirety as Annex C to this proxy statement. The following discussion summarizes the material provisions of Delaware law relating to appraisal rights and is qualified in its entirety by reference to Annex C. You should review this discussion and Annex C carefully if you wish to exercise statutory appraisal rights or you wish to preserve the right to do so. Failure to strictly comply with the procedures set forth in
Section 262 will result in the loss of your appraisal rights.

     If you:

     - make the written demand described below with respect to your shares prior to the vote at the special meeting;

     - are continuously the record holder of your shares from the date of making the demand through the effective time of the merger;

     - otherwise comply with the statutory requirements of Section 262; and

     - neither vote in favor of the merger agreement or the merger nor consent to the merger agreement or the merger in writing,

and if a proper petition is filed with the Delaware Court of Chancery, as described below, you will be entitled to an appraisal by the Delaware Court of Chancery of the "fair value" of your shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the Delaware Court of Chancery.

     Although the Delaware courts have not endorsed any particular valuation methodology for determining what constitutes "fair value" of a corporation's stock, several types of analyses have regularly been used in appraisal proceedings. Among these have been some of the analyses, including those based on comparable companies, comparable transactions and discounted cash flows, that Legg Mason performed for the special committee and our board of directors in connection with its services to the special committee.

     Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the special meeting, we must notify you that appraisal rights are available not less than 20 days prior to the meeting and include in the notice a copy of Section 262. This proxy statement constitutes your notice of your appraisal rights, and the applicable statutory provisions are attached to this proxy statement as Annex C.

     If you desire to exercise your appraisal rights, you must not vote in favor of the merger agreement or the merger and you must deliver a separate written demand for appraisal to us prior to the vote at the special meeting. If you sign and return a proxy without expressly directing, by checking the applicable box on the enclosed proxy card, that your shares be voted against the proposal or that an abstention be registered with respect to your shares in connection with the proposal, you effectively will have waived your appraisal rights as to those shares. This is because, in the absence of express contrary instructions, your shares will be voted in favor of the proposal. See

"Information Concerning the Special Meeting -- Voting Your Shares by Proxy." Accordingly, if you desire to perfect appraisal rights with respect to any of your shares, you must, as one of the procedural steps involved in perfection, either (1) refrain from executing and returning the enclosed proxy card and from voting in person in favor of the proposal to adopt the merger agreement and approve the merger or (2) check either the "Against" or the "Abstain" box next to the proposal on the proxy card or affirmatively vote in person against the proposal or register in person an abstention with respect to the proposal.

     Only a holder of record is entitled to assert appraisal rights for the shares of our common stock registered in that holder's name. A demand for appraisal must be executed by or on behalf of the holder of record and must reasonably inform us of the holder's identity and that the holder of record intends to demand appraisal of the holder's shares. If you have a beneficial interest in shares that are held of record in the name of another person, such as a broker, fiduciary or other nominee, you must act promptly to cause the record holder to follow properly and in a timely manner the procedures to perfect appraisal rights, and your demand must be executed by or for the record owner. If your shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, your demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal. However, the agent must identify the record owner(s) and expressly disclose the fact that, in exercising the demand, the agent is acting as agent for the record owner(s).

     A record owner, such as a broker, fiduciary or other nominee, who holds shares as a nominee for others may exercise appraisal rights with respect to the shares held for all or less than all of the beneficial owners of shares as to which the person is the record owner. In that case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares in the name of the record owner.

     If you elect to exercise appraisal rights, you should mail or deliver your written demand to: Balanced Care Corporation, 1215 Manor Drive, Mechanicsburg, Pennsylvania 17055, Attention: Robin L. Barber, General Counsel.

     The written demand for appraisal should specify your name and mailing address, the number of shares you own and that you are demanding appraisal of your shares. A proxy or vote against the merger agreement and the merger will not by itself constitute a demand. Within 10 days after the effective time of the merger, the Surviving Corporation must provide notice of the effective time of the merger to you if you have complied with Section 262.

     Within 120 days after the effective time of the merger, either the Surviving Corporation or you, if you have complied with the required conditions of Section 262 and are otherwise entitled to appraisal rights, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of all stockholders demanding an appraisal. We do not have any present intention to file this petition in the event that a stockholder makes a written demand. Accordingly, if you desire to have your shares appraised, you should initiate any petitions necessary for the perfection of your appraisal rights within the time periods and in the manner prescribed in
Section 262. If you file a petition, you must serve a copy on the Surviving Corporation. If appraisal rights are available and if you have complied with the applicable provisions of Section 262, within 120 days after the effective time of the merger, you will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares not voting in favor of the merger agreement and the merger and with respect to which we received demands for appraisal, and the aggregate number of holders of those shares. This statement must be mailed within 10 days after the Surviving Corporation has received the written request for the statement or within 10 days after the expiration of the period for delivery of demands for appraisal rights, whichever is later.

     If a petition for an appraisal is timely filed by a holder of our shares and a copy is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of common stock and with whom agreements as to the value of their shares have not been reached. After notice to those stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with

Section 262 and who have become entitled to appraisal rights. If you have demanded an appraisal, the Delaware Court of Chancery may require you to submit your stock certificates to the Delaware Register in Chancery for notation on the stock certificates of the pendency of the appraisal proceeding. If you fail to comply with this direction, the Delaware Court of Chancery may dismiss the proceedings as to you. Where proceedings are not dismissed, the Delaware Court of Chancery will appraise the shares owned by stockholders demanding an appraisal, determining the "fair value" of those shares, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. THE DELAWARE COURT OF CHANCERY'S APPRAISAL MAY BE MORE THAN, LESS THAN OR EQUAL TO THE $0.25 PER SHARE MERGER CONSIDERATION. You should be aware that investment advisors' opinions as to fairness, from a financial point of view, are not opinions as to "fair value" under Section 262. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In relevant case law, the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court may consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts ascertainable as of the date of the merger that throw light on the future prospects of the merged corporation. The Delaware Supreme Court also stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."
Section 262, however, provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder's exclusive remedy.

     The Delaware Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of our common stock have been appraised. The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed against the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder who has demanded an appraisal, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to an appraisal.

     If you have demanded appraisal in compliance with Section 262, you will not, after the effective time of the merger, be entitled to vote for any purpose any shares subject to your demand or to receive payment of dividends or other distributions on your shares, except for dividends or distributions payable to holders of record as of a date prior to the effective time of the merger.

     If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective time of the merger, your rights to appraisal will cease. You may withdraw your demand for appraisal by delivering to the Surviving Corporation a written withdrawal of your demand for appraisal and an acceptance of the merger. However, (1) any attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of the Surviving Corporation and (2) no appraisal proceeding in the Delaware Court of Chancery may be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and the approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

     IF YOU FAIL TO COMPLY FULLY WITH THE STATUTORY PROCEDURE SET FORTH IN
SECTION 262, YOU WILL FORFEIT YOUR RIGHTS OF APPRAISAL AND WILL BE ENTITLED TO RECEIVE THE $0.25 PER SHARE MERGER CONSIDERATION FOR YOUR SHARES. CONSEQUENTLY, ANY STOCKHOLDER WISHING TO EXERCISE APPRAISAL RIGHTS SHOULD CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE THESE RIGHTS.

                              REGULATORY APPROVALS

     We do not believe that any material regulatory approvals are required to permit completion of the merger from U.S. regulatory authorities, including the antitrust authorities.

                              INDEPENDENT AUDITORS

     Our consolidated financial statements as of June 30, 2001 and 2000 and for each of the years in the three-year period ended June 30, 2001, which are included in our Annual Report on Form 10-K for the year ended June 30, 2001 distributed together with this proxy statement, have been audited by KPMG LLP, independent accountants.

     We do not anticipate that a representative of KPMG LLP will attend the special meeting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational reporting requirements of the Securities Exchange Act of 1934 and, in accordance with the Exchange Act, file reports, proxy statements and other information with the SEC. Copies of these materials may be accessed through the SEC's web site at www.sec.gov. These reports, proxy statements and other information can also be inspected and copies made at the public reference room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and the SEC's office at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago IL 60661. Copies of these materials can also be obtained from the public reference room of the SEC at its Washington, D.C. address at prescribed rates. Information regarding the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330. Our common stock is listed on AMEX under the symbol "BAL." These materials may be inspected at the offices of AMEX, 86 Trinity Place, New York, New York 10006.

     Collectively with Acquisition Corp., IPC, LXB Investments Limited, Lillian Trust and RBC Trustees (Guernsey) Limited, we have filed a Schedule 13E-3 with the SEC with respect to the merger. As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. The
Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection or copying as set forth above. Statements contained in this proxy statement or in any document incorporated in this proxy statement by reference regarding the contents of any contract or other document are not necessarily complete and each of these statements is qualified in its entirety by reference to that contractor other document filed as an exhibit with the SEC.

     If you would like to request documents from us, please do so at least 10 business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.

     You should rely only on the information contained in this proxy statement to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement.

     This proxy statement is dated July 19, 2002. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

                           INCORPORATION BY REFERENCE

     We are required to "incorporate by reference" certain documents and information into this proxy statement, which means that we are referring you to other documents we have filed separately with the SEC. The documents incorporated by reference into this proxy statement contain important information about us that you should read.

     The following documents and information, which we have filed with the SEC, are incorporated by reference into this proxy statement:

     - Our Annual Report on Form 10-K for the year ended June 30, 2001 (filed with the SEC on September 28, 2001);

     - Our Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2001 (filed with the SEC on November 14, 2001); December 31, 2001 (filed with the SEC on February 14, 2002); and March 31, 2002 (filed with the SEC on May 10, 2002), as amended on Form 10-Q/A (filed with the SEC on May 16, 2002);

     - Our Current Reports on Form 8-K filed with the SEC on November 20, 2001; February 6, 2002; February 12, 2002; April 16, 2002 and May 17, 2002.

     You have received, together with this proxy statement, copies of our Annual Report to Stockholders for the year ended June 30, 2001 (which contains our Form 10-K for the year ended June 30, 2001), and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002, as amended by our report on Form 10-Q/A.

                    INFORMATION ABOUT STOCKHOLDERS PROPOSALS

     We will only hold an annual meeting of stockholders in 2002 if the merger has not already been completed by the time our annual meeting would otherwise be held, which we anticipate would be in November 2002. If an annual meeting is held, stockholder proposals intended to be presented at the 2002 annual meeting of stockholders must have been received no later than July 9, 2002, to be included in our proxy statement for that meeting. Proposals should have been addressed to our Secretary. In order to avoid controversy as to the date on which a proposal was received, you should have submitted your proposal by certified mail, return receipt requested.

     Proxies may confer discretionary authority to vote on any matter of which we receive notice after September 22, 2002, without the matter being described in the proxy statement for the annual meeting.

                                          By Order of the Board of Directors,

                                          /s/ Robert J. Sutton
                                          Robert J. Sutton
                                          Secretary

July 19, 2002


THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL FACILITATE ARRANGEMENTS FOR THE MEETING. YOUR COOPERATION IS APPRECIATED.

                                    ANNEX A

                                                                  EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                             IPC ADVISORS S.A.R.L.,

                             IPBC ACQUISITION CORP.

                                      AND

                           BALANCED CARE CORPORATION

                                  MAY 15, 2002

                               TABLE OF CONTENTS

                                                                                PAGE
                                                                                ----
I.    DEFINITIONS.............................................................   A-5
           1.01   Certain Definitions.........................................   A-5
II.   THE MERGER..............................................................  A-10
           2.01   The Merger..................................................  A-10
           2.02   Effective Time of the Merger................................  A-10
           2.03   Closing of the Merger.......................................  A-10
           2.04   Effects of the Merger.......................................  A-10
           2.05   Conversion of Shares........................................  A-11
           2.06   Closing of the Company's Transfer Books.....................  A-11
           2.07   Exchange of Certificates....................................  A-11
           2.08   Stock Options...............................................  A-12
           2.09   Further Action..............................................  A-12
           2.10   Subsequent Action...........................................  A-12
III.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY...........................  A-12
           3.01   Due Organization; Subsidiaries; Etc.........................  A-12
           3.02   Capitalization..............................................  A-13
           3.03   Authorization...............................................  A-13
           3.04   Reports.....................................................  A-14
           3.05   No Undisclosed Liabilities..................................  A-14
           3.06   Compliance with Law; Governmental Authorizations............  A-14
           3.07   No Conflicts................................................  A-15
           3.08   Contracts...................................................  A-15
           3.09   Litigation..................................................  A-16
           3.10   Taxes.......................................................  A-17
           3.11   Absence of Certain Changes..................................  A-17
           3.12   Employee Benefit Plans......................................  A-17
           3.13   Intellectual Property.......................................  A-18
           3.14   Environmental Matters.......................................  A-19
           3.15   Labor Relations.............................................  A-20
           3.16   Brokers and Finders.........................................  A-20
           3.17   Board Recommendation........................................  A-20
           3.18   Fairness Opinion............................................  A-20
IV.   REPRESENTATIONS AND WARRANTIES OF IPC AND ACQUISITION...................  A-20
           4.01   Organization, Good Standing and Qualification...............  A-20
           4.02   Corporate Authority; Approval...............................  A-20
           4.03   No Conflicts................................................  A-21
           4.04   Financing...................................................  A-21
           4.05   Board Recommendation........................................  A-21
           4.06   Stockholder Consent.........................................  A-21
V.    COVENANTS...............................................................  A-21
           5.01   Access......................................................  A-21
           5.02   Confidentiality.............................................  A-22
           5.03   Conduct of the Business of the Company Pending the Closing
                  Date........................................................  A-22

                                                                                PAGE
                                                                                ----
            5.04  Conduct of Business of the Company..........................  A-22
            5.05  Consents....................................................  A-23
            5.06  Stock Exchange De-listing...................................  A-23
            5.07  Employee Benefits...........................................  A-23
            5.08  Indemnification of Officers and Directors...................  A-23
            5.09  Compliance with Laws........................................  A-24
            5.10  Tax Matters.................................................  A-24
            5.11  Notice of Breach; Disclosure................................  A-24
            5.12  Closing Liabilities.........................................  A-24
            5.13  No Solicitation.............................................  A-24
            5.14  Additional Agreements.......................................  A-25
            5.15  Disclosure..................................................  A-26
            5.16  Proxy Statement.............................................  A-26
            5.17  Company Stockholders' Meeting...............................  A-26
VI.   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES..................  A-27
            6.01  Stockholder Approval........................................  A-27
            6.02  Litigation..................................................  A-27
VII.  CONDITIONS PRECEDENT TO IPC'S AND ACQUISITION'S OBLIGATIONS.............  A-27
            7.01  Representations and Warranties..............................  A-27
            7.02  Performance of Covenants....................................  A-27
            7.03  Notices and Consents........................................  A-27
            7.04  Agreements and Documents....................................  A-27
            7.05  Dissenting Stockholders.....................................  A-27
            7.06  Company Warrants............................................  A-27
VIII. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY......................  A-28
            8.01  Representations and Warranties..............................  A-28
            8.02  Performance of Covenants....................................  A-28
            8.03  Documents...................................................  A-28
IX.   TERMINATION.............................................................  A-28
            9.01  Termination.................................................  A-28
            9.02  Effect of Termination.......................................  A-29
            9.03  Expenses; Termination Fees..................................  A-29
X.    MISCELLANEOUS...........................................................  A-29
           10.01  Successors..................................................  A-29
           10.02  Amendment...................................................  A-29
           10.03  Waiver......................................................  A-30
           10.04  Survival....................................................  A-30
           10.05  Entire Agreement; Counterparts..............................  A-30
           10.06  Governing Law...............................................  A-30
           10.07  Disclosure Letter...........................................  A-30
           10.08  Assignment..................................................  A-30
           10.09  Notices.....................................................  A-30
           10.10  Headings....................................................  A-31
           10.11  Exhibits and Schedules......................................  A-31

                                                                                PAGE
                                                                                ----
           10.12  Severability................................................  A-32
           10.13  No Third-Party Beneficiaries................................  A-32
           10.14  Pre-Closing Investment in Acquisition Corp..................  A-32
EXHIBITS
Exhibit A  Certificate of Merger

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this "MERGER AGREEMENT"), is made as of May 15, 2002, by and among IPC Advisors S.a.r.l., a Luxembourg corporation ("IPC"), IPBC Acquisition Corp., a Delaware corporation and a newly-formed wholly-owned first tier subsidiary of IPC ("ACQUISITION"), and Balanced Care Corporation., a Delaware corporation (the "COMPANY").

     WHEREAS, it is proposed that Acquisition acquire all of the issued and outstanding shares of Common Stock, par value $0.001 per share, of the Company (the "COMMON SHARES"), other than Common Shares beneficially owned by IPC or Acquisition (references to IPC shall, where the context so requires, be deemed to refer to Acquisition as well);

     WHEREAS, the Company, IPC and Acquisition desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

     WHEREAS, the Board of Directors of the Company (the "COMPANY BOARD"), a special committee of disinterested directors of the Company Board (the "Special Committee") and the Boards of Directors of Acquisition and IPC have (i) determined that it is advisable and in the best interests of their respective stockholders for Acquisition to merge with and into the Company, with the result that the Company shall be the surviving corporation and shall become a wholly-owned subsidiary of IPC (the "MERGER"), all upon the terms and conditions set forth herein and in accordance with the provisions of the Delaware General Corporation Law (the "DGCL"), and (ii) approved and adopted this Merger Agreement and the transactions contemplated hereby; and

     WHEREAS, the Merger requires the favorable vote of the holders of a majority of the outstanding Common Shares entitled to vote for the approval thereof (the "Company Stockholder Approval") and the Consent of IPC, as sole stockholder of Acquisition; and

     WHEREAS, IPC, as the sole stockholder of Acquisition, has consented to the Merger and the Company's Board has recommended the adoption of this Merger Agreement and the transactions contemplated hereby by the stockholders of the Company;

     NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.  DEFINITIONS.

     1.1 Certain Definitions. For purposes of this Merger Agreement, the following terms shall have the following meanings:

     "ACQUIRED CORPORATIONS" shall mean the Company, together with each of its Subsidiaries.

     "ACQUISITION" shall have the meaning set forth in the introductory paragraph of this Merger Agreement.

     "AFFILIATE" of any Person shall mean a Person which, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For the purposes of this definition, "control", as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person.

     "AMEX" shall mean The American Stock Exchange LLC.

     "APPROVAL DATE" shall have the meaning set forth in Section 3.17(a).

     "BENEFIT PLANS" shall mean the benefits plans set forth in Section 3.12.

     "CERTIFICATE OF MERGER" shall have the meaning set forth in Section 2.02.

     "CLOSING" shall have the meaning set forth in Section 2.03.

     "CLOSING DATE" shall have the meaning set forth in Section 2.03.

     "COBRA" shall have the meaning set forth in Section 3.12(e).

     "CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     "COMPANY" shall have the meaning set forth in the introductory paragraph to this Merger Agreement.

     "COMPANY ACQUISITION PROPOSAL" shall mean any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by IPC) contemplating or otherwise relating to any Company Acquisition Transaction.

     "COMPANY ACQUISITION TRANSACTION" shall mean any transaction or series of transactions involving:

          (a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which the Company or any other Acquired Corporation is a constituent corporation, (ii) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of the Company or another Acquired Corporation, or (iii) in which the Company or an Acquired Corporation issues securities representing more than 20% of the outstanding securities of any class of voting securities of the Company or such Acquired Corporation;

          (b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, net income or assets of the Company or any other Acquired Corporation; or

          (c) any liquidation or dissolution of the Company or any other Acquired Corporation.

     "COMPANY BOARD RECOMMENDATION" shall have the meaning set forth in Section 5.17(b).

     "COMPANY COMMON STOCK" shall mean the common stock of the Company, par value $0.001 per share.

     "COMPANY DISCLOSURE LETTER" shall mean the disclosure letter that has been prepared by the Company in accordance with the requirements of Section 10.07 hereof and that has been delivered by the Company to IPC on the date of this Merger Agreement and signed by the President of the Company.

     "COMPANY FINANCIAL STATEMENTS" shall have the meaning set forth in Section 3.04.

     "COMPANY OPTIONS" shall have the meaning set forth in Section 3.02.

     "COMPANY PREFERRED STOCK" shall mean the preferred stock of the Company, par value $0.001 per share.

     "COMPANY SEC DOCUMENTS" shall mean each statement, report, registration statement (including the related prospectus in the form filed pursuant to Rule 424(b) of the Securities Act) and definitive proxy statement, and all other filings filed with the SEC by the Company since June 30, 2001 and prior to the Effective Time.

     "COMPANY STOCK CERTIFICATE" shall have the meaning set forth in Section
2.06.

     "COMPANY STOCK OPTIONS" shall mean any stock option outstanding on the date of this Merger Agreement that is or in the future could be exercisable to acquire Common Shares.

     "COMPANY STOCKHOLDERS' MEETING" shall have the meaning set forth in Section 5.17(a).

     "COMPANY TRIGGERING EVENT" shall be deemed to have occurred if: (i) the Board of Directors of the Company shall have failed to recommend that the Company's stockholders vote to adopt this Merger Agreement, or shall have withdrawn or modified the Company Board Recommendation in a manner opposing the transaction with IPC; (ii) the Company shall have failed to include in the Proxy Statement the Company Board Recommendation or a statement to the effect that the Board of Directors of the Company has determined and believes that the Merger is in the best interests of the Company's stockholders; (iii) the Board of Directors of the Company shall have approved, endorsed or recommended any Company Acquisition Transaction other than the Merger; (iv) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Company Acquisition Transaction other then the Merger; or (v) any of the Acquired Corporations or any

Representative of any of the Acquired Corporations shall have violated in a material manner any of the restrictions set forth in Section 5.13.

     "COMPANY WARRANT" shall mean any warrant outstanding on the date of this Merger Agreement that is or in the future could be exercisable to acquire Common Shares.

     "CONFIDENTIAL INFORMATION" shall mean all information furnished by the Company (or its Representatives (as defined herein)) or another Acquired Corporation (or its Representatives) to IPC or its Representatives, whether disclosed or provided in oral, written, electronic or other form. However, Confidential Information does not include any such information that, prior to disclosure, is known to the public, or after disclosure, becomes generally known or available to the public through no act or omission of IPC in violation of this Merger Agreement.

     "CONSENT" shall mean any approval, consent, ratification, permission, waiver or authorization (including any License or governmental authorization).

     "CONSTITUENT CORPORATIONS" shall have the meaning set forth in Section
2.01.

     "CONTINUING EMPLOYEES" shall have the meaning set forth in Section 5.07.

     "CONTRACT" shall mean any agreement, arrangement, commitment, indemnity, indenture, instrument or lease, including any and all amendments, supplements, and modifications (whether oral or written) thereto, whether or not in writing.

     "DGCL" shall have the meaning set forth in the first WHEREAS clause to this Merger Agreement.

     "EFFECTIVE TIME" shall have the meaning set forth in Section 2.02.

     "ENVIRONMENT" shall mean the soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters; ambient air (including indoor air), plant and animal life, and any other natural resource.

     "ENVIRONMENTAL LAWS" shall mean any state, federal or local laws, ordinances, codes, regulations, statutes, orders, judgments, decrees, permits or licenses in effect as of the Closing Date relating to pollution, natural resources, protection of the Environment or public health and safety, including, without limitation, laws and regulations relating to the use, treatment, storage, release, disposal or transportation of Hazardous Substances or the handling and disposal of Medical Waste.

     "EQUITY SECURITIES" shall mean any (i) capital stock or any securities representing any other equity interest or (ii) any securities convertible into or exchangeable for capital stock or any other equity interest, or any other rights, warrants or options to acquire any of the foregoing securities.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA AFFILIATE" shall mean, with respect to any Person, (i) any corporation which is a member of a controlled group of corporations, within the meaning of Section 414(b) of the Code, of which that Person is a member, (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control, within the meaning of Section 414(c) of the Code, of which that Person is a member and (iii) any member of an affiliated service group, within the meaning of Section 414(m) and (o) of the Code, of which that Person or any Person described in clause (i) or (ii) is a member.

     "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

     "EXCHANGE AGENT" shall mean American Stock Transfer & Trust Company.

     "EXCHANGE FUND" shall have the meaning set forth in Section 2.07(a).

     "FINANCIAL ADVISOR" shall mean Legg Mason Wood Walker, Incorporated.

     "GAAP" shall mean United States generally accepted accounting principles.

     "GOVERNMENTAL AUTHORITY" shall mean any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

     "HAZARDOUS SUBSTANCES" shall mean (i) any hazardous or toxic waste, substance or material defined as of the Closing Date as such in any Environmental Law, (ii) asbestos-containing material, (iii) Medical Waste, (iv) polychlorinated biphenyls, (v) petroleum products, including gasoline, fuel oil, crude oil and petroleum by-products and (vi) any other chemicals, materials or substances, defined or regulated as of the Closing Date under any Environmental Laws.

     "HIPAA" shall have the meaning set forth in Section 3.12(e).

     "INCURABLE MATERIAL ADVERSE EFFECT" shall have the meaning set forth in the paragraph following Section 9.01(g).

     "INDEMNIFIED PERSONS" shall have the meaning set forth in Section 5.08(a).

     "INTELLECTUAL PROPERTY" shall mean all patents and patent applications, and inventions that may be patentable, all copyrights, all trademark and service mark registrations (including foreign, federal, state or local), all know-how, trade secrets, Confidential Information, customer lists, software (other than commercially available "click- through" or "shrink-wrap" software), technical information, data, process technology and plans owned by the Company or any of the other Acquired Corporations, as set forth on Section 3.13(b) of the Company Disclosure Letter.

     "IPC" shall have the meaning set forth in the introductory paragraph of this Merger Agreement.

     "IPC DISCLOSURE LETTER" shall mean the disclosure letter that has been prepared by IPC in accordance with the requirements of Section 10.07 hereof and that has been delivered by IPC to the Company on the date of this Merger Agreement and signed by the President of IPC.

     "IRS" shall mean the Internal Revenue Service of the United States or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

     "KNOWLEDGE" shall mean, (i) with respect to an individual, the actual knowledge of such individual and (ii) with respect to any Person other than an individual, the actual knowledge of the executive officers and directors of a corporate entity or other Persons performing similar functions for any other type of non-individual Person.

     "LAW" shall mean any constitutional provision or any statute or other law, rule or regulation of any Governmental Authority and any decree, injunction, judgment, order, ruling, assessment or writ.

     "LEGAL PROCEEDING" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

     "LICENSES" shall have the meaning set forth in Section 3.06(b).

     "LIEN" shall mean any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, encroachment or other survey defect, transfer restriction or other encumbrance of any nature whatsoever, except for liens for Taxes not yet due or delinquent.

     "MATERIAL ADVERSE EFFECT" shall mean (i) with respect to the Acquired Corporations, a material adverse effect in the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, and
(ii) with respect to IPC and Acquisition, a material adverse effect in the ability of IPC and Acquisition to consummate the transactions contemplated by this Merger Agreement.

     "MATERIAL CONTRACT" shall mean any Contract required to be listed on
Section 3.08(a) of the Company Disclosure Letter.

     "MEDICAL WASTE" shall mean any wastes defined or regulated under applicable Environmental Laws as "medical wastes," "infectious waste" or "chemotherapeutic waste" or words of similar effect as of the Closing Date.

     "MERGER" shall have the meaning set forth in the first WHEREAS clause to this Merger Agreement.

     "MERGER AGREEMENT" shall mean this Agreement and Plan of Merger, as amended, supplemented or otherwise modified from time to time.

     "MERGER CONSIDERATION" shall have the meaning set forth in Section 2.05(b).

     "MULTIEMPLOYER PLAN" shall have the meaning set forth in Section 3.12(a).

     "PBGC" shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

     "PERSON" shall mean any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, or other entity or organization, whether or not a legal entity, and including, without limitation, any Governmental Authority.

     "PROXY STATEMENT" shall mean the proxy statement/prospectus to be sent to the Company's stockholders in connection with the Company Stockholders' Meeting.

     "RELEASE" shall mean any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing, whether intentional or unintentional.

     "REPRESENTATIVES" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and other representatives.

     "REQUIRED COMPANY STOCKHOLDER VOTE" shall mean the affirmative vote of the holders of a majority of the outstanding stock of the Company entitled to vote on the approval of the Merger.

     "RESIDENTIAL LEASE" shall mean a lease between an Acquired Corporation as landlord and a residential tenant in a building owned by an Acquired Corporation;

     "SEC" shall mean the United States Securities and Exchange Commission.

     "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

     "SUBSIDIARY" A Person shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly owns, beneficially or of record,
(a) an amount of voting securities or other interests in such Person that is sufficient to enable such Person to elect at least a majority of the members of such Person's Board of Directors or other governing body, or (b) at least 50% of the outstanding entity or financial interests of such Person.

     "SUPERIOR COMPANY PROPOSAL" shall mean an unsolicited, bona fide written offer made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration payable to the Company's stockholders consisting of cash and/or securities, all outstanding Common Shares or substantially all of the Company's assets on terms that the Special Committee determines in good faith to be more favorable to the Company's stockholders than the terms of the Merger, in their reasonable judgment, after having taken into account, among other relevant considerations, the advice of an independent financial advisor of nationally recognized reputation and whether any financing is required to consummate the transaction contemplated by such offer.

     "SURVIVING CORPORATION" shall have the meaning set forth in Section 2.01.

     "TAX" or "TAXES" shall mean any and all taxes (whether Federal, state, local or municipal, and whether domestic or foreign), including, without limitation, income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupation, value added, ad valorem, transfer and other taxes, duties or assessments of any nature whatsoever, together with any interest, penalties or additions to tax imposed with respect thereto.

     "TAX RETURNS" shall mean any returns (including any information returns), reports and forms required to be filed with any Governmental Authority in connection with the determination, assessment, collection or payment of any Taxes or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

     "TERMINATION FEE" shall have the meaning set forth in Section 9.03(b).

     "THREATENED" A claim, proceeding, dispute, action or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing) that would lead a prudent Person to conclude that such a claim, proceeding dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

2.  THE MERGER.

     2.1 The Merger. At the Effective Time of the Merger, Acquisition shall be merged with and into the Company. The separate existence of Acquisition shall thereupon cease and the Company shall continue its corporate existence as the surviving corporation (the "SURVIVING CORPORATION") under the DGCL under its present name. The Company and Acquisition are sometimes referred to collectively herein as the "CONSTITUENT CORPORATIONS."

     2.2 Effective Time of the Merger. At the Closing, the parties hereto shall cause a certificate of merger substantially in the form of EXHIBIT A annexed hereto (the "CERTIFICATE OF MERGER") to be executed and filed with the Secretary of State of the State of Delaware, as provided in Section 252 of the DGCL, and shall take all such other and further actions as may be required by Law to make the Merger effective. The Merger shall become effective as of the date and time of the filing of the Certificate of Merger or such other time as may be mutually agreed upon by the parties and set forth in the Certificate of Merger. The date and time of such effectiveness are referred to herein as the "EFFECTIVE TIME."

     2.3 Closing of the Merger. Unless this Merger Agreement shall theretofore have been terminated pursuant to the provisions of Section 9.01 hereof, the closing of the Merger (the "CLOSING") shall take place as promptly as practicable, but no later than the second business day following the day on which the last of the conditions (other than conditions which, by their nature, are to be satisfied at Closing, but subject to those conditions) set forth in Articles VI, VII and VIII hereof are fulfilled or waived (by the relevant party or parties), subject to applicable Laws (the "CLOSING DATE"), at the offices of Kaye Scholer LLP, 425 Park Avenue, New York, New York 10022, unless another time, date or place is agreed to in writing by the parties hereto.

     2.4  Effects of the Merger.  At the Effective Time of the Merger:

          (1) the separate existence of Acquisition shall cease and Acquisition shall be merged with and into the Company, which shall be the Surviving Corporation;

          (2) the Certificate of Incorporation and By-Laws of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation, until each shall thereafter be amended in accordance with each of their terms and as provided by Law;

          (3) the directors of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors of Acquisition immediately prior to the Effective Time;

          (4) the officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are officers of the Company immediately prior the Effective Time;

          (5) the Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the Constituent Corporations, and all property, real, personal, and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest of or belonging to or due to each of the Constituent Corporations shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and

          (6) the Surviving Corporation shall at all times after the Effective Time be responsible and liable for all liabilities and obligations of each of the Constituent Corporations, and any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted as if the Merger had not taken place or the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor Liens upon the property of either of the Constituent Corporations shall be impaired by the Merger.

     2.5 Conversion of Shares. As of the Effective Time, by virtue of the Merger and without any further action on the part of IPC, Acquisition, the Company or any holder of any Equity Securities of the Constituent Corporations:

          (1) Each Common Share owned by IPC or Acquisition immediately prior to the Effective Time shall be cancelled and retired and shall cease to exist, and no payment shall be made with respect thereto.

          (2) Except as provided in Section 2.05(a), each Common Share issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive an amount in cash equal to $0.25 (the "MERGER CONSIDERATION").

          (3) Each share of common stock, par value $0.001 per share, of Acquisition issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

          (4) All Common Shares, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a Company Stock Certificate shall thereafter cease to have any rights with respect to the Common Shares represented thereby, except the right to receive the Merger Consideration for such Common Shares upon the surrender of such Company Stock Certificate in accordance with this Section and
     Section 2.07 hereof. All Company Preferred Stock, and all securities convertible into or exercisable for any class of capital stock of the Company, by virtue of the Merger, shall cease to exist.

     2.6 Closing of the Company's Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed with respect to all Common Shares outstanding immediately prior to the Effective Time. No further transfer of any such Common Shares shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any Common Shares (a "COMPANY STOCK CERTIFICATE") is presented to the Exchange Agent or to the Surviving Corporation or IPC, such Company Stock Certificate shall be canceled, and shall be exchanged as provided in Section
2.07 hereof.

     2.7  Exchange of Certificates.

          (1) On the Closing Date, IPC shall deposit with the Exchange Agent cash sufficient to make payments pursuant to this Article II. The cash amount so deposited with the Exchange Agent, is referred to herein as the "EXCHANGE FUND."

          (2) Immediately after the Effective Time, the Surviving Corporation shall instruct the Exchange Agent to, as soon as reasonably practicable, and in no event later than two (2) business days following the Effective Time, mail to the record holders of Company Stock Certificates: (i) a letter of transmittal in customary form and containing such provisions as IPC may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for the Merger Consideration as contemplated by this Article II. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or IPC,
     (1) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor the Merger Consideration, and (2) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 2.07, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration as contemplated by this Article II. If any Company Stock Certificate shall have been lost, stolen or destroyed, the Surviving Corporation may, in its discretion and as a condition precedent to the payment of the Merger Consideration, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as the Surviving Corporation may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, IPC or the Surviving Corporation with respect to such Company Stock Certificate.

          (3) Any portion of the Exchange Fund that remains undistributed as of the date that is 180 days after the Effective Time shall be delivered to IPC upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 2.07 shall thereafter look only to IPC for satisfaction of their claims for the Merger Consideration.

          (4) Each of the Exchange Agent, IPC and the Surviving Corporation shall be entitled to deduct and withhold from any the Merger Consideration payable pursuant to this Merger Agreement to any holder or former holder of Common Shares such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign Tax Law or under any other applicable Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Merger Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

          (5) Neither IPC nor the Surviving Corporation shall be liable to any holder or former holder of Common Shares or to any other Person with respect to any cash amounts delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

     2.8 Stock Options. Immediately prior to the Effective Time, each Company Option, whether or not then exercisable or vested, shall become fully exercisable and vested. At the Effective Time (A) each Company Option which is then outstanding shall be cancelled and (B) in consideration of such cancellation, and except to the extent that IPC and the holder of any such Company Option otherwise agree, the Surviving Corporation shall pay to such holders of Company Options an amount in respect thereof equal to the product of
(x) the excess of the Merger Consideration over the exercise price thereof, if any, and (y) the number of Common Shares subject thereto (such payment to be net of taxes required by law to be withheld with respect thereto); provided however that in no event shall the holder of a Company Option receive less than $.01 for each Common Share subject to such Company Option. In the event that any Company Warrant only provides for an aggregate exercise price, the per share exercise price shall be determined for the purpose of making the calculations under this
Section 2.08.

     2.9 Further Action. If, at any time after the Effective Time, any further action is determined by IPC to be necessary or desirable to carry out the purposes of this Merger Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Acquisition and the Company, the officers and directors of the Surviving Corporation and IPC shall be fully authorized (in the name and on behalf of Acquisition, in the name and on behalf of the Company or otherwise) to take such action.

     2.10 Subsequent Action. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances and any other actions or things are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Constituent Corporations as a result of, or in connection with, the Merger, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Merger Agreement.

3.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

     The Company hereby represents and warrants to IPC and Acquisition that, except as set forth in the Company Disclosure Letter:

     3.1 Due Organization; Subsidiaries; Etc. (a) The Company has no Subsidiaries, except for the corporations identified in Section 3.01 of the Company Disclosure Letter (which, together with the Company, constitute all of the Acquired Corporations). Neither the Company nor any of the other Acquired Corporations owns any capital stock or Equity Securities of, or any equity interest of any nature in, any other Person, except as identified in
Section 3.01 of the Company Disclosure Letter. Except as disclosed in Section
3.01 of the Company Disclosure Letter, none of the Acquired Corporations has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Person. Since January 1, 1998, none of the Acquired Corporations has, at any time, been a general partner of any general partnership, limited partnership or other Person.

          (1) Section 3.01 of the Company Disclosure Letter identifies each of the Acquired Corporations and the jurisdictions in which they were organized. Each of the Acquired Corporations that generate revenue is a corporation or limited liability company duly organized, validly existing and in good standing (in jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

          (2) Section 3.01 of the Company Disclosure Letter identifies each Acquired Corporation that is qualified to do business as a foreign corporation and the jurisdiction or jurisdictions in which each Acquired Corporation is so qualified. Each of the Acquired Corporations that generate revenue is qualified to do business as a foreign corporation, and is in good standing (in jurisdictions that recognize such concept), under the laws of all jurisdictions where the nature of its business requires such qualification, other than such failures to be so qualified as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on the Company.

     3.2 Capitalization. (a) The authorized capital stock of the Company consists of (i) 50,000,000 Common Shares, of which 34,172,847 are issued and outstanding as of the date hereof, and (ii) 11,160,708 shares of Company Preferred Stock, none of which are issued and outstanding as of the date hereof. All of the outstanding Common Shares have been duly authorized and validly issued and are fully paid and nonassessable and were issued in conformity with applicable Laws.

          (1) On the date hereof, 1,819,330.50 shares of Common Shares were issuable upon the exercise of options granted under employee stock option plans, as director options, or as warrants, as disclosed in Section 3.02(b) to the Company Disclosure Letter (collectively, the "COMPANY OPTIONS"). Except for the outstanding Common Shares and the Company Options, there are no outstanding Equity Securities, or other obligations to issue or grant any rights to acquire any Equity Securities, of the Company, or any Contracts to restructure or recapitalize the Company. Except in connection with the Company Options, there are no outstanding Contracts of the Company to repurchase, redeem or otherwise acquire any Equity Securities of the Company. All outstanding Equity Securities of each of the Acquired Corporations have been duly authorized and validly issued in conformity with applicable laws. The Company owns (directly or indirectly) all issued and outstanding Equity Securities of each other Acquired Corporation.

     3.3 Authorization. The Company has full corporate power and authority to execute, deliver and perform this Merger Agreement and the Certificate of Merger, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Merger Agreement, the Certificate of Merger and all other documents and agreements to be delivered pursuant hereto and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company (other than the Required Company Stockholder Vote and the filing of the Certificate of Merger) are necessary to authorize this Merger Agreement, the Certificate of Merger and any such related documents or agreements or to consummate the transactions contemplated hereby. This Merger Agreement has been duly and validly executed and delivered by the Company and the Certificate of Merger, when executed at the Closing, will be duly and validly executed and delivered by the Company. This Merger Agreement, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms, and the Certificate of Merger, when executed by the Company at the Closing, assuming the due authorization, execution and delivery by each of the other parties hereto, will be legal, valid and binding agreements of the

Company, enforceable in accordance with their respective terms except as such enforceability may be limited by applicable bankruptcy, moratorium, insolvency, reorganization, fraudulent conveyance or other Laws affecting the enforcement of creditors' rights generally or by general equitable principles.

     3.4 Reports. Except as disclosed in Section 3.04 of the Company Disclosure Letter, all Company SEC Documents were filed as and when required by the Exchange Act or the Securities Act, as applicable. All documents required to be filed as exhibits to the Company SEC Documents have been so filed. As of their respective filing dates, the Company SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as applicable, and none of the Company SEC Documents, as of their respective filing dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Company SEC Document. The financial statements of the Acquired Corporations, including the notes thereto, included in the Company SEC Documents (the "COMPANY FINANCIAL STATEMENTS"), complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC). The Company Financial Statements fairly present, in all material respects, the consolidated financial condition, operating results and cash flows of the Acquired Corporations at the dates and during the periods indicated therein in accordance with GAAP consistently applied as of their respective dates (subject, in the case of unaudited statements, to normal, recurring year-end adjustments and abbreviated footnote disclosures). Since July 1, 2001, there has been no material change in the Company's accounting policies except as described in the notes to the Company Financial Statements. Except as disclosed in Section 3.04 of the Company Disclosure Letter, at all times since January 1, 1999 the Company has (i) filed as and when due all documents required to be filed with the AMEX, and (ii) otherwise timely performed all of the Company's obligations pursuant to the rules and regulations of the AMEX.

     3.5 No Undisclosed Liabilities. Except (i) in connection with the matters disclosed in Section 3.09 of the Company Disclosure Letter and (ii) as disclosed in Section 3.05 of the Company Disclosure Letter, the Acquired Corporations do not have any obligation or liability of any nature (matured or unmatured, fixed or contingent) other than those (i) set forth or adequately provided for in the balance sheet of the Company as at March 31, 2002, (ii) not required to be set forth on such balance sheet under GAAP, (iii) incurred in the ordinary course of business since March 31, 2002, and consistent with past practice (iv) disclosed in the Company SEC Documents, or (v) which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

     3.6 Compliance with Law; Governmental Authorizations. (a) Except as disclosed in Section 3.06 of the Company Disclosure Letter, each of the Acquired Corporations has complied in all material respects with, is not in violation of, and has not received notices of violation with respect to, any Law with respect to the conduct of its business, or the ownership or operation of its business, except for instances of possible noncompliance which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

          (1) Except as disclosed in Section 3.06 of the Company Disclosure Letter, each of the Acquired Corporations has obtained all licenses, permits, certificates, consents and approvals from Governmental Authorities (the "LICENSES") that are necessary for its business and operations as currently conducted except where the failure to obtain such Licenses would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. No written notice of any material violation has been received by any Acquired Corporation in respect of any such License. Except as disclosed Section 3.06 of the Company Disclosure letter, the consummation of the transactions contemplated hereunder and the operation of the business of the Acquired Corporations by the Surviving Corporation in the manner in which it is currently operated will not require the transfer of any such License that may not be transferred to the Surviving Corporation without the Consent of any Governmental Authority or other Person, except where the failure to transfer such license or obtain such Consent, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

          (2) This Section 3.06 does not apply to environmental matters, including without limitation compliance with Environmental Matters, which are addressed exclusively in Section 3.14 of this Merger Agreement.

     3.7 No Conflicts. (a) Except as disclosed in Section 3.07(a) of the Company Disclosure Letter, no filing or registration with, or permit, authorization, Consent or approval of, or notification or disclosure to, any Governmental Authority is required by the Company in connection with the execution and delivery of this Merger Agreement or the consummation by the Company of the Merger and the other transactions contemplated hereby, except (i) in connection with the provisions of the Securities Act and the rules and regulations promulgated thereunder, the Exchange Act and the rules and regulations promulgated thereunder and the rules and regulations of the AMEX,
(ii) the filing of appropriate merger documents as required by the DGCL (including the Certificate of Merger), and (iii) where the failure to obtain such Consent or approval or to provide such notice or disclosure, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

          (1) Except as disclosed in Section 3.07(b) of the Company Disclosure Letter, the execution, delivery and performance by the Company of this Merger Agreement and the consummation of the Merger and the other transactions contemplated hereby will not (i) violate any provision of the Amended and Restated Certificate of Incorporation or Amended and Restated By-Laws or other organizational documents of the Company, (ii) violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in, or provide the basis for, the termination of, or accelerate the performance required by, or excuse performance by any Person of any of its obligations under, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any Lien upon any property or assets of any Acquired Corporation under, any Material Contract to which any Acquired Corporation is a party or by which any of its property or assets is bound, or to which any of the property or assets of any Acquired Corporation is subject, except for Contracts the other party to which has consented to or received notice of the execution and delivery of this Merger Agreement or the consummation of the Merger (as appropriate under the terms of such Contract), (iii) violate any Law applicable to any Acquired Corporation or (iv) violate or result in the revocation or suspension of any License; except, with respect to items
     (iii) and (iv), for such violations which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect..

     3.8 Contracts. (a) Except as attached as an exhibit to the Company SEC Documents or disclosed in Section 3.08(a) of the Company Disclosure Letter, the Company is not a party to:

          (1) any Contract that is executory in whole or in part and involves performance of services or delivery of goods or materials by the Company or any other Acquired Corporation of an amount or value in excess of $100,000;

          (2) any Contract that is executory in whole or in part and was not entered into in the ordinary course of business and that involves expenditures or receipts of the Company or any other Acquired Corporation in excess of $100,000;

          (3) any lease (other than a Residential Lease), rental or occupancy agreement, license agreement, installment and conditional sale agreement, and any other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property of any Acquired Corporation (except personal property leases and installment sales agreements entered into in the ordinary course of business and other agreements having a value per item or annual payments of less than $100,000);

          (4) any material licensing agreement or any other material Contract with respect to patents, trademarks, copyrights or other Intellectual Property, except as contained in or ancillary to any lease or loan agreements disclosed or not required to be disclosed herein;

          (5) any collective bargaining agreement and any other Contract to or with any labor union or other employee representative of a group of employees of any Acquired Corporation;

          (6) any joint venture, partnership and any other Contract (however named) involving a sharing of profits, losses, costs or liabilities by an Acquired Corporation with any other Person;

          (7) any Contract containing covenants that in any way purport to materially restrict the business activity of an Acquired Corporation or limit the freedom of an Acquired Corporation to engage in any line of business or to compete with any Person, except as contained in or ancillary to any lease or loan agreement disclosed or not required to be disclosed herein;

          (8) any power of attorney that is currently effective and outstanding granted by and relating to an Acquired Corporation, except as contained in or ancillary to any lease or loan agreement disclosed or not required to be disclosed herein;

          (9) each Contract that is executory in whole or in part and involves capital expenditures by an Acquired Corporation in excess of $100,000, except as contained in or ancillary to any lease or loan agreement disclosed or not required to be disclosed herein;

          (10) each written warranty, guaranty and/or other similar undertaking with respect to contractual performance extended by an Acquired Corporation other than in the ordinary course of business; and

          (11) any Contract with any executive officer or director of an Acquired Corporation.

             (2) Each Material Contract is in full force and effect and enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, moratorium, insolvency, reorganization, fraudulent conveyance and other Laws affecting the enforcement of creditors' rights generally or by general principles of equity.

             (3) Except as disclosed in Section 3.08 of the Company Disclosure Letter, each Acquired Corporation has fulfilled all obligations required pursuant to each Material Contract to have been performed by it, except where the failure to perform such obligations, either individually or in the aggregate, has not and could not reasonably be expected to have a Material Adverse Effect.

             (4) Except as disclosed in Section 3.08 of the Company Disclosure Letter, no Acquired Corporation has received any written notice of default under any Material Contract, no default (beyond any applicable grace or cure period) has occurred under any Material Contract on the part of an Acquired Corporation or, to the Company's knowledge, on the part of any other party thereto, nor has any event occurred which with the giving of notice or the lapse of time, or both, would constitute any default on the part of an Acquired Corporation under any Material Contract nor, to the Company's knowledge, has any event occurred which with the giving of notice or lapse of time, or both, would constitute any default on the part of any other party to any Material Contract.

             (5) Except as disclosed in Section 3.07(b) to the Company Disclosure Letter, no Consent or approval of or notice to any party to any of the Material Contracts is required for the execution, delivery or performance of this Merger Agreement or the consummation of the Merger or the other transactions contemplated hereby to which the Company is a party, except where the failure to obtain such Consent or approval or to deliver such notice would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

             (6) To the knowledge of the Company, no officer, director, agent or employee of the Company is bound by any Contract that purports to limit the ability of such officer, director, agent or employee to (i) engage in or continue any conduct, activity or practice relating to the business of an Acquired Corporation, or (ii) assign to the Company or any other Acquired Corporation or to any other Person any rights to any invention, improvement or discovery, except as contained in or ancillary to any lease or loan agreement disclosed or not required to be disclosed herein.

     3.9 Litigation. Except as disclosed in Section 3.09 of the Company Disclosure Letter, there are no actions, suits or legal, administrative, arbitration or other Legal Proceedings or governmental investigations pending or, to the Company's knowledge, Threatened against the Company or any other Acquired Corporation before or by any Governmental Authority in excess of $100,000 and not covered by insurance, except for such as would not individually or in the aggregate either impair the Company's or any other Acquired Corporation's ability to consummate the Merger or have or reasonably be expected to have a Material Adverse Effect on the Company. No Acquired Corporation is a party to or subject to any judgment, order, writ, injunction, decree or award of any Governmental Authority, except for those that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

     3.10 Taxes. Except as set forth in Section 3.10 to the Company Disclosure Letter, the Company and each of the other Acquired Corporations has filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed by the Company and/or any of the other Acquired Corporations, either separately or as part of an affiliated group of corporations, pursuant to the Laws of any Governmental Authority with taxing power over any Acquired Corporation or its assets and business, except to the extent that the failure to do so, individually or in the aggregate, has not resulted and would not reasonably be expected to result in a Material Adverse Effect. All Tax Returns filed by any of the Acquired Corporations were true, correct and complete in all material respects when filed. The Company and each of the other Acquired Corporations has paid all Taxes that have become due by it pursuant to those Tax Returns, or otherwise, or pursuant to any assessment received by any of the Acquired Corporations, except such Taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in the Company Financial Statements. The Company has made available to IPC complete copies of all Tax Returns that any of the Acquired Corporations has filed for the past three years. All Taxes that the Company or any of the Acquired Corporations is, or was, required by Law to withhold and collect have been duly withheld and collected and, to the extent required, have been paid to the appropriate Governmental Authority, except to the extent that the failure to do so, individually or in the aggregate, has not resulted or would not reasonably be expected to result in a Material Adverse Effect. There is no agreement, plan, arrangement or other contract covering any employee or independent contractor of the Company or any of the other Acquired Corporations that could give rise to the payment of any material amount that could not be deductible by the Company or any of the other Acquired Corporations or IPC pursuant to Section 280G or
Section 162(m) of the Code. The charges, accruals and reserves with respect to Taxes on the Company Financial Statements with respect to each of the Acquired Corporations (excluding any provision for deferred income taxes established to reflect timing differences between book and tax income) for all tax periods (or portions thereof) ending on or before the Closing Date (including any period for which no Tax Return has yet been filed) are adequate for GAAP purposes.

     3.11 Absence of Certain Changes. Except as disclosed in the Company SEC Documents and in Section 3.11 of the Company Disclosure Letter, since March 31, 2002, the Acquired Corporations have conducted their business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect to the Company, other than any change, event or development resulting from general economic conditions or affecting, in general, persons engaged in the business of designing, developing, operating or managing assisted living facilities or skilled nursing facilities; (ii) any acquisition, sale or transfer of any material asset of the Acquired Corporations other than in the ordinary course of business and consistent with past practice; (iii) any material change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any revaluation by the Company of any of its assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its shares of capital stock; (v) any material Contract entered into by any Acquired Corporation, other than in the ordinary course of business, or any material amendment or termination of, or default under, any material Contract to which any Acquired Corporation is a party or by which any of them is bound; or
(vi) any agreement by any Acquired Corporation to do any of the things described in the preceding clauses (i) through (v) (other than negotiations with IPC and its Representatives regarding the transactions contemplated by this Merger Agreement).

     3.12 Employee Benefit Plans. (a) Section 3.12 of the Company Disclosure Schedule sets forth all of the Company's employee benefits plans (the "BENEFIT PLANS"). None of the Benefit Plans is, and the Company (or any of its ERISA Affiliates) has not during the past five years maintained or had an obligation to contribute to, or incurred any other obligation with respect to (i) a defined benefit pension plan that is subject to Section 412 of the Code or Title IV of ERISA, (ii) a multiemployer plan, as defined in Section 3(37) of ERISA (a "Multiemployer Plan"), (iii) a multiple employer plan, as defined in ERISA or the Code, or (iv) a funded welfare benefit plan, as defined in Section 419 of the Code.

          (1) Except as set forth in Section 3.12 of the Company Disclosure Letter, with respect to each Benefit Plan, the Company has heretofore delivered or caused to be delivered or made available to IPC true, correct and complete copies of (i) all documents which comprise the most current version of each such Benefit Plan, (ii) the most recent Annual Report (Form
     5500) and accompanying schedules for each of the Benefit Plans for which such a report is required, and (iii) for each Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code, the most current summary plan description issued with respect to such Plan. Since the date of the documents delivered, to the best of the Company's knowledge there has not been any material change in the assets or liabilities of any of the Benefit Plans or any change in their terms and operations which could reasonably be expected to affect or alter the tax status or materially affect the cost of maintaining such Plan, other than any change that would not have a Material Adverse Effect on the Company, and none of the Benefit Plans has been or will be amended prior to the Closing Date, other than as required by Law, regulation or tax qualification requirement.

          (2) Except as set forth in Section 3.12 of the Company Disclosure Letter, with respect to each Benefit Plan, to the best of the Company's knowledge, the Company or the relevant ERISA Affiliate thereof has performed and complied in all material respects with all of its obligations under and with respect to the Benefit Plans and each of the Benefit Plans has, at all times, in form, operation and administration complied in all material respects with its terms, and, where applicable, the requirements of the Code, ERISA and all other applicable Laws. Except as set forth in
     Section 3.12 of the Company Disclosure Letter, with respect to each Benefit Plan, each Benefit Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified.

          (3) There are no material unpaid contributions due prior to the date hereof with respect to any Benefit Plan that are required to have been made under its terms and provisions or any related insurance contract.

          (4) To the best of the Company's knowledge all group health plans covering employees of the Company have been operated in material compliance with the continuation coverage requirements of Section 4980B of the Code (and any predecessor provisions) and Part 6 of Title I of ERISA ("COBRA"), the provisions of law enacted by the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") and any similar state Law.

          (5) Neither the Company nor any other "disqualified person" or "party in interest," as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively, has engaged in any "prohibited transaction," as defined in Section 4975 of the Code or Section 406 of ERISA, with respect to any Benefit Plan which could have a Material Adverse Effect, nor have there been any fiduciary violations under ERISA which could subject the Company, any ERISA Affiliate thereof (or any officer, director or employee thereof) to any material penalty or Tax under Section 502(i) of ERISA or Sections 4971 and 4975 of the Code.

          (6) Except as set forth in Section 3.12 of the Company Disclosure Letter, with respect to any Benefit Plan: (i) no filing, application or other matter is pending with the IRS, the PBGC, the United States Department of Labor or any other governmental body, (ii) there is no action, suit or claim pending or, to the Company's knowledge, Threatened, other than routine claims for benefits and (iii) there are no outstanding material liabilities for Taxes, penalties or fees.

          (7) Except as set forth in Section 3.12 of the Company Disclosure Letter, neither the execution and delivery of this Merger Agreement nor the consummation of any or all of the contemplated transactions will: (i) entitle any current or former employee of the Company or any ERISA Affiliate thereof to severance pay, unemployment compensation or any similar payment, (ii) accelerate the time of payment or vesting or increase the amount of any compensation due to any such employee or former employee or (iii) directly or indirectly result in any payment made or to be made to or on behalf of any person to constitute a "parachute payment" within the meaning of Section 280G of the Code.

     3.13 Intellectual Property. (a) The Company owns or has the right to use each item of Intellectual Property used in its business as presently conducted, except for failures to own or have the rights to Intellectual Property that, individually or in the aggregate have not resulted and would not reasonably be expected to result in a Material Adverse Effect.

     (b) Section 3.13(b) of the Company Disclosure Letter identifies all patents, registered copyrights, registered service marks, registered trademarks, registered trade names and registrations and applications therefor which are owned by the Company and each of the other Acquired Corporations. Except as disclosed in Section 3.13(b) of the Company Disclosure Letter, there are no licenses, sublicenses or other agreements to which the Company or any of the other Acquired Corporations is a party relating to the use by third parties of any material Intellectual Property of the Company or any of the other Acquired Corporations.

     (c) Except as disclosed in Section 3.13(c) of the Company Disclosure Letter, neither the Company nor any of the other Acquired Corporations has instituted any action, suit or proceeding in which an act constituting an infringement of any Intellectual Property was alleged to have been committed by a third party. To the knowledge of the Company, no use of the Intellectual Property by the Company or any of the other Acquired Corporations, currently or in the past three (3) years, has or does violate or infringe upon the rights of any other party or constitute a breach of any material agreement, obligation or promise by which the Company or any of the other Acquired Corporations may be bound or constitute a material violation of any Laws, regulations, ordinances, codes or statutes in any jurisdiction to which the Company, the other Acquired Corporations or their property is subject.

     (d) Except as disclosed in Section 3.13(d) of the Company Disclosure Letter, (i) neither the Company nor any of the other Acquired Corporations has an obligation to grant licenses with respect to any material Intellectual Property and (ii) neither the Company nor any of the other Acquired Corporations has received any notice, claim or allegation from any other party challenging the right of the Company or any of the other Acquired Corporations to make use, possess, transfer, convey or otherwise dispose of any material Intellectual Property.

     3.14 Environmental Matters. Except as disclosed in those certain Phase I Site Assessment Reports listed in, or as otherwise disclosed in, Section 3.14(a) of the Company Disclosure Letter:

          (1) the Acquired Corporations' ownership and operation of their business is in material compliance with all Environmental Laws. The Acquired Corporations have obtained all material approvals necessary or required under all applicable Environmental Laws for the ownership and operation of their business as currently conducted, all such approvals are in effect, the Acquired Corporations have not received written notice of any action to revoke or modify any of such approvals, and, to the Company's knowledge the ownership and operation of the Acquired Corporations' business is in material compliance with all terms and conditions thereof. The Acquired Corporations have not received any written notice of any pending or Threatened claim or investigation by any Governmental Authority or any other Person concerning potential liability of any of the Acquired Corporations under Environmental Laws in connection with the ownership or operation of its business. To the Company's knowledge, there has not been a Release of any Hazardous Substance by any Acquired Corporation, other than in material compliance with Environmental Laws, nor by any other Person at, upon, in, from or under any premises owned or occupied by an Acquired Corporation or upon which its assets are located. No Acquired Corporation's real properties (whether owned or leased) is currently, and, to the Company's knowledge, no such real property has been, used as a treatment, storage or disposal facility for Hazardous Substances; and to the knowledge of the Company no Hazardous Substances are present on any such real property, except in such quantities as are handled in material compliance with all applicable manufacturer's instructions and in material compliance with all applicable Environmental Laws and as are used in the operation of the Acquired Corporations' business.

          (2) The Company has provided or made available to IPC or its representatives all environmental assessments, investigations, studies, reviews and audits in an Acquired Corporation's possession with respect to an Acquired Corporation's real property (whether owned or leased) and any real property previously owned or occupied by an Acquired Corporation.

          (3) No Acquired Corporation has received any written notice, or to the Company's knowledge otherwise obtained knowledge, of the existence of any circumstances or conditions that have a reasonable likelihood of resulting in any damages for which the Company could be liable arising pursuant to any Environmental Law.

          (4) To the Company's knowledge, no Acquired Corporation has material liability with respect to any Hazardous Substance which it has transported or arranged for the transportation of to premises not owned or operated by an Acquired Corporation.

     3.15 Labor Relations. The Acquired Corporations are conducting their businesses in material compliance with all applicable Laws relating to employment or labor, including, without limitation, those Laws relating to wages, hours, collective bargaining, unemployment insurance, workers' compensation and equal employment opportunity, except where the failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect on the Company. No union or other collective bargaining unit has been certified as representing any of the employees of any Acquired Corporation, nor has any Acquired Corporation agreed to recognize any union or other collective bargaining unit. The Company is not a party to a collective bargaining agreement. There are no labor disputes pending or, to the Company's knowledge, Threatened involving strikes, work stoppages, slowdowns or lockouts. There are no grievance proceedings or claims of unfair labor practices filed or, to the Company's knowledge, Threatened to be filed with the National Labor Relations Board against any Acquired Corporation. There is no union representation or organizing effort pending or, to the Company's knowledge, Threatened against any Acquired Corporation.

     3.16 Brokers and Finders. No broker, finder, agent or similar intermediary has acted on the Company's behalf in connection with this Merger Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection therewith based on any Contract with the Company or any action taken by the Company, other than fees due to the Financial Advisor.

     3.17 Board Recommendation.

     (1) The Special Committee has, by a unanimous vote of its members at a meeting of such Special Committee duly held on May 15, 2002 (the "APPROVAL DATE"), approved and adopted this Merger Agreement, the Merger and the other transactions contemplated hereby, and resolved to recommend that the Company Board recommend that the holders of Common Shares approve and adopt this Merger Agreement, the Merger and the other transactions contemplated hereby.

     (2) The Board of Directors of the Company has, by a unanimous vote of directors present at a meeting of such Board or Directors duly held on the Approval Date, approved and adopted this Merger Agreement, the Merger and the other transactions contemplated hereby, and resolved to recommend that the holders of Common Shares approve and adopt this Merger Agreement, the Merger and the other transactions contemplated hereby.

     3.18 Fairness Opinion. The Special Committee has received the oral opinion of the Financial Advisor (to be confirmed in writing) to the effect that on the Approval Date, the Merger Consideration was fair from a financial point of view to the stockholders of the Company.

4.  REPRESENTATIONS AND WARRANTIES OF IPC AND ACQUISITION.

     IPC and Acquisition, jointly and severally, hereby represent and warrant to the Company that, except as disclosed in a specific subsection of the IPC Disclosure Letter:

     4.1 Organization, Good Standing and Qualification. (a) Each of IPC and Acquisition is a corporation duly organized, validly existing and in good standing (in jurisdictions which recognize such concept) under the Laws of its jurisdiction of incorporation, and is qualified or licensed as a foreign corporation to do business in each other jurisdiction where the failure to so qualify would have a Material Adverse Effect upon its business or operations. Each of IPC and Acquisition has all requisite corporate power to own, operate and lease its assets and to carry on its business as now being conducted.

     4.2 Corporate Authority; Approval

     (1) Each of IPC and Acquisition has full corporate power and authority to execute, deliver and perform this Merger Agreement and, in the case of Acquisition, the Certificate of Merger, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Merger Agreement, the Certificate of Merger and all other documents and agreements to be delivered pursuant hereto and the consummation of the transactions contemplated hereby have been duly and validly authorized by the boards of directors of IPC and Acquisition and by IPC as the sole stockholder of Acquisition, and, except for the approval by the stockholders of IPC of the Merger Agreement, no other corporate proceedings on the part of IPC or Acquisition are necessary to authorize this Merger Agreement, the Certificate of Merger and any related documents or agreements or to consummate the transactions contemplated hereby. This Merger Agreement has been duly and validly executed and delivered by IPC and Acquisition, and the Certificate of Merger, when executed at the Closing, will be duly and validly executed and delivered by Acquisition. This Merger Agreement, assuming the due authorization, execution and delivery by each other party hereto, constitutes a legal, valid and binding agreement of both IPC and Acquisition, enforceable in accordance with its terms, and the Certificate of Merger, when executed by IPC and Acquisition at the Closing, assuming the due authorization, execution and delivery by each other party hereto, will be legal, valid and binding agreements of Acquisition, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization, fraudulent conveyance or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

     (2) Acquisition is a newly formed wholly-owned first tier Subsidiary of IPC and has conducted and will conduct no business or activity and has not incurred and will not incur any liability or obligation, other than hereunder or in accordance with the Merger.

     4.3 No Conflicts.

     (1) No filing or registration with, or permit, authorization, Consent or approval of, or notification or disclosure to, any Governmental Authority is required by either of IPC or Acquisition in connection with the execution and delivery of this Merger Agreement or the consummation by IPC and Acquisition of the Merger and the other transactions contemplated hereby, except (i) the filing of appropriate Merger documents as required by the DGCL (including the Certificate of Merger) and (ii) where the failure to obtain such Consent or approval or to provide such notice or disclosure, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

     (2) The execution, delivery and performance by IPC and Acquisition of this Merger Agreement and the consummation of the Merger and the other transactions contemplated hereby will not (i) violate any provision of the Certificate of Incorporation or By-Laws or other organizational documents of either of IPC or Acquisition, (ii) violate or be in conflict with any Contract or other obligation or (iii) violate any Law applicable to IPC or Acquisition, except such violations, which individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

     4.4 Financing. IPC has available, and will have available as of the time of acceptance for payment and purchase of the Common Shares pursuant to the Merger, and will timely provide Acquisition with, all funds necessary to pay for all Common Shares that Acquisition becomes obligated to accept for payment and pay for pursuant to the Merger and to consummate the Merger and the transactions contemplated by this Agreement.

     4.5 Board Recommendation.

     (1) The Board of Directors of IPC has, by a unanimous vote at a meeting of such Board of Directors duly held on May 15, 2002, approved and adopted this Merger Agreement, the Merger and the other transactions contemplated hereby.

     (2) The Board of Directors of Acquisition has, by a unanimous vote at a meeting of such Board of Directors duly held on May 15, 2002, approved and adopted this Merger Agreement, the Merger and the other transactions contemplated hereby.

     4.6 Stockholder Consent. IPC, in its capacity as the sole stockholder of Acquisition, has, by unanimous written consent dated May 15, 2002, approved and adopted this Merger Agreement, the Merger and the other transactions contemplated hereby.

5.  COVENANTS.

     5.1 Access. Between the date hereof and the Closing Date, the Company shall, and shall cause each of the other Acquired Corporations to, provide IPC, Acquisition and each of their authorized Representatives with access at reasonable times upon prior notice to the properties, books, records, Tax Returns, Contracts, information, documents and personnel of the Acquired Corporations as they relate to the Acquired Corporations' business as IPC or Acquisition may reasonably request for the purpose of making such investigation of the business, properties, financial condition and results of operations of the Acquired Corporations' business as IPC or Acquisition may deem appropriate or necessary. Notwithstanding anything to the contrary herein, if any Acquired Corporation is prohibited from disclosing Confidential Information to another party by this Agreement or by Law or by preexisting confidentiality obligations, then such party shall inform the other party of such prohibition and the parties shall work together to resolve any related due diligence matters without violating such Laws or confidentiality obligations, including using reasonable best efforts to obtain third party consents to such disclosure, if appropriate. Any information obtained by IPC and Acquisition under this Section 5.01 relating to the Company or any of the other Acquired Corporations shall be subject to the requirements of Section 5.02.

     5.2 Confidentiality. From the date hereof until the Effective Time, IPC and Acquisition shall keep secret and retain in strictest confidence, and shall not, without the express written consent of the Company, directly or indirectly disclose, disseminate, publish, reproduce, retain, use (for the benefit of IPC and Acquisition or for the benefit of others), or otherwise make available in any manner whatsoever, any Confidential Information regarding the Company or any of the other Acquired Corporations, except to those Representatives of IPC who have a need to know such information in connection with the consummation of the transactions contemplated by this Merger Agreement, and only if each such Representative is informed by IPC of the confidential nature of such information and of the confidentiality undertakings of IPC contained herein; provided, however, that should this Merger Agreement be terminated pursuant to any of the provisions of Article IX hereto, the provisions of this Section 5.02 shall survive such termination and IPC and Acquisition shall be obligated to keep secret and retain in strictest confidence all Confidential Information regarding the Company until the earlier of (i) the second anniversary of the date of termination, (ii) public disclosure of such information by a party other than IPC or Acquisition and (iii) the receipt by IPC or Acquisition of the express written consent of the Company to the disclosure of such information. IPC shall be responsible for any breach of the confidentiality provisions of this Section
5.02 of this Merger Agreement by its Representatives.

     5.3 Conduct of the Business of the Company Pending the Closing
Date. Except as otherwise expressly permitted by this Merger Agreement or as disclosed on Section 5.03 of the Company Disclosure Letter, between the date hereof and the Closing Date, the Company shall not, and shall cause the other Acquired Corporations not to, without the prior consent of IPC, which consent shall not be unreasonably withheld or delayed, take any affirmative action, or fail to take any reasonable action within their control, as a result of which any of the changes or events listed in Section 3.11 of this Merger Agreement is reasonably likely to occur. Without limiting the foregoing, except as expressly contemplated by this Merger Agreement, the Company shall not do, cause or permit any of the following without the prior written consent of IPC (which consent will not be unreasonably withheld or delayed):

          (1) Charter Documents. Cause or permit any amendments to its Certificate of Incorporation or Bylaws;

          (2) Changes in Capital Stock. Split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with currently effective agreements providing for the repurchase of shares in connection with any termination of service to it or its Subsidiaries, or sell or otherwise issue any shares of its capital stock or securities exercisable or exchangeable for or convertible into shares of its capital stock, other than in accordance with or pursuant to existing option plans or upon the exercise or conversion of Company Options outstanding as of the date of this Merger Agreement or other convertible or exchangeable securities outstanding as of the date of this Merger Agreement.

          (3) Changes to Stock Option Plans. Cause or permit any amendments to the Company's 1996 Stock Incentive Plan.

     5.4 Conduct of Business of the Company. During the period from the date of this Merger Agreement and continuing until the earlier of the termination of this Merger Agreement or the Effective Time, the Company agrees (except to the extent expressly contemplated by this Merger Agreement or as consented to in writing by IPC, where required) to, and to cause each of the other Acquired Corporations to, carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay debts and Taxes when due (subject (i) to available cash flow, (ii) to good faith disputes over such debts or Taxes and (iii) in the case of Taxes of the Acquired Corporations, to IPC's consent (which consent will not be unreasonably withheld or delayed) to the filing of material Tax Returns if applicable), to pay or perform other obligations in accordance with past practices, and to use commercially reasonable efforts consistent with past practice and policies to
(x) preserve intact its present business organization, (y) keep available the services of its present officers and key employees and agents and (z) preserve its relationships and good will with customers, suppliers, distributors, licensors, licensees, landlords, creditors, employees, agents and others having business dealings with it. The Company shall confer with its Board of Directors concerning operational matters of the Acquired Corporations of a material nature and otherwise report periodically to IPC concerning the status of the Acquired Corporations' business, operations and finances.

     5.5 Consents. The Company shall use its commercially reasonable efforts to obtain, prior to the Effective Time, all licenses, permits, Consents, approvals, authorizations, qualifications and orders of Governmental Authorities, parties to the Material Contracts and any other Persons as are necessary for consummation of the transactions contemplated by this Merger Agreement and for the Surviving Corporation to enjoy all rights under such Material Contracts after the consummation of the transactions contemplated by this Merger Agreement.

     5.6 Stock Exchange De-listing. The Surviving Corporation shall use its best efforts to cause the Common Shares to be de-listed from the AMEX and de-registered under the Exchange Act as soon as practicable following the Effective Time.

     5.7 Employee Benefits. The Surviving Corporation will honor, in accordance with their respective terms as in effect on the date hereof, the employment, severance and bonus agreements and arrangements to which the Company is a party. All employees of the Company and its Subsidiaries who continue employment with IPC, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time ("CONTINUING EMPLOYEES") shall be eligible to continue to participate in the Surviving Corporation's health, vacation and other non-equity based employee benefit plans; provided, however, that nothing in this
Section 5.07 or elsewhere in this Merger Agreement shall limit the right of the Surviving Corporation to amend or terminate any such health, vacation or other employee benefit plan at any time after the Effective Time. Nothing in this
Section 5.07 or elsewhere in this Merger Agreement shall be construed to create a right in any employee to employment with the Surviving Corporation or any other Subsidiary of IPC and, subject to any other binding agreement between an employee and the Surviving Corporation or any other Subsidiary of IPC, the employment of each Continuing Employee shall be "at will" employment.

     5.8 Indemnification of Officers and Directors.

     (1) All rights to indemnification existing in favor of those Persons who are directors and officers of the Company as of the date of this Merger Agreement (the "INDEMNIFIED PERSONS") for acts and omissions occurring prior to the Effective Time, as provided in the Company's By-Laws (as in effect as of the date of this Merger Agreement), shall survive the Merger and shall be observed by the Surviving Corporation to the fullest extent permitted by Delaware law for a period of six years from the Effective Time, provided that, in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. IPC also agrees that the Surviving Corporation shall indemnify all Indemnified Persons to the fullest extent permitted by applicable law with respect to all acts and omissions arising out of such individuals' service as officers, directors, employees or agents of the Company or any of the other Acquired Corporations, or as trustees or fiduciaries of any plan for the benefit of employees, or otherwise, on behalf of the Company or any of the other Acquired Corporations, occurring prior to the Effective Time, including the transactions contemplated by this Merger Agreement. Without limiting the foregoing, in the event any such Indemnified Person is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including the transactions contemplated by this Merger Agreement, occurring prior to, and including, the Effective Time, the Surviving Corporation will pay as incurred such Indemnified Person's legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith.

     (2) Subject to Section 5.08(c) below, IPC agrees that from and after the Effective Time, the Surviving Corporation shall cause to be maintained in effect for not less than six (6) years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company; provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time.

     (3) In lieu of its obligations under Section 5.08(b) above, IPC may provide, prior to Closing, a guarantee of the Surviving Corporation's obligations under Section 5.08(a) above in form and substance reasonably satisfactory to the Company and the Special Committee.

     5.9 Compliance with Laws. The Company and the Surviving Corporation shall comply in a timely fashion with the material requirements of all Laws triggered by the consummation of the transactions contemplated by this Agreement, including Environmental laws.

     5.10 Tax Matters. Between the date hereof and the Closing Date, the Company shall file or cause to be filed on a timely basis all Tax Returns that are required to be filed by it or by any of the other Acquired Corporations, either separately or as part of an affiliated group of corporations, pursuant to the Laws of each Governmental Authority with taxing power over it or any of the other Acquired Corporations or any of the Acquired Corporations' assets and businesses. Each of such Tax Returns will be true, correct and complete in all material respects when filed. Unless required by law, neither the Company nor any other Acquired Corporation shall make any election or file any amended Tax Return reflecting any position that could result in a material adverse Tax consequence to IPC, Acquisition or the Company or any other Acquired Corporation for any period beginning on or after the Effective Time. All transfer, documentary, gross receipts, sales, use and property gains Taxes, and liabilities similar in nature, imposed or payable on the sale or transfer of the Acquired Corporations' business pursuant to this Merger Agreement or the consummation of any of the transactions contemplated hereby shall be paid by the Surviving Corporation. The Company shall timely file all required transfer Tax Returns and/or notices of the transfer of the Acquired Corporations' business with the appropriate Governmental Authority.

     5.11 Notice of Breach; Disclosure. Each party shall promptly notify the other of (i) any event, condition or circumstance of which such party becomes aware after the date hereof and prior to the Closing Date that, if the same were to continue to exist as of the Closing Date, would constitute the non-satisfaction of any of the conditions set forth in Article VI, VII or VIII hereof, as the case may be or (ii) any event, occurrence, transaction, or other item of which such party becomes aware which would have been required to have been disclosed on any Schedule or statement delivered hereunder had such event, occurrence, transaction or item existed as of the date hereof. The disclosure of any matter as provided in this Section shall not affect the right of any party to terminate this Merger Agreement under Section 9.01(e) or 9.01(f) on the basis thereof.

     5.12 Closing Liabilities. Following the Closing, the Surviving Corporation will be responsible and liable for all accounts payable and other expenses and for all other liabilities and obligations of each of the Constituent Corporations which arise in the ordinary course of business prior to the Effective Time.

     5.13 No Solicitation. (a) The Company shall not directly or indirectly, and shall not authorize or permit any of the other Acquired Corporations or any Representative of any of the Acquired Corporations directly or indirectly, to,
(i) solicit, initiate, encourage, induce or knowingly facilitate the making, submission or announcement of any Company Acquisition Proposal, (ii) furnish any nonpublic information regarding any of the Acquired Corporations to any Person in connection with or in response to a Company Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to a Company Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Company Acquisition Proposal, (iv) approve, endorse or recommend any Company Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Company Acquisition Transaction; provided, however, that prior to the adoption of this Merger Agreement by the Required Company Stockholder

Vote, this Section 5.13(a) shall not prohibit the Company from engaging in discussions and taking such other actions as may be reasonably required for the purpose of becoming informed with respect to an unsolicited written Company Acquisition Proposal that is submitted to the Company (and not withdrawn) if the Board of Directors of the Company reasonably determines in good faith after due consideration that such Company Acquisition Proposal would reasonably be likely to result in a Superior Company Proposal and (1) neither the Company nor any Representative of any of the Acquired Corporations shall have violated any of the restrictions set forth in this Section 5.13, (2) the Board of Directors of the Company concludes in good faith that such action is required in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company's stockholders under applicable Law, after having taken into account, among other relevant considerations, the advice of its outside legal counsel, (3) at least five (5) business days prior to furnishing any nonpublic information to such Person, the Company gives IPC written notice of the identity of such Person and of the Company's intention to furnish nonpublic information to such Person, and the Company receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of the Company and containing "standstill" provisions no less favorable to the Company than the "standstill" provisions contained in that certain letter dated March 18, 2002 from IPC to the Company and (4) at least five (5) business days prior to furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to IPC (to the extent such nonpublic information has not been previously furnished by the Company to IPC). Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any Representative of any of the Acquired Corporations, whether or not such Representative is purporting to act on behalf of any of the Acquired Corporations, shall be deemed to constitute a breach of this Section 5.13 by the Company.

          (1) The Company shall promptly (and in no event later than 24 hours after receipt of any Company Acquisition Proposal, or any request for nonpublic information that could reasonably lead to a Company Acquisition Proposal) advise IPC orally and in writing of any Company Acquisition Proposal, or any request for nonpublic information relating to any of the Acquired Corporations that could reasonably lead to a Company Acquisition Proposal (including the identity of the Person making or submitting such Company Acquisition Proposal or request, and the terms thereof) that is made or submitted by any Person after the date of this Merger Agreement. The Company shall inform IPC with respect to the material terms and the status of any Company Acquisition Proposal.

          (2) On the date hereof, the Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Company Acquisition Proposal or Company Acquisition Transaction.

          (3) The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, "standstill" or similar agreement to which any of the Acquired Corporations is a party, and will use commercially reasonable efforts to enforce or cause to be enforced each such agreement at the request of IPC. The Company also will promptly request each Person that has executed, within 12 months prior to the date of this Merger Agreement, a confidentiality agreement in connection with its consideration of a possible Company Acquisition Transaction or equity investment, to return all Confidential Information heretofore furnished to such Person by or on behalf of any of the Acquired Corporations.

     5.14 Additional Agreements. Subject to Section 5.13, the Company, IPC and Acquisition shall use all reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other transactions contemplated by this Merger Agreement, as promptly as practicable following the execution and delivery of this Merger Agreement. Without limiting the generality of the foregoing, but subject to Section 5.05, the Company, IPC and Acquisition shall (i) make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Merger Agreement, (ii) use all reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Merger Agreement, and (iii) use all reasonable efforts to lift any restraint, injunction or other legal bar to the Merger. The receiving party shall promptly deliver to the other parties a copy of such notice given and each such Consent obtained following the date hereof.

     5.15 Disclosure. IPC and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other transactions contemplated by this Merger Agreement. Without limiting the generality of the foregoing, the Company shall not, and shall not permit any of its Representatives to, make any public disclosure regarding the Merger or any of the other transactions contemplated by this Merger Agreement unless (a) IPC shall have approved such disclosure or (b) the Company shall have been advised by its outside legal counsel that such disclosure is required by applicable Law or is required under a regulation of AMEX.

     5.16 Proxy Statement. As promptly as practicable after the date of this Merger Agreement, and in any event, within twenty-five days thereafter, the Company shall prepare and cause to be filed with the SEC the Proxy Statement and the Company shall use all reasonable efforts to cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. The Company will use all reasonable efforts to cause the Proxy Statement to be mailed to the Company's stockholders, as promptly as practicable after the final version of the Proxy Statement is filed with the SEC. The Company shall promptly furnish to IPC all information concerning the Acquired Corporations and the Company's stockholders that may be required or reasonably requested by IPC in connection with any action contemplated by this Section 5.16. If any event relating to any of the Acquired Corporations occurs, or if the Company becomes aware of any material information, that should be disclosed in an amendment or supplement to the Proxy Statement, then the Company shall promptly inform IPC thereof and shall promptly mail such amendment or supplement to the stockholders of the Company.

     5.17 Company Stockholders' Meeting. (a The Company shall take all action necessary under all applicable Laws to call, give notice of and hold a meeting of the holders of Common Shares to vote on a proposal to adopt this Merger Agreement (the "COMPANY STOCKHOLDERS' MEETING"). The Company Stockholders' Meeting shall be held (on a date agreed to by IPC and the Company) as promptly as practicable, subject to compliance with federal securities laws, after the final version of the Proxy Statement is filed with the SEC. The Company shall ensure that all proxies solicited in connection with the Company Stockholders' Meeting are solicited in compliance with all applicable Laws.

          (1) Subject to Section 5.17(c): (i) the Proxy Statement shall include a statement to the effect that the Board of Directors of the Company unanimously recommends that the Company's stockholders vote to adopt this Merger Agreement at the Company Stockholders' Meeting (such unanimous recommendation of the Company's Board of Directors that the Company's stockholders vote to adopt this Merger Agreement being referred to as the "COMPANY BOARD RECOMMENDATION"); and (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner opposing the transaction with IPC, and no resolution by the Board of Directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner opposing the transaction with IPC shall be adopted or proposed.

          (2) Notwithstanding anything to the contrary contained in Section 5.17(b), at any time prior to the adoption of this Merger Agreement by the Required Company Stockholder Vote, the Company Board Recommendation may be withdrawn or modified in a manner opposing the transaction with IPC if: (i) a proposal to acquire (by merger or otherwise) all of the outstanding Common Shares is made to the Company and is not withdrawn; (ii) the Company provides IPC with at least five (5) business days' prior written notice of any meeting of the Special Committee at which such Special Committee will consider and determine whether such offer is a Superior Company Proposal;
     (iii) the Special Committee determines in good faith that such offer constitutes a Superior Company Proposal; (iv) the Company's Board of Directors determines in good faith, after having taken into account, among other relevant considerations, the advice of the Company's outside legal counsel, that, in light of such Superior Company Proposal, the withdrawal or modification of the Company Board Recommendation is required in order for the Company's Board of Directors to comply with its fiduciary obligations to the Company's stockholders under applicable Law; and (v) neither the Company nor any of its Representatives shall have violated any of the restrictions set forth in Section 5.13.

          (3) The Company's obligation to call, give notice of and hold the Company Stockholders' Meeting in accordance with Section 5.17(a) hereof shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Company Proposal or other Acquisition Proposal, or by any withdrawal or modification of the Company Board Recommendation.

6.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES.

     The obligations of each party to complete the Closing are conditioned upon the satisfaction or waiver in writing by the parties, on or before the Closing Date, of the following conditions:

     6.1 Stockholder Approval. This Merger Agreement shall have been duly adopted by the Required Company Stockholder Vote.

     6.2 Litigation. No suit, action or other Legal Proceeding by any domestic Governmental Authority, or injunction or final judgment shall be pending on the Closing Date before any court or Governmental Authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Merger Agreement or the consummation of the transactions contemplated hereby.

7.  CONDITIONS PRECEDENT TO IPC'S AND ACQUISITION'S OBLIGATIONS.

     The obligations of IPC and Acquisition to complete the Closing are conditioned upon the satisfaction or waiver in writing by IPC (on behalf of IPC and Acquisition), on or before the Closing Date, of the following conditions:

     7.1 Representations and Warranties. The representations and warranties of the Company contained in this Merger Agreement shall be accurate as of the Closing Date as if made on and as of the Closing Date, except any representations and warranties which address matters only as of a particular date shall have been true and correct as of such date.

     7.2 Performance of Covenants. The Company shall have performed and complied in all material respects with all of the agreements, covenants and conditions required by this Merger Agreement to be performed and complied with by it prior to or on the Closing Date.

     7.3 Notices and Consents. The notices and consents identified on Section 3.07(a) and Section 3.07(b) of the Company Disclosure Letter, which represent all of the notices and Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Merger Agreement, shall have been obtained and shall be in full force and effect, other than such Consents, the failure of which to be obtained would not result, individually or in the aggregate, in a Material Adverse Effect on the Company.

     7.4 Agreements and Documents. IPC and Acquisition shall have received a certificate, dated the Closing Date, executed on behalf of the Company by its Chief Executive Officer, confirming that the conditions set forth in Sections 7.01, 7.02 and 7.03 hereof have been duly satisfied or waived.

     7.5 Dissenting Stockholders. Holders of no more than 10% of the Company Common Stock outstanding immediately prior to the Effective Time shall have delivered a written demand for appraisal of its Company Common Stock in the time manner provided in Section 262 of the DGCL.

     7.6 Company Warrants. (i) The Company shall have used its reasonable best efforts to enter into agreements with holders of Company Warrants set forth in
Section 3.02(b) of the Company Disclosure Letter, in form and substance reasonably satisfactory to IPC, which agreements shall terminate all rights of such holders under their respective Company Warrants effective immediately prior to the Effective Time and shall contain a consent of such holders to the treatment of their Company Warrants in the manner described in Section 2.08 of this Merger Agreement and (ii) holders of at least 80% of the Company Warrants outstanding on the date hereof shall have entered into such agreements with the Company.

8.  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY.

     The Company's obligation to complete the Closing is conditioned upon the satisfaction or waiver in writing by the Company, on or before the Closing Date, of all of the following conditions:

     8.1 Representations and Warranties. The representations and warranties of IPC and Acquisition contained in this Merger Agreement shall be accurate as of the Closing Date as if made on and as of the Closing Date.

     8.2 Performance of Covenants. Each of IPC and Acquisition shall have performed and complied in all material respects with all of the agreements, covenants and conditions required by this Merger Agreement to be performed and complied with by them prior to or on the Closing Date.

     8.3 Documents. The Company shall have received a certificate executed on behalf of IPC by an executive officer of IPC, confirming that conditions set forth in Sections 8.01 and 8.02 hereof have been duly satisfied.

9.  TERMINATION.

     9.1 Termination. This Merger Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Merger Agreement by the Company's stockholders):

          (1)  by mutual written consent of IPC, Acquisition and the Company;

          (2) by either IPC and Acquisition or the Company if the Merger shall not have been consummated by the later of September 30, 2002 and the day following the last day of any cure period under Section 9.01(e) or 9.01(f) (unless the failure to consummate the Merger is attributable to a failure on the part of the party seeking to terminate this Merger Agreement to perform any material obligation required to be performed by such party at or prior to the Effective Time);

          (3) by either IPC and Acquisition or the Company if (i) a court of competent jurisdiction or other Governmental Authority shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or (ii) if a suit, action or other Legal Proceeding by any domestic Governmental Authority shall be pending, in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with, this Merger Agreement or the consummation of the transactions contemplated hereby;

          (4) by IPC and Acquisition or the Company (at any time prior to the adoption of the Merger Agreement by the Required Company Stockholder Vote) if a Company Triggering Event shall have occurred;

          (5) by IPC and Acquisition if (i) any of the Company's representations and warranties contained in this Merger Agreement shall be inaccurate as of the date of this Merger Agreement, or shall have become inaccurate as of a date subsequent to the date of this Merger Agreement (as if made on such subsequent date, other than representations and warranties which address matters only as of a particular date) (and such breach, if capable of cure, has not been cured within fifteen days after notice thereof), such that the condition set forth in Section 7.01 would not be satisfied, or (ii) any of the Company's covenants contained in this Merger Agreement shall have been breached (and any such breach shall not have been cured within fifteen days after notice thereof) such that the condition set forth in Section 7.02 would not be satisfied;

          (6) by the Company if (i) any of IPC's and Acquisition's representations and warranties contained in this Merger Agreement shall be inaccurate as of the date of this Merger Agreement, or shall have become inaccurate as of a date subsequent to the date of this Merger Agreement (as if made on such subsequent date) (and such breach, if capable of cure, has not been cured within fifteen days after notice thereof), such that the condition set forth in Section 8.01 would not be satisfied, or (ii) if any of IPC's and Acquisition's covenants contained in this Merger Agreement shall have been breached (and any such breach shall not have been cured within fifteen days after notice thereof) such that the condition set forth in Section 8.02 would not be satisfied;

          (7) by IPC and Acquisition if, there shall have been any Incurable Material Adverse Effect (as defined below) with respect to the Company from the date hereof to the Closing Date or there shall exist any condition which could reasonably be expected to result in such an Incurable Material Adverse Effect (as defined below).

     As used in this Section 9.01, an "INCURABLE MATERIAL ADVERSE EFFECT" shall mean a Material Adverse Effect on the Company, which Material Adverse Effect is not reasonably capable of being cured prior to September 30, 2002.

     9.2 Effect of Termination. In the event of the termination of this Merger Agreement as provided in Section 9.01, this Merger Agreement shall be of no further force or effect; provided, however, that (i) this Section 9.02, Section
9.03 and Article X shall survive the termination of this Merger Agreement and shall remain in full force and effect, and (ii) the termination of this Merger Agreement shall not relieve any party from any liability for any willful breach of any representation, warranty or covenant contained in this Merger Agreement.

     9.3 Expenses; Termination Fees.

     (1) Except as set forth in this Section 9.03, all fees and expenses incurred in connection with this Merger Agreement and the transactions contemplated by this Merger Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided however that (i) if this Merger Agreement is terminated by IPC pursuant to Section 9.01(e) as a result of an intentional act or omission by the Company, then the Company shall make a nonrefundable cash payment to IPC, at the time specified in the next sentence, in an amount equal to the aggregate amount of all fees and reasonable, documented, out-of-pocket expenses (including with respect to fees, all attorneys' fees, accountants' fees and filing fees) that have been paid or that may become payable by or on behalf of IPC in connection with the preparation and negotiation of this Merger Agreement and otherwise in connection with the Merger; and (ii) if this Merger Agreement is terminated by the Company pursuant to Section 9.01(f), then IPC shall make a nonrefundable cash payment to the Company, at the time specified in the last sentence of this Section 9.03, in an amount equal to the aggregate amount of all fees and reasonable, documented, out-of-pocket expenses (including with respect to fees, all attorneys' fees, accountants fees, financial advisory fees and filing fees) that have been paid or that may become payable by or on behalf of the Company in connection with the preparation and negotiation of this Merger Agreement and otherwise in connection with the Merger. In the case of termination of this Merger Agreement by IPC pursuant to Section 9.01(e), the nonrefundable payment referred to in clause "(i)" of the proviso to the first sentence of this Section 9.03 shall be made by the Company within two business days after such termination. In the case of termination of this Merger Agreement by the Company pursuant to Section 9.01(f), the nonrefundable payment referred to in clause "(ii)" of the proviso to the first sentence of this Section 9.03 shall be paid by IPC within two business days after such termination.

     (2)  If this Merger Agreement is terminated by the Company pursuant to
Section 9.01(d), then the Company shall make a nonrefundable cash payment to IPC, at the time specified in the next sentence, in an amount equal to the aggregate amount of all fees and reasonable, documented, out-of-pocket expenses (including with respect to fees, all attorneys' fees, accountants' fees and filing fees) that have been paid or that may become payable by or on behalf of IPC in connection with the preparation and negotiation of this Merger Agreement and otherwise in connection with the Merger, up to a maximum of $250,000. In the case of termination of this Merger Agreement by the Company pursuant to Section 9.01(d), the Termination Fee shall be paid by the Company to IPC within two business days after such termination.

10.  MISCELLANEOUS.

     10.1 Successors. This Merger Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     10.2 Amendment. This Merger Agreement may be amended with the approval of the respective Boards of Directors of the Company, IPC and Acquisition at any time (whether before or after adoption of this Merger Agreement by the stockholders of the Company); provided, however, that after any such adoption of this Merger Agreement by the Company's stockholders, no amendment shall be made which by Law requires further approval of the stockholders of the Company without the further approval of such stockholders. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     10.3 Waiver. (a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Merger Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Merger Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

          (1) No party shall be deemed to have waived any claim arising out of this Merger Agreement, or any power, right, privilege or remedy under this Merger Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     10.4 Survival. None of the representations and warranties contained in this Merger Agreement or in any certificate delivered pursuant to this Merger Agreement shall survive the Merger. Notwithstanding any other provision of this Merger Agreement, the covenants contained in Article V that require action following the Effective Time shall survive the consummation of the Merger. This
Article X and the agreements of the parties contained in Section 9.02 (Effect of Termination), Section 9.03 (Expenses) and the confidentiality agreement contained in the letter from IPC to the Company dated March 18, 2002 shall survive the termination of this Merger Agreement.

     10.5 Entire Agreement; Counterparts. This Merger Agreement (together with the agreements, certificates and other documents referred to herein, the Schedules and Exhibits hereto and the Company Disclosure Letter and the IPC Disclosure Letter) constitutes the entire agreement among the parties with respect to its subject matter and supersedes all other prior and contemporaneous agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof. This Merger Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

     10.6 Governing Law. THIS MERGER AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND PERFORMED IN SUCH STATE AND WITHOUT REGARD TO CONFLICTS OF LAW DOCTRINES EXCEPT TO THE EXTENT THAT CERTAIN MATTERS ARE PREEMPTED BY FEDERAL LAW OR ARE GOVERNED BY THE LAW OF THE JURISDICTION OF ORGANIZATION OF THE RESPECTIVE PARTIES.

     10.7 Disclosure Letter. The Company Disclosure Letter shall be arranged in separate parts corresponding to the numbered Sections contained in Article III, and the information disclosed in any numbered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the correspondingly numbered Section in Article III, and shall not be deemed to relate to or to qualify any other representation or warranty, unless it is clear on its face that it also applies to another representation or warranty or there is a cross-reference to another Section of the Company Disclosure Letter. The IPC Disclosure Letter shall be arranged in separate parts corresponding to the numbered Sections contained in Article IV, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the correspondingly numbered Section in Article IV, and shall not be deemed to related to or to qualify any other representation or warranty, unless it is clear on its face that it also applies to another representation or warranty or there is a cross-reference to another Section of the IPC Disclosure Letter. Except as required by Section 5.11, there shall be no duty to update the Company Disclosure Letter.

     10.8 Assignment. Neither IPC, Acquisition nor the Company may assign this Merger Agreement to any other Person without the prior written consent of the other parties hereto.

     10.9 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) when transmitted by telecopy (transmission confirmed), (c) on the fifth business day following mailing by registered or certified mail (return receipt requested), or (d) on the next business day following deposit with an overnight delivery service of national reputation, to the parties at the following addresses and telecopy numbers (or at such other address or telecopy number for a party as may be specified by like notice):

    If to IPC or Acquisition:

     c/o IPC Advisors S.a.r.l.
     28 rue Jean-Baptiste Freser
     Luxembourg L-1542
     Attention: J.B. Unsworth
     Telecopy: 352 26 20 17 13

     With a copy to:

     Kaye Scholer, LLP
     425 Park Avenue
     New York, New York 10022
     Attention: Rory A. Greiss, Esq.
     Telephone: (212) 836-8261
     Telecopy: (212) 836-7152

     If to the Company:

     Balanced Care Corporation
     1215 Manor Drive
     Mechanicsburg, Pennsylvania 17055
     Attention: Robin L. Barber
     Telephone: (717) 796-6135
     Telecopy: (717) 796-6294

     With a copy to:

     Kirkpatrick & Lockhart LLP
     Henry W. Oliver Building
     535 Smithfield Street
     Pittsburgh, PA 15222-2312
     Attention: Kristen Larkin Stewart
     Telephone: (412) 355.8975
     Telecopy: (412) 355.6501

     With an additional copy to:

     Morgan, Lewis & Bockius LLP
     502 Carnegie Center
     Princeton, NJ 08540
     Attention: Steven M. Cohen, Esq.
     Telephone: (609) 919-6604
    Telecopy: (609) 919.6639

     10.10 Headings. The headings contained in this Merger Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Merger Agreement.

     10.11 Exhibits and Schedules. The Exhibits and Schedules to this Merger Agreement are incorporated by reference herein and are made a part hereof as if they were fully set forth herein. References herein to "this Merger Agreement," "herein," "hereof" and phrases of like import are references to this Merger Agreement, together with the Exhibits and Schedules hereto, including the Company Disclosure Letter and the IPC Disclosure Letter.

     10.12 Severability. The invalidity of any term or terms of this Merger Agreement shall not affect any other term of this Merger Agreement, which shall remain in full force and effect.

     10.13 No Third-Party Beneficiaries. Other than the Indemnified Persons and the stockholders of the Company with respect to their rights to receive the Merger Consideration, there are no third party beneficiaries of this Merger Agreement or of the transactions contemplated hereby and nothing contained herein shall be deemed to confer upon anyone other than the parties hereto (and their permitted successors and assigns) and, with respect to the obligations of IPC pursuant to Section 5.08 the Indemnified Persons, any right to insist upon or to enforce the performance of any of the obligations contained herein.

     10.14 Pre-Closing Investment in Acquisition Corp. Prior to the merger, the principals of IPC may offer a small number of current Company shareholders an opportunity to purchase for cash a small minority interest in Acquisition Corp. on such terms and conditions as are mutually agreed between them and IPC.

                                   * * * * *

     IN WITNESS WHEREOF, the parties have executed this Merger Agreement as of the date first above written.

                                          IPC ADVISORS S.A.R.L.

                                          By: /s/ J.B. UNSWORTH
                                            ------------------------------------
                                            Name: J.B. Unsworth
                                            Title: Manager

                                          IPBC ACQUISITION CORP.

                                          By: /s/ J.B. UNSWORTH
                                            ------------------------------------
                                            Name: J.B. Unsworth
                                            Title: President

                                          BALANCED CARE CORPORATION

                                          By: /s/ RICHARD D. RICHARDSON
                                            ------------------------------------
                                            Name: Richard D. Richardson
                                            Title: Interim Chief Executive
                                              Officer

                                                                       EXHIBIT A

                             CERTIFICATE OF MERGER
                             (Not attached hereto)

                                    ANNEX B

                OPINION OF LEGG MASON WOOD WALKER, INCORPORATED
                                          May 15, 2002

Special Committee of the Board of Directors
Balanced Care Corporation
1215 Manor Drive
Mechanicsburg, PA 17055

Members of the Special Committee:

     We understand that Balanced Care Corporation, a Delaware corporation ("Balanced Care" or the "Company"), and IPC Advisors S.a.r.l., a Luxembourg corporation ("IPC"), have entered into an agreement and plan of merger (the "Merger Agreement") pursuant to which the Company will be merged with IPBC Acquisition Corp., a Delaware corporation and a newly-formed, wholly-owned first tier subsidiary of IPC ("Acquisition") (the "Merger"). All capitalized terms used herein and not otherwise defined shall have the same meanings ascribed to such terms in the Merger Agreement. Pursuant to the Merger Agreement, each share of the Company's common stock, other than those shares held by IPC or Acquisition, will be converted into the right to receive $0.25 in cash (the "Per Share Merger Consideration").

     You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the holders of the Company's common stock (other than IPC and Acquisition) of the Per Share Merger Consideration as of the date hereof.

     In arriving at our opinion set forth below, we have, among other things:

          (i) reviewed and analyzed the financial terms and conditions of the draft Merger Agreement dated May 14, 2002;

          (ii) reviewed and analyzed certain publicly available audited and unaudited financial statements of Balanced Care and certain other publicly available information of Balanced Care;

          (iii) reviewed and discussed with representatives of the senior management of Balanced Care certain information of a business and financial nature furnished to us by them, including financial forecasts and related assumptions of Balanced Care;

          (iv) reviewed public information with respect to certain other companies in lines of business that we believe to be generally comparable to the business of Balanced Care;

          (v) reviewed the financial terms, to the extent publicly available, of certain business combinations that we believe to be generally comparable to the Merger;

          (vi) reviewed certain publicly available information concerning the historical stock price of Balanced Care common stock; and

          (vii) conducted such other financial studies, analyses and investigations and considered such other information as we deemed necessary or appropriate for purposes of our opinion.

     In connection with our review, we have assumed and relied upon, without any responsibility for independent verification or liability therefor, the accuracy and completeness of the foregoing information, all financial and other information supplied to us by Balanced Care, and all publicly available information. We have further relied upon the assurances of management of the Company that they are unaware of any facts that would make the information provided incomplete or misleading. We have assumed that there has been no material change in the assets, financial condition, business or prospects of Balanced Care since the date of the most recent financial statements made available to us. We have not assumed any responsibility for any independent valuation or appraisal of any of the assets or liabilities of the Company or concerning the solvency of, or issues relating to

Special Committee of the Board of Directors
Balanced Care Corporation
May 15, 2002
Page  2

solvency concerning, the Company. For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the Merger will be consummated as described in the Merger Agreement, that all the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party to the Merger Agreement will perform all of the covenants and agreements required to be performed by it thereunder without any consents or waivers of the other parties thereto, and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have also assumed that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to and reviewed by us.

     With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company as to the future financial performance of the Company. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. The forecasts and projections were based on numerous variables and assumptions that are inherently uncertain, including, without limitation, facts related to general economic and market conditions. Accordingly, actual results could vary significantly from those set forth in such forecasts and projections. Our opinion is necessarily based on share prices, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us up to and including, the date of this letter. In rendering our opinion, we did not address the relative merits of the Merger, any alternative potential transaction or the Company's underlying decision to effect the Merger. Our opinion is limited to the fairness, from a financial point of view, to the holders of Company's common stock (other than IPC and Acquisition) of the Per Share Merger Consideration and we express no opinion as to the underlying decision of the Company to engage in the Merger. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to a business combination or other extraordinary transaction involving the Company. We have acted as financial advisor to the Special Committee with respect to the proposed Merger and will receive a fee from the Company for our services. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement.

     It is understood that this letter is directed to the Special Committee of the Board of Directors of Balanced Care and does not constitute a recommendation to any holder of the Company's common stock as to how such stockholder should vote on the proposed Merger. This letter is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent, provided that this opinion (and references to this opinion) may be included in its entirety in the proxy statement and any filing made by Balanced Care with the Securities and Exchange Commission with respect to the Merger.

     Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Per Share Merger Consideration to be received by the holders of the Company's common stock (other than IPC and Acquisition) in the Merger is fair from a financial point of view.

                                          Very truly yours,

                                          LEGG MASON WOOD WALKER, INCORPORATED

                                    ANNEX C

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

SS. 262.  APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss. 251 (other than a merger effected pursuant to ss. 251(g) of this title), ss. 252, ss. 254, ss. 257, ss. 258, ss. 263 or
ss. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsections (f) of ss. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to ss. 228 or ss. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as Provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                      APPENDIX A


(front)
PROXY
                            BALANCED CARE CORPORATION

              1215 MANOR DRIVE, MECHANICSBURG, PENNSYLVANIA 17055

          PROXY FOR SPECIAL MEETING OF STOCKHOLDERS ON AUGUST 19, 2002

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby appoints Robert J. Sutton and Robin L. Barber, with full power of substitution, proxies of the undersigned to represent the undersigned and to vote all shares of Common Stock of Balanced Care Corporation which the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders of Balanced Care Corporation to be held at the Homewood Suites Hotel, 5001 Ritter Road, Mechanicsburg, PA 17055, at 10:00 a.m. local time on August 19, 2002 and at any adjournment thereof, subject to the directions indicated on the reverse.

      IF INSTRUCTIONS ARE GIVEN IN THE SPACES ON THE REVERSE SIDE HEREOF, THE SHARES WILL BE VOTED IN ACCORDANCE THEREWITH; IF INSTRUCTIONS ARE NOT GIVEN, THE SHARES WILL BE VOTED FOR THE PROPOSAL TO ADOPT THE AGREEMENT AND PLAN OF MERGER BY AND AMONG BALANCED CARE CORPORATION, IPC ADVISORS S.A.R.L. AND IPBC ACQUISITION CORP. AND TO APPROVE THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER OF IPBC ACQUISITION CORP. WITH AND INTO BALANCED CARE CORPORATION. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

                  (Continued and to be signed on reverse side)

(reverse)
A.  [X] Please mark your votes as in this example

1.  Proposal to adopt the Agreement and Plan of         FOR    AGAINST   ABSTAIN
    Merger by and among Balanced Care Corporation,      [ ]      [ ]       [ ]
    IPC Advisors S.a.r.l. and IPBC Acquisition Corp.
    and to approve the transactions contemplated thereby, including the merger of IPBC
    Acquisition Corp. with and into Balanced Care
    Corporation.

2.  To vote on such other matters as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE PROPOSAL.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF SPECIAL MEETING AND PROXY STATEMENT OF BALANCED CARE CORPORATION.

Signature:                    Dated:                  , 2002
          -------------------       ------------------

Signature:                    Dated:                  , 2002
          -------------------       ------------------

Note: Please sign this proxy exactly as name(s) appear hereon. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please add your title as such, and if signed as a corporation, please sign with full corporate name by duly authorized officer or officers and affix the corporate seal. Where stock is issued in the name of two or more persons, all such persons should sign.